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Exhibit 99.1

SUPPLEMENTAL REGULATION FD DISCLOSURE

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

        This current report on Form 8-K may contain forward-looking statements. All statements, other than statements of historical facts, included or referenced in this report which address activities, events or developments which we expect or anticipate will or may occur in the future are forward-looking statements. The words "will", "believe", "intend", "expect", "anticipate", "project", "estimate", "predict" and similar expressions are also intended to identify forward-looking statements. These forward-looking statements include, among others, statements with respect to our:

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  business strategy;

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  financial and operating targets or plans;

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  incurred losses and the adequacy of our loss and loss adjustment expense reserves and related reinsurance;

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  projections of revenues, income (or loss), market share or other financial forecasts;

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  expansion and growth of our business and operations; and

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  future capital expenditures.

        These statements are based on certain assumptions and analyses we have made in light of our experience and perception of historical trends, current conditions and expected future developments, as well as other factors believed to be appropriate in the circumstances. However, whether actual results and developments will conform with our expectations and predictions is subject to a number of risks and uncertainties that could cause actual results to differ materially from expectations, including:

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  the risks discussed in "Risk Factors" in this current report on Form 8-K;

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  claims arising from catastrophic events, such as windstorms, earthquakes, hurricanes, floods or terrorist attacks;

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  the continued availability of capital and financing;

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  general economic, market or business conditions;

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  business opportunities (or lack thereof) that may be presented to us and pursued;

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  competitive forces, including the conduct of other property and casualty insurers and reinsurers;

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  changes in domestic or foreign laws or regulations, or their interpretation, applicable to us, our competitors or our clients;

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  an economic downturn or other economic conditions adversely affecting our results of operations or financial condition;

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  recorded loss reserves subsequently proving to have been inadequate; and

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  other factors, most of which are beyond our control.

        Consequently, all of the forward-looking statements made in this report are qualified by these cautionary statements, and the results or developments that we anticipate may not be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, us or our business or operations. We assume no obligation to update publicly any such forward-looking statements, whether as a result of new information, future events or otherwise.

        This current report on Form 8-K also contains information concerning the reinsurance industry that is forward-looking in nature and is based on a variety of assumptions regarding the ways in which this industry will develop. The assumptions underlying the information on our industry have been derived from information currently available to us and from third-party sources. If any one or more of the assumptions are incorrect, the development of our industry may differ, perhaps materially, from that described in this current report on Form 8-K. While we do not know what impact any such differences may have on our business, our future results of operations and financial condition and the market price of White Mountains' common stock may be materially adversely affected. In addition, the forward-looking information regarding our industry may not be achieved, whether or not the assumptions are correct.

THE COMPANY

        White Mountains Re Group, Ltd. is a Bermuda holding company primarily focused on reinsurance. We are an indirect wholly-owned subsidiary of White Mountains Insurance Group, Ltd., a publicly traded holding company domiciled in Bermuda ("White Mountains"). We currently operate our business through a number of subsidiaries, primarily Folksamerica Reinsurance Company ("Folksamerica"), a New York reinsurance company, and Sirius International Insurance Corporation ("Sirius"), a Swedish reinsurance company. We also operate Folks Re Solutions, which is our run-off solutions and acquisitions business. Additionally, in April 2007, we expect to operate an additional business, Galileo Weather Risk Management Ltd. ("Galileo"), a weather risk management business that our parent has informed us it intends to contribute to us.

        Our business has grown organically and through acquisitions, and we have increased our capital base through both retained earnings and capital contributions from our parent, White Mountains. For the year ended December 31, 2006, we wrote $2.1 billion of gross premiums written, of which 72% were generated in the United States and 28% internationally. We had total GAAP shareholder's equity of $2.4 billion, total regulatory capital of $2.6 billion and total assets of $8.0 billion as of December 31, 2006.

        Within this report as follows, references to "White Mountains Re", the "Company", "we", "us" and "our", unless the context requires otherwise, refer to White Mountains Re Group, Ltd. and its subsidiaries, and for the period prior to the formation of White Mountains Re Group, Ltd. in 2004, to the various subsidiaries of White Mountains Insurance Group, Ltd. (including Folksamerica Reinsurance Company, Fund American Reinsurance Company, Ltd. and White Mountains Underwriting Limited) which were combined to form us in 2004.

RECENT DEVELOPMENTS

Allan Waters Elected Director, President and CEO

        On March 6, 2007, Allan L. Waters was elected Director, President and Chief Executive Officer of White Mountains Re. Mr. Waters succeeds G. Thompson Hutton, who will remain Deputy Chairman of our Board of Directors and will serve as a Senior Advisor to Mr. Waters.

Transfer of Galileo

        During 2006, White Mountains entered into the weather risk management business through its new subsidiary, Galileo. White Mountains has informed us that it intends to contribute Galileo into our business in April 2007 and as such we expect that Galileo will become our wholly-owned subsidiary. Galileo sells weather risk management products designed to assist corporate and governmental customers, primarily energy companies, utilities and construction companies, in managing their economic exposure to variations in weather conditions. At December 31, 2006, the principal components of Galileo's balance sheet included cash and invested assets of $68 million, a net liability on weather derivative contracts of $12 million, a liability for collateral received from derivative counterparties of $25 million and shareholder's equity of $27 million. See "Business—Organization" for additional information.

Distribution of Symetra Financial Corporation Warrants

        At December 31, 2006, we held approximately 1.1 million warrants to purchase common shares of Symetra Financial Corporation ("Symetra"). The carrying value of these warrants, which are classified on our balance sheet as an investment in unconsolidated affiliate, was $54 million at December 31, 2006. We expect to distribute these warrants to White Mountains during March 2007. See "Management's Discussion and Analysis of Results of Operations and Financial Condition—Investment in Unconsolidated Affiliate" for additional information.

European Windstorms Kyrill and Hanno

        Subsequent to the year ended December 31, 2006, we incurred pre-tax losses, net of reinsurance and reinstatement premiums, of approximately $30-40 million on European windstorms Kyrill and Hanno. Such losses were within our assumptions for catastrophe losses for the first quarter of 2007.

Expected Modification of Existing Credit Facility

        We are a co-borrower and co-guarantor with White Mountains on a joint $500 million credit facility. White Mountains has drawn approximately $320 million on the facility. Following the incurrence of new senior indebtedness, White Mountains intends to reduce its commitment under the facility to $300 million. In connection with that incurrence of senior indebtedness, White Mountains also intends to remove us as a co-borrower and co-guarantor, although there is no assurance that this will occur.

RISK FACTORS

        Unpredictable catastrophic events could adversely affect our results of operations or financial condition.

        Our reinsurance policies cover unpredictable natural and other catastrophic events, such as hurricanes, windstorms, earthquakes, floods, fires and explosions. In recent years, the frequency of major weather-related catastrophes has generally increased. We believe our exposure to a European windstorm is the largest single natural risk to our business. We also have significant exposure to windstorm damage in the United States Atlantic Coast (i.e., Delaware to Florida), the United States Gulf Coast region (i.e., Florida to Texas) and the Northeastern United States as well as a major earthquake in California or Japan. In addition, we are exposed to losses from terrorist attacks, such as the attacks on the United States on September 11, 2001.

        The extent of losses from a catastrophe is a function of both the total amount of insured exposure in the area affected by the event and the severity of the event. Increases in the value of insured property, the effects of inflation following an event ("demand surge") and changes in weather patterns may increase the severity of claims from catastrophic events in the future. Claims from catastrophic events could reduce our earnings and cause substantial volatility in our results of operations and financial condition for any fiscal quarter or year and adversely affect our financial condition. Our ability to write new reinsurance policies could also be impacted as a result of corresponding reductions in our surplus levels.

        We manage our exposure to catastrophic losses by limiting the aggregate insured value of policies in geographic areas with exposure to catastrophic events and by estimating a probable maximum loss ("PML") for many different catastrophe scenarios. To manage and analyze aggregate insured values and PML, we use a variety of tools and analyses, including catastrophe modeling software packages. Our estimates of PML are dependent on many variables, including assumptions about the repair demand surge, the extent to which water is pushed toward the shore by the force of a windstorm ("storm surge"), loss adjustment expenses, storm path, storm intensity, the relationship of the actual event to the modeled event and the quality of data provided to us by ceding companies. Accordingly, if our assumptions about the variables are incorrect, the losses we might incur from an actual catastrophe could be materially higher than our expectation of losses generated from modeled catastrophe scenarios and our results of operations and financial condition could be materially adversely affected. In 2005, for example, the models utilized did not adequately predict the insured losses from hurricane Katrina for either the industry or us.

        Our reinsurance subsidiaries may not maintain favorable financial strength ratings, which could adversely affect our ability to conduct business.

        Third party rating agencies assess and rate the financial strength, including claims-paying ability, of insurers and reinsurers. These ratings are based upon criteria established by the rating agencies and are subject to revision at any time at the sole discretion of the agencies. Some of the criteria relate to general economic conditions and other circumstances outside the rated company's control. These financial strength ratings are used by policyholders, agents and brokers as an important means of assessing the suitability of insurers as business counterparties and have become an increasingly important factor in establishing the competitive position of insurance and reinsurance companies. These financial strength ratings do not refer to our ability to meet non-insurance obligations and are not a recommendation to purchase or discontinue any treaty or contract issued by us or to buy, hold or sell our securities. The current financial strength ratings of Folksamerica are "A-" ("Excellent," fourth highest of 15 ratings) by A. M. Best Company, Inc. ("A.M. Best") and "A-" ("Strong," seventh highest of 21 ratings) by Standard & Poor's Rating Service ("S&P"). The current financial strength ratings of Sirius are "A" ("Excellent," third highest of 15 ratings) by A. M. Best and "A-" by S&P. Rating agencies periodically evaluate us to confirm that we continue to meet the criteria of the ratings previously assigned to us. A downgrade or withdrawal of our financial strength ratings, particularly below "A-", could severely limit or prevent our reinsurance subsidiaries from writing new reinsurance or renewing existing reinsurance contracts, which would have a material adverse effect on our results of operations and financial condition.

        A decline in our subsidiaries' financial strength ratings or a significant reduction in the surplus of Folksamerica or Sirius would allow many of our clients to either cancel their contracts with us or require us to collateralize amounts due.

        On June 16, 2006, A.M. Best downgraded Folksamerica's financial strength rating from "A" with a negative outlook to "A-" and placed the rating under review with negative implications. The rating was removed from under review and affirmed with a stable outlook on August 17, 2006. The rating and associated outlook of Sirius were unaffected. The majority of our assumed reinsurance contracts contain optional cancellation, commutation and/or funding provisions that would be triggered if A.M. Best or S&P were to downgrade the financial strength ratings of either Folksamerica or Sirius below "A-" or if the surplus of Folksamerica or Sirius were to substantially decrease (generally, in excess of 20%). A client may choose to exercise these rights depending on, among other things, the reasons for such a downgrade, the extent of the downgrade, the prevailing market conditions, the degree of unexpired coverage, and the pricing and availability of replacement reinsurance coverage. We cannot predict in advance how many of our clients would actually exercise such rights or what effect such cancellations would have on our results of operations and financial condition and/or liquidity, but the effect of such exercise could be materially adverse.

        The reinsurance business historically has been cyclical and, in the future, we expect to experience periods with excess underwriting capacity and unfavorable premium rates, terms and conditions.

        Historically, reinsurers have experienced significant fluctuations in operating results due to competition, frequency of occurrence or severity of catastrophic events, levels of capacity, general economic conditions and other factors. The supply of reinsurance is related to prevailing prices, the level of insured losses and the level of industry surplus which, in turn, may fluctuate in response to changes in rates of return on investments being earned in the reinsurance industry. As a result, the reinsurance business historically has been a cyclical industry characterized by periods of intense price competition due to excess underwriting capacity as well as periods when shortages of capacity permitted favorable premium levels. For example, the industry experienced a soft casualty market of lower prices and less favorable terms from 1997 to 2001 during which profitability suffered while the losses incurred from the 2005 U.S. hurricanes triggered price increases. In addition to these considerations, changes in the frequency and severity of losses suffered by insureds and insurers significantly affect the reinsurance industry cycle. Any of these factors could lead to a significant reduction in premium rates, less favorable contract terms, fewer submissions for our underwriting services and potential regulatory response. We expect to continue to experience the effects of the industry's cyclicality.

        Our loss reserves may be inadequate to cover our ultimate liability for losses, which could adversely affect our results of operations and financial condition.

        We are required to maintain loss reserves on our balance sheet that we believe are adequate to cover our estimated ultimate liabilities for loss and loss adjustment expenses ("LAE"). Loss and LAE reserves are typically comprised of (1) case reserves for claims reported and (2) reserves for losses that have been incurred but for which claims have not yet been reported ("IBNR"), which include a provision for expected future development on case reserves. These reserves are estimates that are principally based on actuarial and statistical projections of what the settlement and administration of claims will cost based on facts and circumstances then known to them. Because of the uncertainties that surround estimating loss and LAE reserves, we cannot be certain that our reserves are adequate, and actual amounts ultimately paid might exceed our held reserves, perhaps substantially. For example, we initially underestimated reserve requirements in connection with our acquisition of the net assets of Risk Capital Reinsurance Company ("Risk Capital") in 2000 as well as with the 2005 U.S. hurricanes.

In addition, while we generally write short-tailed coverage, or coverage where the information about insured claims is known relatively quickly after the coverage period, some of the reinsurance we write is long-tail in nature and therefore we may not be aware of information about insured claims for years. If our reserves are insufficient to cover our actual loss and LAE, we would have to strengthen our reserves and incur charges to our earnings. These charges could be significant and could have a material adverse effect on our results of operations and financial condition. For additional information relating to loss reserve requirements, see "Regulatory Matters". For additional information relating to how we estimate our loss reserves, see "Business—Loss and LAE Reserves".

        We are largely dependent upon our ceding companies' evaluation of risk.

        We, like other reinsurance companies that write treaty reinsurance, generally do not evaluate separately each of the individual risks assumed under our reinsurance contracts. As such, we are largely dependent upon the cedents' original underwriting decisions. We are subject to the risk that the cedents may not have adequately or accurately evaluated the risks that they have insured, and we have reinsured, and that the premiums ceded may not adequately compensate us for the risks we assume. If our reserves are insufficient to cover our actual loss and LAE arising from our treaty reinsurance business, we would have to strengthen our reserves and incur charges to our earnings. These charges could be significant and could have a material adverse effect on our results of operations and financial condition.

        Our investment portfolio may suffer reduced returns or losses which could adversely affect our results of operations and financial condition. Any increase in interest rates or declines in the equity and debt markets could result in significant losses in the fair value of our investment portfolio.

        Investment returns are an important part of our earnings and cash flow, and declines in the global currency, fixed income or equity markets could impair our results of operations and financial condition. Our investment portfolio consists of fixed maturity securities, short-term investments, common equity securities and other investments such as hedge funds and private equity limited partnerships. Our investment selections are designed to maximize after-tax, total risk-adjusted return over the long term; however, investing entails substantial risks. We cannot assure you that we will achieve our investment objectives, and our investment performance may vary substantially over time.

        The investment income and fair market value of our investment portfolio are affected by general economic and market conditions, including fluctuations in interest rates and declines in the stock market. Interest rates are highly sensitive to many factors, including governmental monetary policies, domestic and international economic and political conditions and other factors beyond our control. Although we attempt to manage the risks of investing in a changing interest rate environment, we may not be able to effectively mitigate interest rate sensitivity. In particular, a significant increase in interest rates could result in significant losses, realized or unrealized, in the fair value of our investment portfolio and, consequently, could have an adverse affect on our results of operations. In addition, we are exposed to changes in the level or volatility of equity prices that affect the value of securities or instruments that derive their value from a particular equity security, a basket of equity securities or a stock index. Further, because a portion of our investment portfolio is invested in securities denominated in currencies other than the U.S. dollar, the value of our portfolio is sensitive to changes in foreign currency rates. These conditions are outside of our control and could adversely affect the value of our investments and our results of operations and financial condition.

        Changes in tax laws may adversely affect our results of operations and financial condition.

        Changes in the tax laws in the jurisdictions that we operate could adversely affect our results. In particular, from time to time legislation has been discussed or proposed in the United States that would tax us differently than other foreign corporations. In addition, if U.S. taxing authorities determine that our non-U.S. operations are subject to taxation in the United States, our results of operations and financial condition could be adversely affected. Changes to the applicable tax laws, treaties or regulations of the jurisdictions in which we operate could subject us to higher rates of tax outside the United States.

        We may become subject to taxes in Bermuda beginning in 2016. We have received a standard assurance from the Bermuda Minister of Finance, under Bermuda's Exempted Undertakings Tax Protection Act 1966, that if any legislation is enacted in Bermuda that would impose tax computed on profits or income, or computed on any capital asset, gain or appreciation, or any tax in the nature of estate, duty or inheritance tax, then the imposition of any such tax will not be applicable to us or to any of our operations or our shares, debentures or other obligations until March 28, 2016. Given the limited duration of the Minister of Finance's assurance, we cannot be certain that we will not be subject to any Bermuda tax after March 28, 2016. In the event that we become subject to any Bermuda tax after such date, it would have a material adverse effect on our results of operations and financial condition.

        The proper tax treatment of some of our transactions is uncertain, and challenges to our expected treatment may result in payments in excess of those assumed in our financial statements.

        The taxable income of our U.S. subsidiaries is subject to U.S. Federal, state and local income tax and other taxes. The income of the non-U.S. companies in our group is generally not subject to tax in the United States other than withholding taxes on interest and dividends. In some cases the proper tax treatment of an item is uncertain, and it is possible that the relevant taxing authorities could disagree with the treatment claimed by the Company and its subsidiaries. For example, it is possible that the Internal Revenue Service could challenge the deduction by Folksamerica Holding Company, Inc. ("Folksamerica Holdings") of the reimbursement payments made to Olympus Reinsurance Company Ltd. ("Olympus") regarding certain unanticipated loss development. Such challenges, if successful, could result in the payment of taxes in excess of the amounts previously provided for in our financial statements.

        We have significant foreign operations that expose us to certain additional risks, including foreign currency risks and political risk.

        We conduct a significant portion of our business outside of the United States, primarily through Sirius. As a result, a substantial portion of our assets, liabilities, revenues and expenses are denominated in currencies other than the U.S. dollar and are therefore subject to foreign currency risk. At December 31, 2006, $1.1 billion, or 21%, of our invested assets were denominated in currencies other than the U.S. dollar. Foreign denominated investments were primarily denominated in Swedish Krona, at $633 million, or 12% of investments, followed by Euros, at $238 million, or 5% of investments. Swedish law requires that a requisite amount of investments be principally denominated in the same currency as the associated loss and LAE reserves. This requirement serves to reduce foreign currency risk, as increases or decreases in the value of investments caused by fluctuations in foreign exchange rates are offset by corresponding increases or decreases in the value of loss and LAE reserves. However, our foreign currency risk cannot be eliminated entirely, for example, with respect to assets not supporting associated loss and LAE reserves, and significant changes in foreign exchange rates may adversely affect our results of operations or our financial condition.

        Our foreign operations are also subject to legal, political and operational risks that may be greater than those present in the United States. As a result, our operations at these foreign locations could be temporarily or permanently disrupted.

        The reinsurance industry is highly competitive and we may not be able to compete effectively in the future.

        The reinsurance industry is highly competitive and has from time to time experienced severe price competition in the past. We compete with numerous reinsurance companies throughout the world,

including ACE Limited, Arch Capital Group Ltd., Endurance Specialty Holdings Ltd., Everest Re Group, Ltd., Gen Re Corporation, Hannover Ruckversicherung AG, Lloyd's of London, Montpelier Re Holdings Ltd., Munich Re Group, PartnerRe Ltd., Platinum Underwriters Holdings Ltd., Renaissance Re Holdings Ltd., Swiss Re Group, Transatlantic Holdings, Inc. and XL Capital Ltd. Many of these competitors have greater financial resources and/or higher financial strength ratings than we do and have established long-term and continuing business relationships throughout the insurance and reinsurance industries, which can be a significant competitive advantage for them. In addition, substantial new capital and competitors have entered the reinsurance market in recent years, including hedge funds and private equity funds, and we may face further competition from other new sources in the future. If we are unable to maintain our competitive position, our businesses may be adversely affected and we may not be able to compete effectively in the future.

        Regulation may restrict our ability to operate and our results of operations or our financial condition may be adversely impacted by legislative actions and judicial decisions.

        The insurance and reinsurance industries are subject to extensive regulation under U.S., state and foreign laws. Governmental agencies have broad administrative power to regulate many aspects of the insurance business, which include premium rates, marketing practices, advertising, policy forms and capital adequacy. These governmental agencies are concerned primarily with the protection of policyholders rather than shareholders. Insurance laws and regulations impose restrictions on the amount and type of investments, prescribe solvency standards that must be met and maintained and require the maintenance of reserves. In our insurance underwriting, we rely heavily upon information gathered from third parties such as credit report agencies and other data aggregators. The use of this information is also highly regulated and any changes to the current regulatory structure could materially affect how we underwrite and price premiums.

        Changes in the laws and regulations may restrict our ability to operate and/or have an adverse effect upon the profitability of our business within a given jurisdiction. For example, legislation has been recently passed in Florida that significantly changes reinsurance protection provided by the Florida Hurricane Catastrophe Fund to companies that write business in Florida. The new legislation also contains a provision that will disallow insurers that write homeowners insurance elsewhere in the U.S. from writing automobile insurance in Florida unless they write homeowners insurance in Florida; this provision may affect us due to our significant quota share reinsurance agreement with Esurance Insurance Company ("Esurance"), a growing writer of personal automobile insurance. We cannot determine what the impact of the new legislation will be upon our reinsurance business in Florida, and the impact could be adverse, depending on how this is provision is interpreted and how regulations are promulgated. In addition, state and federal legislation has been proposed on catastrophe funds and underwriting in coastal areas which could impact our business. For additional information relating to reinsurance regulation governing our operations, see "Regulatory Matters".

        Our reserve for loss and LAE includes assumptions about future payments for settlement of claims and claims handling expenses, such as medical treatments and litigation costs. However, judicial decisions and legislative actions continue to broaden liability and policy definitions and to increase the severity of claim payments. To the extent these legislative actions and judicial decisions cause claim costs to increase above reserves established for these claims, we will be required to increase our loss reserves with a corresponding reduction in our net income in the period in which the deficiency is identified.

        Although we do not reinsure risks stemming from stand-alone terrorism insurance, we still may have substantial exposure to acts of terrorism.

        We currently believe that coverage of claims resulting from nuclear, biological, chemical and other large scale terrorist acts, such as the September 11 terrorist attacks, as they are ultimately defined by industry and government standards, generally will be excluded from property catastrophic event reinsurance contracts covering large commercial risks, but generally will not be excluded from smaller commercial reinsurance contracts, personal lines such as personal automobile policies written for individuals or families or other reinsurance contracts. In addition, terrorist acts not involving nuclear, biological or chemical attacks, such as car bombings, are becoming increasingly difficult to exclude from most property catastrophic event reinsurance contracts. If our attempts to exclude terrorist acts from reinsurance contracts fail, we could incur large unexpected losses if further terrorist attacks occur.

        The Terrorism Risk Insurance Act of 2002 ("TRIA"), which has been extended through the end of 2007, requires primary commercial insurers to make terrorism coverage available and provides Federal protection for certain losses above both individual company retention and industry retention levels, thereby limiting the ultimate loss exposures for primary insurers and their reinsurers. However, because a significant portion of our total premiums are written in countries outside of the United States that have no program similar to TRIA, we must assume that no limitation of ultimate loss exposure exists.

        We may not be able to successfully alleviate risk through retrocessional arrangements. Additionally, we may be unable to collect all amounts due from our reinsurers under our existing retrocessional arrangements.

        We attempt to limit our risk of loss through retrocessional arrangements. Retrocessional arrangements refer to reinsurance purchased by a reinsurer to cover its own risks assumed from primary ceding companies. The availability and cost of retrocessional protection is subject to market conditions, which are outside of our control. As a result, we may not be able to successfully alleviate risk through these arrangements, which could have a material adverse effect on our results of operations and financial condition. We are not relieved of our obligation to our policyholders or ceding companies by purchasing reinsurance. Accordingly, we are subject to credit risk with respect to our retrocessions in the event that a retrocessional provider is unable to pay amounts owed to us as a result of a deterioration in its financial condition. A number of retrocessional providers in the industry experienced such a deterioration in the aftermath of the 2001 terrorist attacks and the active 2005 hurricane season. It is possible that one or more of our retrocessional providers will be significantly adversely affected by future significant loss events, causing them to be unable to pay amounts owed to us. We also may be unable to recover amounts due under our retrocessional arrangements if our reinsurers choose to withhold payment due to a dispute or other factors beyond our control. As a result, we may acquire less retrocessional protection than we have in the past and we may not be able to alleviate risk successfully through these arrangements. For additional information relating to our retrocessional arrangements, see "Business—Catastrophe Risk Management" and "Business—Reinsurance Protection".

        We have surety bonds in Latin America that could expose us to an economic downturn, or changes to the regulatory or legal environment, in certain countries and the region as a whole.

        Our run-off operations include a material amount of Latin American facultative surety exposure (our "Surety Book"). Surety bonding describes a class of business where insurance companies guarantee various contractual commitments assumed by contractors and other businesses. The majority of our Surety Book is comprised of performance bonds, which is insurance obtained by service providers, such as construction firms, to protect against their failure to complete service engagements according to contractual terms. As of December 31, 2006, the maximum certificate or bonding value in our Surety Book (a measurement which does not factor in the percentage to completion of any of the projects supported by the bonds) was approximately $1.1 billion. Approximately 59% of our Surety Book is represented by contracts in Colombia and 25% is represented in Brazil. While our Surety Book is comprised of a large number of contracts with relatively small individual exposures, a severe economic downturn that adversely affects the capital supply or business environment in Colombia or Brazil individually, or Latin America generally, or a significant shift in the regulatory or legal environments governing access to collateral in these markets, could have a material adverse effect on our results of operations and financial condition. An example of this type of a regional downturn is the

Asian financial crisis that occured in the mid-to-late 1990s principally affecting Thailand, South Korea and Hong Kong.

        Future acquisitions may not materialize as we anticipate, or may not occur at all.

        Acquisitions have represented an important part of our overall profitability and our failure to find or accurately assess acquisition candidates could adversely affect our results of operations or financial condition. We primarily focus on acquiring, from owners with a strong desire to sell, insurance and reinsurance companies that are fundamentally sound from a financial perspective and that have more assets than are required to support their projected remaining obligations. We may not be successful in finding insurance and reinsurance companies that meet this criteria. We also may fail to assess the profit potential of an acquisition accurately. For example, we initially underestimated reserve requirements in connection with our acquisition of Risk Capital in 2000.

        Since we depend on a small number of brokers for a large portion of our revenues, loss of business provided by any one of them could adversely affect us.

        We market our reinsurance worldwide primarily through reinsurance brokers. The reinsurance brokerage industry generally, and our sources of business specifically, are concentrated. During 2005 and 2006, we received 38% and 41%, respectively, of our reinsurance business from three major reinsurance brokers as follows: AON Re—17% and 19%, respectively; Benfield—13% and 12%, respectively; and Guy Carpenter—8% and 10%, respectively. A decision of one or more of these brokers to reduce substantially or eliminate its business with us could adversely affect our business, results of operations or financial condition. In addition, numerous brokers and their affiliates have equity interests in reinsurance companies which compete with us. These brokers may favor these reinsurers over other companies, including us.

        Our reliance on intermediaries subjects us to their credit risk.

        In accordance with industry practice, we frequently pay amounts owing in respect of claims under our contracts to reinsurance brokers and to a lesser extent, managing general agents ("MGAs"), which, in turn, make payments to the cedents. In the event that a broker or MGA fails to make such a payment, depending on the jurisdiction, we may remain liable to the cedent for the deficiency. Conversely, when premiums for reinsurance contracts are paid to reinsurance brokers or MGAs for payment to us, these premiums may be deemed to have been paid and the cedent may no longer be liable to us for those amounts, whether or not actually received by us. Although we have no reason to believe that any of the intermediaries with which we work cannot pay their debts when due, intermediaries generally are less capitalized than the cedents we reinsure. Consequently, we face credit risk associated with our intermediaries during the payment process.

        We depend on our key personnel to manage our business effectively, and they may be difficult to replace.

        Our performance substantially depends on the efforts and abilities of our management team and other key employees. Furthermore, much of our competitive advantage is based on the expertise, experience and know-how of our key management personnel. We do not have fixed term employment agreements with any of our key employees and the loss of one or more of these key employees could adversely affect our business, results of operations and financial condition. Our success also depends on the ability to hire and retain additional key personnel, such as experienced underwriters. Difficulty in hiring or retaining key personnel could adversely affect our future operating performance.

        Our business could be adversely affected by Bermuda employment restrictions.

        Under Bermuda law, non-Bermudians, other than spouses of Bermudians and holders of permanent resident's certificates, may not engage in any gainful occupation in Bermuda without a work permit. A work permit may be granted or extended upon showing that, after proper public advertisement, no Bermudian, or spouse of a Bermudian or holder of a permanent resident's certificate, is available who meets the minimum standards for the advertised position. None of our executive officers is a Bermudian and therefore our officers will need to work in Bermuda under work permits. We have obtained work permits from the Bermuda authorities for our Bermuda-based employees. The Bermuda government's current policy places a six-year term limit on individuals with work permits, subject to certain exemptions for key employees. It is possible that we could lose the services of one or more of these people if we are unable to obtain or renew their work permits, which could significantly and adversely affect our business. For additional information relating to work permits and other Bermuda law considerations, see "Regulatory Matters—Bermuda Law and Regulation".

SELECTED FINANCIAL DATA

        The following tables set forth our selected historical consolidated financial information for the dates indicated. We derived the selected historical consolidated financial information presented below from our consolidated financial statements included elsewhere in this current report on Form 8-K, which have been prepared in accordance with U.S. GAAP and have been audited by PricewaterhouseCoopers LLP, our independent auditors. These historical results are not necessarily indicative of results to be expected from any future period. You should read the information set forth below in conjunction with "Management's Discussion and Analysis of Results of Operations and Financial Condition" and our financial statements and accompanying notes.

	Year Ended December 31,
	2004		2005	2006
	($ in millions)
Summary Income Statement Data:
Gross premiums written	$2,218.0		$2,165.2	$2,071.9

Net premiums written	$1,531.0		$1,488.0	$1,737.2

Net earned premiums	$1,527.9		$1,602.7	$1,549.2
Net investment income	111.3		180.1	201.8
Net realized investment gains	37.6		41.5	76.1
Other income, net	36.0		33.5	47.8

Total revenues	1,712.8		1,857.8	1,874.9
Loss and loss adjustment expenses ("LAE")(1)	1,082.5		1,344.3	1,064.4
Policy acquisition expenses and other underwriting expenses	476.8		482.0	489.1
General and administrative expenses	18.5		15.9	29.3
Accretion of fair value adjustment to loss and LAE reserves	10.1		10.9	1.5
Interest expense on debt	10.1		2.3	3.9

Total expenses	1,598.0		1,855.4	1,588.2

Pre-tax income	114.8		2.4	286.7
Income tax (expense) benefit	(22.4)		42.0	(45.3)
Minority interest—Prospector Offshore Fund (Bermuda), Ltd.	(3.9)		(6.9)	(7.8)
Equity in earnings of unconsolidated affiliate—Symetra	10.1		28.0	26.6
Extraordinary gain—excess of fair value of acquired assets over cost	180.5		—	21.4

Net income	$279.1		$65.5	$281.6

Selected Ratios (Based on U.S. GAAP Income Statement Data):
Loss and LAE ratio(2)	70.9%		83.9%	68.7%
Expense ratio(3)	31.2%		30.1%	31.6%

Combined ratio(4)	102.1%		114.0%	100.3%

Interest coverage(5)	9.6	x	n/m	61.8	x
Summary Balance Sheet Data:
Total cash and investments			$4,677.3	$5,204.5
Investment in unconsolidated affiliate—Symetra(6)			311.7	54.0
Reinsurance recoverable on unpaid losses			1,878.5	1,142.5
Total assets			8,759.1	8,010.8
Loss and LAE reserves			4,785.6	3,832.3
Unearned premiums			522.1	570.8
Debt			34.2	27.2
Total shareholder's equity			2,019.0	2,378.6

(1)
In 2006, loss and LAE expense includes our reimbursement to Olympus of $137 million of losses from hurricanes Katrina, Rita and Wilma related to Folksamerica's 2005 quota share reinsurance treaty with Olympus. See "Management's Discussion and Analysis of Results of Operations and Financial Condition—Results of Operations and Underwriting Results—Year ended December 31, 2006 versus year ended December 31, 2005".

(2)
The loss and LAE ratio is calculated by dividing loss and LAE expenses by net earned premiums.

(3)
The expense ratio is calculated by dividing policy acquisition expenses and other underwriting expenses by net earned premiums.

(4)
The combined ratio is the sum of the loss and LAE ratio and the expense ratio.

(5)
The interest coverage ratio is calculated by dividing pre-tax income excluding net realized investment gains and interest expense plus equity in earnings of unconsolidated affiliate by interest expense. Because the ratio is negative for 2005, the result is not meaningful for that year.

(6)
Includes the carrying value of warrants to purchase common shares of Symetra in the amount of $47.8 million and $54.0 million at December 31, 2005 and 2006, respectively. We expect to distribute these warrants to White Mountains during March 2007. See "Management's Discussion and Analysis of Results of Operations and Financial Condition—Investment in Unconsolidated Affiliate" for additional information.

MANAGEMENT'S DISCUSSION AND ANALYSIS
OF RESULTS OF OPERATIONS AND FINANCIAL CONDITION

        You should read the following discussion in conjunction with our financial statements and the accompanying notes. Our fiscal year ends on December 31. This Management's Discussion and Analysis of Results of Operations and Financial Condition contain forward-looking statements. For a discussion of the uncertainties, risks and assumptions associated with these statements, see "Forward-Looking Statements".

        We are a Bermuda-domiciled global multi-line property and casualty reinsurance company, with operations in North America, Europe and Bermuda. We write property, casualty and related businesses through Folksamerica Reinsurance Company ("Folksamerica") and Sirius International Insurance Corporation ("Sirius"), our two principal reinsurance subsidiaries. Folksamerica and Sirius have operating histories of over 25 and 60 years, respectively, and have long-standing relationships with both ceding insurance companies and leading intermediaries. In addition, building upon our experience in Bermuda, we have created a separate Bermuda operating entity, White Mountains Re Underwriting Services Ltd. ("WMRUS"), that specializes in the analysis of catastrophe reinsurance and acts as our center of excellence for property catastrophe risk evaluation.

Our Formation and Organization

        During 2004, White Mountains Insurance Group, Ltd., a publicly traded holding company domiciled in Bermuda, combined Folksamerica, Fund American Reinsurance Company, Ltd. ("Fund American Re"), White Mountains Underwriting Limited, WMRUS (formerly White Mountains Underwriting (Bermuda) Limited) and the newly acquired Sirius under White Mountains Re to form a global reinsurance organization. We are an indirect wholly-owned subsidiary of White Mountains.

        We operate our business through our subsidiaries. Our two principal operating subsidiaries, Folksamerica and Sirius, operate semi-autonomously with their own underwriting, claims, actuarial, finance and general management functions. New York-based Folksamerica is a multi-line property and casualty reinsurer that provides reinsurance to insurers primarily in the United States, Canada, Europe, Latin America, the Caribbean and Japan. Stockholm-based Sirius is a multi-line property and casualty reinsurer that provides reinsurance primarily in Europe, North America and Asia and is the largest reinsurance company domiciled in Scandinavia based on gross premiums written.

        We offer reinsurance capacity for property, casualty, accident & health, agricultural, aviation & space and marine exposures on a world-wide basis. We also provide reinsurance advisory services through WMRUS, specializing in international property and marine excess reinsurance. We have offices in Belgium, Bermuda, Chicago, Connecticut, Hamburg, London, Miami, New York, Singapore, Stockholm, Toronto and Zurich. At December 31, 2005 and 2006, we had $8.8 billion and $8.0 billion of total assets, respectively, and $2.0 billion and $2.4 billion of shareholder's equity, respectively.

        We have made a number of acquisitions over the course of our history. Since 2004, in addition to Sirius, we have acquired Sierra Insurance Group ("Sierra Group"), Tryg-Baltica Forsikring, internationalt forsikringsselskab A/S ("Tryg-Baltica") and Mutual Service Casualty Insurance Company ("MSC"). See "Business—Acquisitions" for a description of these acquisitions.

Revenues

        We derive our revenues primarily from premiums from our reinsurance contracts, both written and acquired, and, to a lesser extent, net investment income and realized gains and losses from our investment portfolio. We also generate fee income from our risk advisory services. Reinsurance premiums are a function of the amount and type of contracts we write, as well as prevailing market prices.

Expenses

        Our expenses consist primarily of loss and loss adjustment expenses ("LAE"), policy acquisition expenses and other underwriting expenses and general and administrative expenses.

        The estimated liability for unpaid loss and LAE is based primarily on reports received from cedents. We also include an estimate of the liability for loss and LAE which have been incurred but not reported ("IBNR") based on historical experience and modified for current trends. The methods of determining such estimates and establishing the resulting reserves are continually reviewed and modified to reflect current conditions. Unpaid loss and LAE also include a provision for certain types of latent injury or toxic tort exposures which cannot be estimated with traditional reserving techniques since such exposures are subject to evolving legal interpretations, tort liability reform in various states and a wide variety of jurisdictional rules and developments. The reserves carried for these exposures represent management's informed estimate based on currently available information and, as such, such reserves are subject to a higher degree of potential variability than the reserves we establish for the majority of our book of business using traditional reserving techniques. Any adjustments relating to changes in reserve estimates are reflected in results of operations currently.

        Policy acquisition expenses consist principally of brokerage fees and commissions that are based on a percentage of the premiums on reinsurance contracts written, and vary depending upon the amount and types of contracts written.

        Other underwriting expenses include professional fees, salaries, benefits and related costs, including costs associated with awards under our performance unit plan and our stock option plan, that are attributable to the business of reinsurance.

        General and administrative expenses include those expenses not attributable to our business of underwriting reinsurance.

Summary of Critical Accounting Policies

Reinsurance Estimates

        In the broker market for reinsurance business where we generate a significant portion of our premiums, there is commonly a time lag from the point when premium and related commission and expense activity is recorded by a ceding company to the point when such information is reported by the ceding company, through its reinsurance intermediary, to us. The duration of this time lag can vary from one to several contractual reporting periods.

        As a result of this time lag in reporting, we must estimate a portion of our written premium and related commissions and expenses. As such, at any given time, estimated premium balances, net of related commissions and expenses, comprise a large portion of total premium balances receivable. The estimation process begins by identifying which major accounts have not reported activity as of the most recent period end. In general, premium estimates for excess of loss business are based on minimum and deposit information included in the contractual terms. For quota share (or proportional) business, our estimates are typically derived based on a variety of factors and assumptions, including expected premium volume based on contractual terms or ceding company reports and other correspondence and communication with underwriters, intermediaries and ceding companies, prior reporting from the intermediary or ceding company and historical reporting patterns. Once premium estimates are determined, related commission and expense estimates are derived from the contractual terms.

        We closely monitor our estimation process on a quarterly basis and adjust our estimates as more information and actual amounts become known. By their nature, the amounts that we estimate frequently deviate from the amounts reported by the ceding company or reinsurance broker. However, when better information becomes known, the impact of any such deviations is reflected in the results of operations.

        While the majority of our gross and net premiums reflected in our statements of income are not based on estimates, some are. The following table summarizes our premium estimates and related commissions and expenses as of December 31, 2005 and 2006.

	December 31, 2005
	Property catastrophe	Property non- catastrophe	Casualty ex- Esurance	Accident & Health	Agriculture	Aviation & Space	Other	Total
	(in millions)
Gross premium estimates	$19.8	$84.8	$122.1	$34.3	$131.8	$26.5	$50.1	$469.4
Net premium estimates	19.8	23.2	110.6	25.6	131.8	22.3	(21.6)	311.7
Net commission and expense estimates	2.2	9.7	38.2	9.0	12.1	4.1	14.5	89.8

Net amount included in reinsurance balances receivable	$17.6	$13.5	$72.4	$16.6	$119.7	$18.2	$(36.1)	$221.9

	December 31, 2006
	Property catastrophe	Property non- catastrophe	Casualty ex- Esurance	Accident & Health	Agriculture	Aviation & Space	Other	Total
	(in millions)
Gross premium estimates	$24.0	$69.0	$95.8	$82.2	$51.9	$37.5	$46.8	$407.2
Net premium estimates	24.0	55.2	95.1	68.1	51.8	35.7	(9.8)	320.1
Net commission and expense estimates	2.6	17.8	43.5	25.6	3.9	4.0	13.6	111.0

Net amount included in reinsurance balances receivable	$21.4	$37.4	$51.6	$42.5	$47.9	$31.7	$(23.4)	$209.1

        The net amounts recorded in reinsurance balances receivable may not yet be due from the ceding company at the time of the estimate since actual reporting from the ceding company has not yet occurred. Therefore, based on the process described above, we believe all of our estimated balances are collectible, and as such no allowance for doubtful accounts has been recorded.

Retrocessional Transactions

        Retrocessional reinsurance is an arrangement in which a reinsurer ("retrocedent") purchases reinsurance from another reinsurer ("retrocessionaire") for many of the same reasons that primary insurance writers enter into reinsurance agreements.

        Our reinsurance subsidiaries have, from time to time, purchased retrocessional reinsurance to protect their businesses from losses due to exposure aggregation, to manage their operating leverage ratios and to limit ultimate losses arising from catastrophic events. Amounts recoverable from retrocessionaires are estimated in a manner consistent with the claim liability associated with the reinsured policies. Amounts related to reinsurance contracts are recorded in accordance with Statement of Financial Accounting Standard ("SFAS") No. 113, "Accounting and Reporting for Reinsurance of Short-Duration and Long-Duration Contracts" ("SFAS 113").

        The collectibility of retrocessional reinsurance recoverables is subject to the solvency and willingness to pay of the retrocessionaire. We are selective in choosing our retrocessionaires, generally placing reinsurance principally with those retrocessionaires with strong financial condition, industry ratings and underwriting ability under terms that we feel protect us from credit risk. In addition, we seek collateral for recoverable amounts due from our retrocessionaires whenever possible. As of December 31, 2006, approximately 71% of our recoverable amounts were fully collateralized. Management monitors the financial condition and ratings of its retrocessionaires on an ongoing basis.

See Note 6—"Reinsurance" in the accompanying consolidated financial statements for additional information on our reinsurance programs.

A&E Exposures

        Our asbestos and environmental ("A&E") exposure arises primarily from reinsurance contracts written between 1974 through 1985 by Folksamerica's predecessor companies (MONY Reinsurance Company and Christiania General Insurance Company). The exposures are mostly higher layer excess of loss treaty and facultative coverages with relatively low limits exposed for each claim. The issues presented by these types of claims require specialization, expertise and an awareness of the various trends and developments in relevant jurisdictions. Folksamerica has a specialized unit that handles claims relating to A&E exposures. The following table shows net incurred loss and LAE activity for A&E exposures for the years ended December 31, 2004, 2005 and 2006.

	December 31,
Net incurred loss and LAE activity
	2004	2005	2006
	(in millions)
Asbestos	$2.6	$62.0	$(0.1)
Environmental	0.1	(3.4)	(0.2)

Total	$2.7	$58.6	$(0.3)

        In 2004, we experienced an increase in the number and amount of reported asbestos claims, primarily due to increased claim filings from uninjured claimants who allege exposure to asbestos. This resulted in a change in our assumptions regarding the level of projected future asbestos claims to be paid. During 2005, we completed a detailed, ground-up asbestos exposure study including data from all reported Folksamerica insureds that had over $250,000 of asbestos claims as well as a significant sample of data from all other insureds with reported asbestos claims of less than $250,000. Comparing estimates generated by the study to Folksamerica exposed limits by underwriting year led to an increase of approximately $50 million in IBNR in loss adjustments for asbestos during the third quarter of 2005.

        Our reserves for A&E losses were $117 and $112 million at December 31, 2005 and 2006, respectively. An industry benchmark of reserve adequacy is the "survival ratio", computed as a company's reserves divided by the average of its last three years' net loss payments. This ratio indicates approximately how many more years of payments the current reserves can support, assuming future yearly payments are consistent with the average three-year historical levels. Our survival ratio was approximately 9 years and 8 years at December 31, 2005 and 2006, respectively. Using a five-year average payment method, our survival ratio was 11 years and 10 years at December 31, 2005 and 2006, respectively.

        Generally, we set up claim files for each reported claim by each cedant for each individual insured. In many instances, a single claim notification from a cedant could involve several years and layers of coverage resulting in a file being set up for each involvement. Precautionary claim notices are submitted by the ceding companies in order to preserve their right to pursue coverage under the reinsurance contract. Such notices do not contain an incurred loss amount. Accordingly, an open claim file is not established. As of December 31, 2006, we had approximately 1,173 open claim files for asbestos and 512 open claim files for environmental exposures.

        The costs associated with administering the underlying A&E claims by our clients tend to be higher than non-A&E claims due to generally higher legal costs incurred by ceding companies in connection with A&E claims ceded to us under the reinsurance contracts.

  A&E Claims Activity

        Our A&E claim activity for the last three calendar years is illustrated in the table below.

	Year ended December 31,
A&E Claims Activity
	2004	2005	2006
Asbestos
Total asbestos claims at the beginning of the year	1,185	1,401	1,339
Incoming asbestos claims due to Sirius acquisition	232	—	—
Outgoing asbestos claims due to Sirius America divestiture	—	—	(20)
Incoming asbestos claims due to Mutual Service acquisition	—	—	45
Asbestos claims reported during the year	292	223	186
Asbestos claims closed during the year	(308)	(285)	(377)

Total asbestos claims at the end of the year	1,401	1,339	1,173

Environmental
Total environmental claims at the beginning of the year	743	900	750
Incoming environmental claims due to Sirius acquisition	220	—	—
Outgoing environmental claims due to Sirius America divestiture	—	—	—
Incoming environmental claims due to Mutual Service acquisition	—	—	43
Environmental claims reported during the year	138	65	46
Environmental claims closed during the year	(201)	(215)	(327)

Total environmental claims at the end of the year	900	750	512

Total
Total A&E claims at the beginning of the year	1,928	2,301	2,089
Incoming A&E claims due to Sirius acquisition	452	—	—
Outgoing A&E claims due to Sirius America divestiture	—	—	(20)
Incoming A&E claims due to Mutual Service acquisition	—	—	88
A&E claims reported during the year	430	288	232
A&E claims closed during the year	(509)	(500)	(704)

Total A&E claims at the end of the year	2,301	2,089	1,685

Loss and LAE Reserves by Class of Business

        We establish loss and LAE reserves that are estimates of amounts needed to pay claims and related expenses in the future for reinsured events that have already occurred. The estimation of net reinsurance loss and LAE reserves is subject to the same risk as the estimation of insurance loss and LAE reserves. In addition to those risk factors which give rise to inherent uncertainties in establishing insurance loss and LAE reserves, the inherent uncertainties of estimating such reserves are even greater for the reinsurer, due primarily to: (1) the claim-tail for reinsurers being further extended because claims are first reported to the ceding company and then through one or more intermediaries or reinsurers, (2) the diversity of loss development patterns among different types of reinsurance treaties or facultative contracts, (3) the necessary reliance on the ceding companies for information regarding reported claims and (4) the differing reserving practices among ceding companies.

        As with insurance reserves, the process of estimating reinsurance reserves involves a considerable degree of judgment by management and, as of any given date, is inherently uncertain. Based on the above, such uncertainty may be larger relative to the reserve for a reinsurer compared to an insurance company, and such difference with actual losses may take a longer time to emerge.

        In order to reduce the potential uncertainty of loss reserve estimation, we obtain information from numerous sources to assist in the process. Our pricing actuaries devote considerable effort to understanding and analyzing a ceding company's operations and loss history during the underwriting of the business, using a combination of ceding company and industry statistics. Such statistics normally include historical premium and loss data by class of business, individual claim information for larger claims, distributions of insurance limits provided, loss reporting and payment patterns, and rate change history. This analysis is used to project expected loss ratios for each treaty during the upcoming contract period. These expected ultimate loss ratios are aggregated across all treaties and are input directly into the loss reserving process to generate the expected loss ratios that are used to estimate IBNR.

        Upon notification of a loss from a ceding company, we establish case reserves, including LAE reserves, based upon our share of the amount of reserves established by the ceding company and our independent evaluation of the loss. In cases where available information indicates that reserves established by the ceding company are inadequate, we establish case reserves or IBNR in excess of our share of the reserves established by the ceding company. In addition, specific claim information reported by ceding companies or obtained through claim audits can alert us to emerging trends such as changing legal interpretations of coverage and liability, claims from unexpected sources or classes of business, and significant changes in the frequency or severity of individual claims. Such information is often used to supplement estimates of IBNR.

        There can be a considerable time lag from the time a claim is reported to a ceding company to the time it is reported to the reinsurer. The lag can be several years in some cases. This lag can be due to a number of reasons, including the time it takes to investigate a claim, delays associated with the litigation process and the deterioration in a claimant's physical condition many years after an accident occurs. In our loss reserving process, we assume that such lags are predictable, on average, over time and therefore the lags are contemplated in the loss reporting patterns used in our actuarial methods. This means that, as a reinsurer, we must rely on such actuarial estimates for a longer period of time after reserves are first estimated than does a primary insurance company.

        Backlogs in the recording of assumed reinsurance can also complicate the accuracy of loss reserve estimation. As of December 31, 2006, we had no significant backlogs related to the processing of assumed reinsurance information.

        We rely heavily on information reported by ceding companies. In order to determine the accuracy and completeness of such information, our U.S. underwriters, actuaries and claims personnel perform audits of Folksamerica's ceding companies. Similarly, Sirius' staff regularly reviews information from ceding companies for unusual or unexpected results. Any material findings are discussed with the ceding companies. We sometimes encounter situations where we determine that a claim presentation from a ceding company is not in accordance with contract terms. In these situations, we attempt to resolve the dispute directly with the ceding company. Most situations are resolved amicably, and without the need for litigation or arbitration. However, in the infrequent case where a resolution is not possible, we will vigorously defend our position in such disputes.

        Although loss and LAE reserves are initially determined based on underwriting and pricing analyses, we constantly review the adequacy of reserves by using a variety of generally accepted actuarial methods, including historical incurred and paid loss development methods. If actual loss activity differs substantially from expectations based on historical information, an adjustment to recorded reserves may be warranted. As time passes, we rely more on actual loss activity and historical patterns than on initial assumptions based on pricing indications to determine the appropriate loss reserve estimates for a given accident year.

        We establish estimates of amounts recoverable from retrocessional reinsurance in a manner consistent with the loss and LAE liability associated with reinsurance contracts offered to our customers (the ceding companies), net of an allowance for uncollectible amounts, if any. Net reinsurance loss reserves represent loss and LAE reserves reduced by retrocessional reinsurance recoverable on unpaid losses.

        Our expected annual loss reporting assumptions are updated once a year, at year end. These assumptions are applied to year end IBNR to generate expected reported losses for the subsequent year. Interpolation methods are applied to estimate quarterly reported losses, which are then compared to actual reported losses each quarter. Significant differences may result in a change in estimates or a revision in the loss reporting pattern. Expected loss ratios underlying the current accident year are updated quarterly, to reflect new business that is underwritten by the Company.

        During 2006, we increased our estimate for net losses from hurricanes Katrina, Rita, and Wilma by $86 million following the receipt of new claims information from several ceding companies and our subsequent reassessment of ultimate loss exposures. We also entered into a reimbursement arrangement with Olympus Reinsurance Company, Ltd. ("Olympus"), which resulted in an additional $137 million in losses (see "—Year ended December 31, 2006 versus year ended December 31, 2005—Olympus reimbursement"). Finally, we also increased prior year loss and LAE reserves by $55 million for casualty losses arising from business obtained as a result of our acquisition of the net assets of Risk Capital Reinsurance Company ("Risk Capital") in 2000. The increase in reserves was primarily the result of the findings of a detailed study of loss exposure by individual contract. Conversely, during 2006 we decreased IBNR reserves at Sirius for 2004 and prior accident years by $46 million due to lower than expected loss emergence. Further, we also reduced Folksamerica's agricultural reserves by $19 million to recognize favorable development in that business.

        During 2005, we changed our assumptions relating to asbestos reserves, as discussed above in the "A&E Exposures" section. During 2004, we increased our estimates of prior year loss reserves by $55 million on long-tailed U.S. casualty contracts written between 1997 and 2001 at Folksamerica and Scandinavian Reinsurance Company, Ltd. ("Scandinavian Re"), a subsidiary of Sirius. This was due to a higher than expected level of loss reporting, which caused us to raise our expected loss ratio assumptions and to lengthen the expected reporting tail for those contracts. Also during 2004, we reduced our loss ratio assumptions for property and other short-tailed business written at Sirius in 2002 and 2003, resulting in a decrease of $35 million in loss reserves related to prior years. This was due to improved terms and conditions in reinsurance contracts written after the terrorist attacks of September 11, 2001, which had a greater impact on lowering loss ratios than had been expected in the original loss ratio assumptions.

        The following table shows our net loss and LAE reserves by class of business at December 31, 2005 and 2006.

	December 31, 2005			December 31, 2006
Net loss and LAE reserves by class of business
	Case	IBNR	Total	Case	IBNR	Total
	(in millions)
Property non-catastrophe	$219.2	$129.3	$348.5	$192.0	$80.6	$272.6
Property catastrophe	181.1	75.1	256.2	95.1	37.6	132.7
Casualty ex-Esurance	386.8	439.0	825.8	352.3	452.2	804.5
Esurance	1.2	0.5	1.7	92.0	31.5	123.5
Accident & Health	40.5	59.4	99.9	42.8	63.9	106.7
Agriculture	0.7	108.1	108.8	1.8	43.3	45.1
Aviation & Space	49.0	35.0	84.0	56.0	28.0	84.0
Other(1)	123.1	138.3	261.4	155.5	139.8	295.3

Subtotal—ongoing business	$1,001.6	$984.7	$1,986.3	$987.5	$876.9	$1,864.4

Discontinued business(2)			920.8			688.4
Olympus indemnity(3)			—			137.0

Total net loss and LAE reserves			$2,907.1			$2,689.8

(1)
Primarily consists of Folksamerica's Latin American and Canadian business as well as our marine and credit and bonding business.

(2)
Primarily consists of reserves attributable to companies that we have since sold or placed into run-off, to A&E reserves, and to the OneBeacon quota share arrangement which was commuted during 2006.

(3)
Represents reserves associated with the Olympus reimbursement.

        We establish loss reserves based on a single point estimate, which is management's best estimate of ultimate losses and loss expenses. This "best estimate" is derived from a combination of methods as described above. Once a point estimate is established, our actuaries estimate loss reserve ranges to measure the sensitivity of the actuarial assumptions used to set the point estimates. These ranges are calculated using similar methods to the point estimate calculation, but with different expected loss ratio and loss reporting pattern assumptions. For the low estimate, more optimistic loss ratios and faster reporting patterns are assumed, while the high estimate uses more conservative loss ratios and slower reporting patterns. These variable assumptions are derived from historical variations in loss ratios and reporting patterns by class and type of business. The actuarial point estimate is management's primary consideration in determining its best estimate of loss and LAE reserves. In making its best estimate, management also considers other qualitative factors that may lead to a difference between its best estimate of loss and LAE reserves and the actuarial point estimate. Typically, these factors exist when management and the company's actuaries conclude that there is insufficient historical incurred and paid loss information or that trends included in the historical incurred and paid loss information are unlikely to repeat in the future. These factors may include, among others, changes in the techniques used to assess underwriting risk, more accurate and detailed levels of data submitted with reinsurance applications, the uncertainty of the current reinsurance pricing environment, the level of inflation in loss costs, changes in ceding company reserving practices and legal and regulatory developments. At December 31, 2006, total net loss and LAE reserves were approximately $2.690 billion and within our estimated loss reserve range of $2.403 to $2.993 billion. Additionally, a nationally recognized independent actuarial firm reviewed our total net reserves as of December 31, 2006 and found a "best estimate" redundancy.

Purchase Accounting

        When we acquire another company in a purchase business combination, management must estimate the fair values of the assets and liabilities acquired, as prescribed by SFAS No. 141, "Business Combinations" ("SFAS 141"). Certain assets and liabilities require little judgment to estimate their fair values, particularly those that are quoted on a market exchange, such as publicly-traded investment securities or a fixed interest rate note payable. Other assets and liabilities, such as loss and LAE reserves, require a substantial amount of judgment in the estimation of their fair values. We estimate the fair value of loss and LAE reserves obtained in an acquisition following the principles contained within FASB Statement of Financial Accounting Concepts No. 7: "Using Cash Flow Information and Present Value in Accounting Measurements" ("CON 7"). Under CON 7, the estimate of fair value of a particular asset or liability contains five elements: (1) an estimate of the future cash flows, (2) expectations about possible variations in the amount or timing of those cash flows; (3) the time value of money, represented by the risk-free rate of interest; (4) the price for bearing the uncertainty inherent in the asset or liability; and (5) other, sometimes unidentifiable, factors including illiquidity and market imperfections.

        SFAS 141 also requires that we immediately recognize in our income statement as an extraordinary gain any excess of fair value of acquired net assets over our cost.

        Our actuaries discount the acquired companies' recorded reserves based on expected reserve payout patterns using the current risk-free rate of interest. Then, our actuaries develop additional cash flow scenarios that follow different payout and ultimate reserve assumptions that they deem to be reasonably possible based upon the inherent uncertainties present in determining the amount and timing of payment of such reserves. In each scenario, the risk-free rate of interest is used to discount future cash flows. These scenarios are put in a statistical model that assigns a probability to each cash flow scenario. Our actuaries then choose the scenario that best represents the "price" for bearing the uncertainty inherent within the acquired company's recorded reserves, measured as the difference between the selected cash flow scenario and the expected cash flow scenario. The scenario selected has typically been between 1.5 and 2 standard deviations from the expected cash flow outcome. The fair value of the acquired company's loss and LAE reserves is determined to be the sum of the acquired company's discounted loss and LAE reserves under the expected cash flow scenario and the uncertainty "price".

        The difference between an acquired company's stated loss and LAE reserves and our best estimate of the fair value of such reserves at the acquisition date is amortized ratably as an expense on our income statement over the payout period of the acquired loss and LAE reserves. Historically, we have found the fair value of an acquired company's loss and LAE reserves to be less than its nominal reserves at acquisition. Accordingly, the amortization has been, and will continue to be, recorded as an expense on our income statement until fully amortized.

Other Accounting Policies

  Basis of Consolidation

        The consolidated financial statements include our accounts and the accounts of our wholly-owned subsidiaries and those of the Prospector Offshore Fund (Bermuda), Ltd. ("Prospector Offshore"). We have determined that Prospector Offshore qualifies as a variable interest entity and as such have consolidated the accounts of the fund in our consolidated financial statements, with an appropriate recognition of minority interest for the portion of the fund not owned by us. All significant intercompany transactions have been eliminated.

  Estimates

        The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Investments

        Bonds and equity securities are stated at market values, generally based upon quoted market prices, and are accounted for as "available for sale securities," in accordance with SFAS No. 115 "Accounting for Certain Investments in Debt and Equity Securities" ("SFAS 115"). Short-term investments are carried at amortized cost, which approximates market value, and are comprised of securities which, at the time of purchase, matured in less than one year. Other investments, comprised primarily of investments in hedge funds and private equity limited partnerships are stated at the estimated fair value as reported to us by the general partners. The differences between the cost and market values of bonds and equity securities are generally reflected as accumulated other comprehensive income, net of deferred income taxes, as a separate component of shareholder's equity. Differences between cost and market values of limited partnerships are generally reflected either as accumulated other comprehensive income, net of deferred income taxes, as a separate component of shareholder's equity or recognized through realized gains or losses, depending upon the relative proportion of our ownership stake. Realized gains or losses from the sale of investments are determined on the basis of specific identification. Investment income is recognized when earned.

        Investment securities are exposed to various risks such as an interest rate, market and credit risk. Market values of securities fluctuate based on the magnitude of changing market conditions; significant changes in market conditions could materially affect the portfolio value in the near term. We continually monitor our portfolio for pricing changes which might indicate potential impairments and, on a quarterly basis, perform a detailed review of securities with unrealized losses based on predetermined criteria. In such cases, changes in market value are evaluated to determine the extent to which such changes are attributable to (i) fundamental factors specific to the issuer, such as financial conditions, business prospects or other factors or (ii) market-related factors, such as interest rates or equity market declines. When a security in our investment portfolio has an unrealized loss in market value that is deemed to be other than temporary, we reduce the book value of such security to its current market value, recognizing the decline as a realized loss in the income statement, Any future increases in the market value of securities written down are reflected as changes in unrealized gains as part of accumulated other comprehensive income within shareholder's equity. During 2004, 2005 and 2006, the Company recorded realized losses related to other than temporary impairments of $0.6 million, $0.5 million and $1.2 million, respectively.

  Investment in Unconsolidated Affiliate

        Our investment in unconsolidated affiliate represents an investment in Symetra Financial Corporation ("Symetra") in which we historically have had a significant voting and economic interest but did not control the company. As such, we accounted for this investment using the equity method of accounting.

        On August 2, 2004, we, Berkshire Hathaway Inc. ("Berkshire") and a number of other investors capitalized Symetra in order to purchase the life and investments operations of Safeco Corporation for $1.35 billion. The acquired companies focus mainly on group insurance, individual life insurance, structured settlements and retirement services. Symetra had an initial capitalization of approximately $1.4 billion, consisting of $1.1 billion of common equity and $315 million of bank debt. We invested

$195 million in Symetra in exchange for 2 million common shares of Symetra. In addition, we and Berkshire each received warrants to acquire an additional 1.1 million common shares of Symetra at $100 per share. We initially owned approximately 19% of the common shares of Symetra, which were accounted for under the equity method, and approximately 24% of Symetra on a fully-converted basis including the warrants, which were marked-to-market under the provisions of SFAS No. 133 "Accounting for Derivative Instruments and Hedging Activities" ("SFAS 133"). Three designees of White Mountains serve on Symetra's eight member board of directors.

        During 2006, we sold our investment in the Symetra common stock to White Mountains at its carrying value of $249 million. At December 31, 2006, our remaining investment in Symetra consisted solely of the warrants, valued at $54 million. We expect to distribute these warrants to White Mountains during March 2007.

        Through our common stock investment, we recorded equity in the earnings of Symetra of $10 million, $28 million and $27 million for the years ended December 31, 2004, 2005 and 2006, respectively.

        Through our investment in warrants to purchase common shares of Symetra, we recorded realized investment gains of $2 million, $11 million and $6 million for the year ended December 31, 2004, 2005 and 2006, respectively, and dividend income of $9 million for the year ended December 31, 2006.

  Income Taxes

        We are domiciled in Bermuda and have subsidiaries domiciled in several countries. The majority of our worldwide operations are domiciled and subject to tax in the United States, Sweden, Luxembourg, Ireland, and Bermuda. Income earned or losses incurred by non-U.S. companies will generally be subject to an overall effective tax rate lower than that imposed by the United States.

        Deferred tax assets and liabilities have been established for expenses and revenues recognized for financial statement purposes in periods different from those for income tax purposes, net of a valuation allowance against net deductible temporary differences, if applicable.

Results of Operations and Underwriting Results

        The following table shows our financial results and GAAP combined ratios for the three years ended December 31, 2006.

	Year Ended December 31,
	2004	2005	2006
	($ in millions)
Summary Income Statement Data:
Gross premiums written	$2,218.0	$2,165.2	$2,071.9

Net premiums written	$1,531.0	$1,488.0	$1,737.2

Net earned premiums	$1,527.9	$1,602.7	$1,549.2
Net investment income	111.3	180.1	201.8
Net realized investment gains	37.6	41.5	76.1
Other income, net	36.0	33.5	47.8

Total revenues	1,712.8	1,857.8	1,874.9
Loss and LAE(1)	1,082.5	1,344.3	1,064.4
Policy acquisition expenses and other underwriting expenses	476.8	482.0	489.1
General and administrative expenses	18.5	15.9	29.3
Accretion of fair value adjustment to loss and LAE reserves	10.1	10.9	1.5
Interest expense on debt	10.1	2.3	3.9

Total expenses	1,598.0	1,855.4	1,588.2

Pre-tax income	114.8	2.4	286.7
Income tax (expense) benefit	(22.4)	42.0	(45.3)
Minority interest—Prospector Offshore Fund (Bermuda), Ltd.	(3.9)	(6.9)	(7.8)
Equity in earnings of unconsolidated affiliate—Symetra	10.1	28.0	26.6
Extraordinary gain—excess of fair value of acquired assets over cost	180.5	—	21.4

Net income	$279.1	$65.5	$281.6

Selected Ratios (Based on U.S. GAAP Income Statement Data):
Loss and LAE ratio(2)	70.9%	83.9%	68.7%
Expense ratio(3)	31.2%	30.1%	31.6%

Combined ratio(4)	102.1%	114.0%	100.3%

(1)
In 2006, loss and LAE includes our reimbursement to Olympus of $137 million of losses from hurricanes Katrina, Rita and Wilma related to Folksamerica's 2005 quota share reinsurance treaty with Olympus. See "Management's Discussion and Analysis of Results of Operations and Financial Condition—Results of Operations and Underwriting Results—Year ended December 31, 2006 versus year ended December 31, 2005".

(2)
The loss and LAE ratio is calculated by dividing loss and LAE expenses by net earned premiums.

(3)
The expense ratio is calculated by dividing policy acquisition expenses and other underwriting expenses by net earned premiums.

(4)
The combined ratio is the sum of the loss and LAE ratio and the expense ratio.

Year ended December 31, 2006 versus year ended December 31, 2005

        Net income was $282 million in 2006 compared to net income of $66 million in 2005. The improvement in net income was primarily attributed to significantly lower catastrophe losses during 2006 versus 2005 and a $21 million extraordinary gain generated in 2006 by the excess of fair value of acquired assets over cost related to our acquisition of MSC, partially offset by higher income taxes in 2006.

        Pre-tax income was $287 million in 2006 compared to pre-tax income of $2 million in 2005, and our GAAP combined ratio was 100% for 2006 compared to 114% for 2005. The improved combined ratio and the increase in pre-tax income resulted primarily from significantly lower catastrophe losses.

        Gross premiums written were $2.1 billion in 2006, a decrease of $93 million, or 4%, from $2.2 billion in 2005. We reduced our overall property exposure and Folksamerica non-renewed its excess offshore energy and marine business in the Gulf of Mexico starting on January 1, 2006, which caused gross premiums written on those business lines to decline meaningfully in 2006 versus 2005. Gross premiums written were also lower during 2006 due to lower reinstatement premiums on property catastrophe reinsurance, which had primarily resulted from reinstated coverage after hurricanes Katrina and Rita in 2005, and lower premiums from Sirius America Insurance Company ("Sirius America"), which was sold in August 2006. Sirius America contributed $71 million of gross premiums written in 2006, compared to $248 million in 2005. Additionally, gross premiums written on casualty lines were lower in 2006, due primarily to pricing, terms and conditions that did not meet our pricing guidelines and due to higher ceding company retentions. During the fourth quarter of 2006, Sirius entered into an agreement to reinsure approximately 85% of the premium, on a quota share basis, of Esurance Insurance Company ("Esurance"), a wholly-owned subsidiary of White Mountains that specializes in U.S. personal automobile insurance. Gross premiums written by Sirius resulting from the Esurance quota share were $269 million during 2006 compared to zero during 2005.

        Net premiums written were $1.7 billion in 2006, an increase of $249 million, or 17%, from $1.5 billion in 2005, reflecting the increase in net premiums written in certain non-catastrophe exposed classes, particularly from the Esurance quota share agreement. Net premiums written at Sirius resulting from the Esurance quota share during 2006 were $269 million compared to zero during 2005. These increases were offset by lower reinstatement premiums on property catastrophe reinsurance, which had primarily resulted from reinstated coverage after hurricanes Katrina and Rita in 2005, and lower premiums from Sirius America, which was sold in August 2006. Sirius America contributed $39 million of net premiums written in 2006, compared to $87 million in 2005. Additionally, net premiums written on casualty lines were lower in 2006, due primarily to pricing, terms and conditions that did not meet our pricing guidelines and due to higher ceding company retentions.

        Other income, net was $48 million in 2006 and consisted primarily of fee income of $9 million from Olympus and Helicon Reinsurance Company, Ltd. ("Helicon"), as well as a $14 million gain from the sale of Sirius America and $21 million of realized foreign exchange gains. We receive fee income on reinsurance placements referred to Olympus and are entitled to a profit commission based on net underwriting profits on referred business. Other income, net was $34 million in 2005 consisted of $28 million of fee income from Olympus, as well as a $5 million gain from the sale of California Indemnity Insurance Company, a wholly-owned subsidiary we acquired in 2004 as part of the acquisition of the Sierra Group. The decrease in fee income in 2006 versus 2005 was primarily the result of a reduction in amounts ceded to Olympus and Helicon in 2006 compared to 2005 and from the waiver of $9 million of override commission due from Olympus in accordance with the Olympus reimbursement.

        Loss and LAE was $1.1 billion in 2006, a decrease of $280 million, or 21%, from $1.3 billion in 2005, due primarily to the improvement in catastrophe losses and related development which totaled $223 million, net of reinstatement premiums, during 2006 and $415 million, net of reinstatement premiums, during 2005. During 2006, we recorded $86 million of pre-tax unfavorable development, net of reinstatement premiums and reinsurance, related to hurricanes Katrina, Rita and Wilma and $137 million in losses and $9 million of forgone override commissions related to the Olympus reimbursement. During 2005, we recognized $358 million in pre-tax losses, net of reinstatement premiums and reinsurance from hurricanes Katrina, Rita and Wilma. During 2005, we also included $57 million of other significant property catastrophe losses, primarily from European storm Erwin and floods in Europe.

        Excluding the unfavorable development from Katrina, Rita and Wilma and the Olympus reimbursement, our underwriting units performed well in 2006, reflecting much improved weather conditions and continued favorable prices, terms and conditions within the reinsurance marketplace. Excluding the additional losses from hurricanes Katrina, Rita and Wilma and the Olympus reimbursement, net unfavorable development during 2006 on prior year reserves resulted primarily from unfavorable development of $55 million from casualty losses associated with the acquisition of Risk Capital in 2000, offset by continued favorable run off in recent underwriting years at Sirius of $46 million and favorable development of $19 million arising from Folksamerica's Agriculture line of business.

        In June 2006, following the receipt of new claims information reported from several ceding companies and subsequent reassessment of the ultimate loss exposures, we increased our gross loss estimates for hurricanes Katrina, Rita and Wilma by $201 million. This was mostly on Folksamerica's off-shore energy and marine exposures attributable to retrocessional arrangements and business interruption coverage. As a result, Folksamerica set its gross loss and LAE reserves as of June 30, 2006 on offshore energy and marine exposures for hurricanes Katrina and Rita at full contract limits. Starting January 1, 2006, Folksamerica did not renew its excess offshore energy and marine business in the Gulf of Mexico.

        Olympus reimbursement.    Under the terms of Folksamerica's 2005 quota share reinsurance treaty with Olympus, $139 million of the loss, net of reinstatement premiums, from hurricanes Katrina, Rita and Wilma recorded in the second quarter of 2006 was ceded to Olympus. However, we entered into an indemnity agreement with Olympus on June 16, 2006, under which Folksamerica Holding Company Inc. ("Folksamerica Holdings") agreed to reimburse Olympus for up to $137 million of these losses, which were recorded as loss and LAE during the second quarter of 2006. We also waived override commissions on premiums earned by Olympus after March 31, 2006 for reinsurance contracts recommended by us with an effective date of December 31, 2005 and prior. We expect that the commission waivers will total approximately $10 million. Folksamerica will continue to cede 35% of its 2007 underwriting year short-tailed excess of loss business, mainly property and marine, with Olympus and Helicon sharing approximately 55% and 45%, respectively, in 2007. Olympus will continue to be responsible to pay losses on exposures that have been ceded to it and will continue to receive cessions from Folksamerica.

        Policy acquisition and other underwriting expenses of $489 million in 2006 increased by $7 million, or 1%, from $482 million during 2005. This was primarily due to $22 million of lower override commissions at Folksamerica, which serve to offset policy acquisition expenses, as well as a $9 million charge related to commission waivers granted to Olympus (see "—Olympus reimbursement" above), which were offset in large part by a decline in policy acquisition expenses of $13 million attributable to a decrease in earned premium, a reduction in unallocated LAE reserves of approximately $7 million at Scandinavian Re and a general reduction in operating expenses of $5 million due to lower incentive compensation accruals and the sale of Sirius America during 2006.

        General and administrative expenses of $29 million in 2006 increased $13 million, or 84%, from $16 million during 2005, primarily due to costs associated with the relocation of the underwriting advisory operations from Ireland to Bermuda and expanding the Bermuda advisory operations.

        Accretion of fair value adjustment to loss and LAE reserves of $2 million in 2006 decreased by $9 million, or 86%, from $11 million during 2005 as a result of a change in the rate of accretion of the fair value adjustment to loss and LAE reserves that was established during the purchase accounting for our acquisition of Sirius in 2004. The change in accretion resulted from the evaluation of the remaining run-off contracts at Scandinavian Re, a subsidiary of Sirius, and will be made prospectively over the remaining amortization period.

Year ended December 31, 2005 versus year ended December 31, 2004

        Net income was $66 million in 2005, compared to net income of $279 million in 2004. The decline in net income was primarily attributable to significantly higher catastrophe losses in 2005 arising from hurricanes Katrina, Rita and Wilma and $181 million of extraordinary gains in 2004 generated by the excess of fair value of acquired assets over cost related to our acquisitions of Sirius, Symetra, Sierra Group and Tryg-Baltica. Partially offsetting this decline were lower income taxes in 2005 and higher equity in earnings of unconsolidated affiliate—Symetra (representing our proportionate share of improved earnings during 2005 compared to 2004).

        Pre-tax income was $2 million in 2005, compared to pre-tax income of $115 million in 2004, and our GAAP combined ratio was 114% for 2005, compared to 102% for 2004. Our 2005 results included pre-tax losses, net of reinstatements and reinsurance, of $358 million from hurricanes Katrina, Rita and Wilma and $57 million of other significant property catastrophe losses, primarily from European storm Erwin and floods in Europe, which added a total of 26 percentage points to the combined ratio. In addition, we recorded $36 million of net unfavorable loss reserve development in 2005 (discussed below), which contributed 2 percentage points to the loss ratio.

        Gross premiums written were $2.2 billion in 2005, a decrease of $53 million, or 2%, from 2004. Net premiums written were $1.5 billion in 2005, a decrease of $43 million, or 3%, from 2004. The decreases were due primarily to lower premiums generated from our quota share arrangement with OneBeacon Insurance Company ("One Beacon") and decreased premium volume at both Sirius and Folksamerica as a result of the general softening of the reinsurance market prior to hurricanes Katrina, Rita and Wilma, partially offset by the inclusion in 2005 of a full twelve months of premiums from Sirius, which was acquired during April 2004 and as such contributed only nine months of premiums in 2004.

        Other income, net was $34 million in 2005, a decrease of $2 million, or 7%, from $36 million in 2004. In 2005 and 2004, we earned $28 million and $32 million, respectively, of fee income from Olympus. The decrease in fee income from the prior period is primarily due to the significant loss events in 2005, including hurricanes Katrina, Rita and Wilma, which resulted in no earned profit commission in 2005 compared to earning $12 million of profit commission in 2004. The profit commission arrangement with Olympus is subject to a deficit carryforward whereby net underwriting losses from one underwriting year carryover to future underwriting years. As a result of the significant loss events in 2005, Olympus recorded a substantial net underwriting loss for the year. Accordingly, we do not expect to record profit commissions from Olympus for the foreseeable future.

        Loss and LAE were $1.3 billion in 2005, an increase of $262 million, or 24%, from $1.1 billion in 2004 due primarily to an increase in catastrophe losses. Such losses, net of reinstatement premiums and reinsurance, related to hurricanes Katrina, Rita and Wilma and the European storm Erwin and floods in Europe totaled $415 million in 2005. Our 2004 results included $135 million of pre-tax losses, net of reinstatements and reinsurance, from the four hurricanes that affected the southeastern United States and the tsunami that impacted South Asia, which added a total of 9 percentage points to the combined ratio.

        Effective January 1, 2006, Folksamerica renewed its quota share reinsurance arrangements with Olympus on modified terms and Sirius terminated its agreement with Olympus. The 2005 and prior underwriting year business will continue to run-off with Olympus. For a further discussion, see "Business—Reinsurance Protection".

        In addition to the catastrophe losses, during 2005 we recorded $36 million of net unfavorable loss reserve development, the majority of which resulted from a detailed, ground-up asbestos exposure study we completed in that year. The study analyzed data from all insureds that have reported over $250,000 of asbestos claims to Folksamerica and a significant sample of data from all other insureds with reported asbestos claims of less than $250,000. Comparing estimates generated by the study to Folksamerica's exposed limits by underwriting year led to an increase of approximately $50 million in IBNR during the third quarter of 2005. This unfavorable development was partially offset by favorable development in the Sirius reserve portfolio of approximately $16 million, mainly from the three most recent underwriting years. Included in the net unfavorable loss development in 2005 was $23 million from workers' compensation reserves acquired in 2004 as part of the Sierra Group acquisition. However, this amount was offset dollar-for-dollar by a decrease in the balance due under a contingent note issued in conjunction with the acquisition.

        Policy acquisition expenses and other underwriting expenses of $482 million in 2005 increased by $5 million, or 1%, from $477 million during 2004, primarily as a result of the increase in earned premiums.

        General and administrative expenses of $16 million in 2005 decreased by $3 million, or 14%, from $19 million during 2004, primarily as a result of lower compensation costs at WMRUS.

        Accretion of fair value adjustment to loss and LAE reserves of $11 million in 2005 increased by $1 million, or 8%, from $10 million during 2004, primarily as a result of the inclusion of Sirius in our results for a full year in 2005.

        Interest expense on debt of $2 million in 2005 decreased by $8 million, or 77%, from $10 million during 2004 in part as a result of a $23 million decrease in the balance owed under the contingent note issued in conjunction with our acquisition of the Sierra Group during 2004. The balance of this note was decreased on a dollar-for-dollar basis with the unfavorable loss development that we experienced on the acquired workers' compensation reserves. Such decreases amounted to $23 million in 2005 and $12 million in 2004.

Summary of Investment Results

        A summary of White Mountains Re's total GAAP pre-tax net investment results for the years ended December 31, 2004, 2005 and 2006 is as follows:

	2004	2005	2006
	(in millions)
Net investment income	$111.3	$180.1	$201.8
Net realized investment gains	37.6	41.5	76.1
Net unrealized gains (losses)	38.5	(73.4)	83.9

Total GAAP pre-tax net investment result	$187.4	$148.2	$361.8

        Gross investment returns versus relevant benchmarks for the years ended December 31, 2004, 2005 and 2006 are as follows. For purposes of discussing rates of return, all percentages are presented gross of management fees and trading expenses in order to produce a more relevant comparison to benchmark returns, while all dollar amounts are presented net of any management fees and trading expenses.

	2004	2005	2006
Performance
White Mountains Re—consolidated portfolio total return	3.8%	3.4%	7.4%
White Mountains Re—fixed income portfolio total return	2.4%	2.2%	6.6%
Lehman U.S. Aggregate Index	4.3%	2.4%	4.3%
Lehman Global Aggregate Index	9.3%	(4.5)%	6.6%
White Mountains Re—equity portfolio total return	16.6%	11.7%	13.5%
S&P 500 Index—total return	10.9%	4.9%	15.8%

Year ended December 31, 2006 versus year ended December 31, 2005

        Our total GAAP pre-tax net investment result was a gain of $362 million, a return of 7.4%, in 2006 compared to a gain of $148 million, a return of 3.4% during 2005. The higher return in 2006 was primarily due to a more favorable interest rate environment, where the rate of increase in interest rates during 2006 was lower than during 2005. In addition, the weakening of the U.S. dollar during 2006 reversed a trend from 2005 and produced unrealized currency exchange gains in our foreign denominated fixed maturity securities portfolio.

        Net investment income of $202 million in 2006 increased by $22 million, or 12%, from $180 million during 2005 as a result of higher overall yields and a larger investment asset base, principally due to capital contributions of $250 million and $100 million during 2005 and 2006, respectively, that we received from White Mountains. Net realized investment gains of $76 million in 2006 increased by $35 million, or 83%, from $42 million during 2005 in part due to a $55 million mark-down of the value of warrants to purchase common shares of Montpelier Re Holdings Ltd. ("Montpelier Re") during 2005. Net unrealized gains on investments of $84 million in 2006 improved from net unrealized losses of $73 million during 2005, primarily due to the effect of interest rate movements and foreign currency fluctuations, as described above.

Year ended December 31, 2005 versus year ended December 31, 2004

        Our total GAAP pre-tax net investment result was a gain of $148 million, a return of 3.4%, in 2005 compared to a gain of $187 million, a return of 3.8% during 2004. The lower return in 2005 was primarily due to a less favorable interest rate environment, where the rate of increase in interest rates during 2005 was greater than during 2004. In addition, the strengthening of the U.S. dollar during 2005 reversed a trend from 2004 and produced unrealized currency exchange losses in our foreign denominated fixed maturity securities portfolio.

        Net investment income of $180 million in 2005 increased by $69 million, or 62%, from $111 million during 2004 primarily as a result of the inclusion of Sirius' investment portfolio, which was acquired during April 2004, for the entire year of 2005 as well as the receipt during 2005 of a $20 million special dividend on our investment in Montpelier Re common stock and warrants. Net realized investment gains of $42 million in 2005 increased by $4 million, or 10%, from $38 million during 2004 primarily due to realized gains generated by sales of certain highly appreciated securities, partially offset by a $55 million mark-down of the value of warrants to purchase common shares of Montpelier Re during 2005. Net unrealized losses on investments of $73 million during 2005 deteriorated from net unrealized gains of $39 million during 2004, primarily due to the effect of interest rate movements and foreign currency fluctuations, as described above.

Liquidity and Capital Resources

  Operating cash and short-term investments.

        Because we are a reinsurance holding company with no direct operations, we rely on payments from our subsidiaries to fund our expenses. The primary sources of cash for us and certain of our intermediate holding companies are expected to be dividends and tax sharing payments received from our operating subsidiaries and net investment income and proceeds from sales and maturities of holding company investments. The primary uses of cash are expected to be interest payments on our debt obligations, dividend payments on our common shares, purchases of investments, payments made to tax authorities and holding company operating expenses.

        The primary sources of cash for our operating subsidiaries are premium collections, net investment income and proceeds from sales and maturities of investments. Their primary uses of cash are claim payments, policy acquisition costs, operating expenses, debt service, the purchase of investments and dividend and tax sharing payments made to parent holding companies.

        Both internal and external forces influence our results of operations, financial condition and cash flows. Claim settlements, premium levels and investment returns may be impacted by changing rates of inflation and other economic conditions. In many cases, significant periods of time, ranging up to several years or more, may lapse between the occurrence of an insured loss, the reporting of the loss to us and the settlement of the liability for that loss. The exact timing of the payment of claims and benefits cannot be predicted with certainty. Our reinsurance operating subsidiaries maintain portfolios of invested assets with varying maturities and a substantial amount of short-term investments to provide adequate liquidity for the payment of claims.

        Management believes that our cash balances, cash flows from operations and routine sales of investments are adequate to meet expected cash requirements for the foreseeable future on our reinsurance operating subsidiary level.

  Dividend Capacity

        Under the insurance laws of the states and jurisdictions under which our reinsurance operating subsidiaries are domiciled, a reinsurer is restricted with respect to the timing or the amount of dividends it may pay without prior approval by regulatory authorities. Accordingly, there can be no assurance regarding the amount of such dividends that may be paid by such subsidiaries in the future. Following is a description of the ability of our reinsurance operating subsidiaries to pay dividends to us and certain of our intermediate holding companies:

        Folksamerica has the ability to pay dividends during any 12-month period without the prior approval of regulatory authorities in an amount equal to the lesser of net investment income, as defined by statute, or 10% of statutory surplus, in both cases as most recently reported to regulatory authorities, subject to the availability of earned surplus. Based upon December 31, 2006 statutory surplus of $1.2 billion, Folksamerica would have the ability to pay approximately $115 million of dividends during 2007 without prior approval of regulatory authorities, subject to the availability of earned surplus. As of December 31, 2006, Folksamerica had $1 million of earned surplus. Folksamerica did not pay any dividends to us or our intermediate holding companies during 2006. Based on its 2007 operating plan, Folksamerica anticipates that it would have the ability to declare and pay dividends of $74 million in 2007 without regulatory approval.

        Sirius has the ability to pay dividends subject to the availability of unrestricted statutory surplus. Historically, Sirius has allocated a majority of its earnings to the Safety Reserve, which is described below. As a result, at December 31, 2006, Sirius had no unrestricted statutory surplus. Based on its 2007 operating plan, Sirius anticipates that it would have the ability to declare dividends of up to

$78 million at the end of 2007, without regulatory approval, if it elects not to allocate its earnings to the Safety Reserve.

        In accordance with the provisions of Swedish law, Sirius can voluntarily transfer its pre-tax income, or a portion thereof, subject to certain limitations, to its Swedish parent company as a tax-deductible group contribution. In early 2006, Sirius contributed $35 million of its 2005 pre-tax income to its parent company. During 2007, Sirius expects to contribute $35 million of its 2006 pre-tax income to its Swedish parent company.

        As of December 31, 2006, WMRUS and White Mountains Underwriting Limited ("WMU") had unrestricted cash and fixed maturity investments of $3 million and $4 million, respectively, and have the ability to distribute their 2007 earnings without restriction. During 2006, WMRUS and WMU together distributed $14 million of dividends to their immediate parent. Based on its 2007 operating plan, WMRUS anticipates that it would have the ability to declare and pay dividends of $3 million in 2007.

        White Mountains has informed us that it intends to contribute Galileo to our business in April 2007 and as such we expect that Galileo will become our wholly-owned subsidiary. Based upon its 2007 operating plan, Galileo anticipates that it would have the ability to declare and pay dividends of $2 million in 2007.

        As of December 31, 2006 we had $57 million of unrestricted cash and fixed maturity investments outside of our reinsurance operating subsidiaries. In 2006, we distributed $46 million of dividends to White Mountains.

  Safety Reserve

        In accordance with provisions of Swedish law, Sirius is permitted to transfer up to the full amount of its pre-tax income, subject to certain limitations, into an untaxed reserve (referred to as a "Safety Reserve"), which amounted to $1.3 billion at December 31, 2006. Under GAAP, an amount equal to the Safety Reserve, net of the related deferred tax liability established at the Swedish tax rate of 28%, is classified as shareholder's equity. Generally, this deferred tax liability is only required to be paid by Sirius if it fails to maintain predetermined levels of premium writings in future years. As a result of the indefinite deferral of these taxes, Swedish regulatory authorities do not apply any taxes to the Safety Reserve when calculating solvency capital under Swedish insurance regulations. Accordingly, under local statutory requirements, an amount equal to Sirius' deferred tax liability of $351 million at December 31, 2006 is classified as surplus. Access to the Safety Reserve is restricted to coverage of aggregate losses and requires the approval of Swedish regulatory authorities.

  Contractual Obligations and Commitments

        The following is a schedule of our material contractual obligations and commitments as of December 31, 2006.

in millions	Due in One Year or Less	Due in Two to Three Years	Due in Four to Five Years	Due After Five Years	Total
Debt(1)	$—	$27.2	$—	$—	$27.2
Loss and LAE reserves(2)	1,653.0	1,106.0	391.4	681.9	3,832.3
Reserves for structured contracts(3)	43.1	60.0	44.0	—	147.1
Long-term incentive compensation	11.1	31.7	—	—	42.8
Operating leases	9.3	14.6	7.3	2.8	34.0
London Underwriting Center accrual	0.8	1.4	1.2	5.3	8.7

Total contractual obligations	$1,717.3	$1,240.9	$443.9	$690.0	$4,092.1

(1)
We are a co-borrower and co-guarantor with White Mountains on a joint $500 million credit facility. White Mountains has drawn approximately $320 million on the facility. Following the incurrence of new senior indebtedness, White Mountains intends to reduce its commitment under the facility to $300 million. In connection with that incurrence of senior indebtedness, White Mountains also intends to remove us as a co-borrower and co-guarantor, although there is no assurance that this will occur.

(2)
Represents expected future cash outflows resulting from loss and LAE payments. The amounts presented are gross of reinsurance recoverables on unpaid losses of $1.1 billion as of December 31, 2006.

(3)
Represents deposit liabilities arising from reinsurance contracts that do not satisfy the conditions for reinsurance accounting established by SFAS 113. These contracts were written by Scandinavian Re prior to its being placed into run-off in 2002.

        Our loss reserves do not have contractual maturity dates. However, based on historical payment patterns, the preceding table includes an estimate of when management expects our loss reserves to be paid. The timing of claim payments is subject to significant uncertainty. We maintain a portfolio of marketable investments with varying maturities and a substantial amount of short-term investments to provide adequate cash flows for the payment of claims.

        The balances included in the table above regarding our long-term incentive compensation plans include amounts payable for performance shares and units, as well as deferred compensation balances. Exact amounts to be paid cannot be predicted with certainty for performance-based compensation as the ultimate amounts of these liabilities are based on our future performance and the market price of White Mountains' common shares at the time the payments are made. The estimated payments reflected in the table are based on current accrual factors (common share price and pay-out percentage) and assume that all outstanding balances were 100% vested as of December 31, 2006.

        There are no provisions within our leasing agreements that would trigger acceleration of future lease payments. We do not finance our operations through the securitization of our trade receivables, through special purpose entities or through synthetic leases. Further, except as noted in the following paragraph, we have not entered into any material arrangement requiring us to guarantee payment of third party debt, lease payments or to fund losses of an unconsolidated special purpose entity.

        Through Sirius, we have a long-term investment as a stockholder in LUC Holdings, an entity that has entered into a head lease to rent the London Underwriting Center ("LUC") through 2016. LUC Holdings in turn subleases space in the LUC. In a stockholders agreement among LUC Holdings's stockholders, the stockholders have guaranteed any shortfall between the head lease and the sub-leases on a joint and several basis. As a consequence, in recent years the stockholders have funded an operating shortfall of LUC. At December 31, 2006, we have recorded a liability of $9 million for our share of the expected future shortfall between LUC Holdings' head lease payments and sub-lease receipts. We do not believe that future shortfalls, if any, will have a material impact on our results of operations.

        We also have future binding commitments to fund certain limited partnership investments. These commitments, which total approximately $49.1 million, do not have fixed funding dates and are therefore excluded from the table above.

        Detailed information concerning our liquidity and capital resource activities during 2006, 2005 and 2004 follows:

For the year ended December 31, 2006

Financing and Other Capital Activities

        During 2006 we received capital contributions of $106 million from White Mountains and declared and paid dividends of $46 million to White Mountains.

        During 2006, we became a co-borrower and co-guarantor with White Mountains on a joint $500 million credit facility. White Mountains has drawn approximately $320 million on the facility. Following the incurrence of new senior indebtedness, White Mountains intends to reduce its commitment under the facility to $300 million. In connection with that incurrence of senior indebtedness, White Mountains also intends to remove us as a co-borrower and co-guarantor, although there is no assurance that this will occur.

        During 2006, Folksamerica Holdings, repaid a $7 million loan from Dowling and Partners Connecticut Fund III, LP.

Acquisitions and Dispositions

        During 2006, Folksamerica purchased 100% of the common stock of MSC for $34 million in cash and sold its Sirius America subsidiary to an investor group led by Lightyear Capital for $139 million in cash.

        During 2006, Sirius sold its common stock investment in Symetra to White Mountains for its carrying value of $249 million.

Other Liquidity and Capital Resource Activities

        During 2006, we received cash dividends on our investments in Symetra common stock and warrants of $16 million and $9 million, respectively, and we redeemed our investment in Financial Security Assurance Holdings Ltd. for proceeds of $57 million.

        During 2006, we made payments totaling $14 million to participants in our long-term incentive compensation plans. These payments were made based on payout levels ranging from 142% to 144% of target.

For the year ended December 31, 2005

Financing and Other Capital Activities

        During 2005, we declared and paid dividends of $98 million to White Mountains and we received a capital contribution in the amount of $250 million from White Mountains which we contributed to Folksamerica.

Acquisitions and Dispositions

        During 2005, we sold our California Indemnity Insurance Company subsidiary, a licensed inactive insurance company acquired by us in an earlier transaction, to a third party for a total of $20 million, $19 million of which was paid in cash.

Other Liquidity and Capital Resource Activities

        During 2005 we made payments totaling $19 million to participants in our long-term incentive compensation plans. These payments were made based on payout levels ranging from 160% - 200% of target.

For the year ended December 31, 2004

Financing and Other Capital Activities

        During 2004, we declared and paid dividends of $16 million to White Mountains and we repaid a $25 million note that was issued as part of the financing of our 2001 acquisition of C-F Insurance Company.

        During 2004, notes payable by us to subsidiaries of White Mountains in the amount of $273 million, inclusive of accrued and unpaid interest, were contributed to us, effectively extinguishing them.

Acquisitions and Dispositions

        During 2004 we acquired Sirius for $428 million, Tryg-Baltica for $58 million, and the Sierra Group for $14 million in cash and a $62 million contingent note.

        During 2004, Sirius purchased a 19% common stock interest in Symetra for $195 million. As part of the transaction, we received warrants providing for a fully converted ownership interest of 24%.

Other Liquidity and Capital Resource Activities

        During 2004 we made payments totaling $7 million to participants in our long-term incentive compensation plans. These payments were made based on payout levels ranging from 93% to 176% of target.

Quantitative and Qualitative Information About Market Risk

        Our consolidated balance sheet includes a substantial amount of assets and liabilities whose fair values are subject to market risk. The term market risk refers to the risk of loss arising from adverse changes in interest rates and other relevant market rates and prices. Due to our sizeable balances of interest rate sensitive instruments, market risk can have a significant effect on our consolidated financial position.

Interest Rate Risk

        Fixed Maturity Portfolio.    In connection with our consolidated reinsurance subsidiaries, we invest in interest rate sensitive securities, primarily debt securities. Our strategy is to purchase fixed maturity investments that are attractively priced in relation to perceived credit risks. Our fixed maturity investments are held as available for sale in accordance with SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities" ("SFAS 115"), whereby these investments are carried at fair value on the balance sheet with net unrealized gains or losses reported net of tax in a separate component of common shareholder's equity. We generally manage our interest rate risk associated with our portfolio of fixed maturity investments by monitoring the average duration of the portfolio, which allows us to achieve an adequate yield without subjecting the portfolio to an unreasonable level of interest rate risk. Our fixed maturity portfolio is comprised of primarily investment grade (e.g., those receiving an investment grade rating from Standard & Poor's or Moody's) U.S. government and agency securities, foreign government securities, asset-backed securities, corporate securities and municipal obligations.

        Increases and decreases in prevailing interest rates generally translate into decreases and increases in fair values of fixed maturity investments, respectively. Additionally, fair values of interest rate sensitive instruments may be affected by the creditworthiness of the issuer, prepayment options, relative values of alternative investments, the liquidity of the instrument and other general market conditions.

        The table below summarizes the estimated effects of hypothetical increases and decreases in market interest rates on our fixed maturity investments:

	Fair Value at December 31, 2006	Assumed Change in Relevant Interest Rate	Estimated Fair Value After Change in Interest Rate	After-Tax Increase (Decrease) in Carrying Value
	($ in millions)
Fixed maturity investments	$3,743.7	100 bp decrease	$3,809.7	$44.6
		50 bp decrease	3,779.0	23.9
		50 bp increase	3,711.2	(22.0)
		100 bp increase	3,675.7	(46.1)

        Long-Term Obligations.    As of December 31, 2006, our interest and dividend bearing long-term obligations consisted solely of the Sierra Group Note, which has a fixed interest rate. As a result, our exposure to interest rate risk resulting from variable interest rate obligations is insignificant.

        The Sierra Group Note was issued on March 31, 2004 in conjunction with our acquisition of the Sierra Group. The original face value of the note was $62 million, but that amount has been reduced to $27 million at December 31, 2006 under the terms of the note. Interest accrues on the unpaid balance at a rate of 4.0% per annum, compounded quarterly, and is payable at its maturity. The note will mature on December 31, 2009. Because of the contingent nature of principal and interest payments on this note, and its relatively short maturity, we estimate that the fair value of the Sierra Group Note approximates its carrying value.

Equity Price Risk

        The carrying values of our common equity securities and our other investments are based on quoted market prices or management's estimates of fair value (which is based, in part, on quoted market prices) as of the balance sheet date. Market prices of common equity securities, in general, are subject to fluctuations which could cause the amount to be realized upon sale or exercise of the instruments to differ significantly from the current reported value. The fluctuations may result from perceived changes in the underlying economic characteristics of the investee, the relative price of alternative investments, general market conditions and supply and demand imbalances for a particular security.

Foreign Currency Risk

        Our foreign assets and liabilities are valued using period-end exchange rates and our foreign revenues and expenses are valued using average exchange rates. Foreign currency exchange rate risk is the risk that we will incur losses on a U.S. dollar basis due to adverse changes in foreign currency exchange rates.

        The functional currency of Sirius is the Swedish Krona. Assuming a hypothetical 10% increase or decrease in the rate of exchange from the Swedish Krona to the U.S. dollar as of December 31, 2006, the carrying value of our net assets denominated in Swedish Kronor would have respectively decreased or increased by approximately $58 million. By December 31, 2006, we had $1.1 billion, or 21% of our invested assets, denominated in non-U.S. currencies, primarily the Swedish Krona, at $633 million or 12% of investments, and the Euro, at $238 million or 5% of investments.

        Our functional currency is the U.S. dollar. However, because we write a portion of our business and receive premiums in currencies other than U.S. dollars and may maintain a portion of our investment portfolio in investments denominated in currencies other than U.S. dollars, we may experience foreign exchange losses to the extent our foreign currency exposure is not fully hedged, which could adversely affect our statement of operations and financial condition.

        The majority of our foreign denominated investment assets are held to match insurance liabilities denominated in the same currency as required by Swedish law. As a result, foreign exchange gains or losses on the investment portfolio are generally offset by an opposite economic impact to the insurance liabilities.

Weather Derivative Risk

        White Mountains has informed us that it intends to contribute Galileo into our business in April 2007 and as such we expect that Galileo will become our wholly-owned subsidiary. Galileo sells weather risk management products, including weather derivatives, designed to assist corporate and governmental customers, primarily energy companies, utilities and construction companies, in managing their economic exposure to variations in weather conditions. Weather derivatives, which can be structured as either swaps or options, are typically purchased by corporations and governments exposed to volatility in earnings due to variable weather. Weather derivatives are products with financial settlements linked to an underlying index that measures a quantifiable weather element such as temperature, precipitation, snowfall and windspeed, typically over the course of a summer or winter season. Galileo manages its exposure to weather and market risks based on guidelines established by senior management. Galileo manages its weather portfolio through the employment of a variety of strategies, including geographical diversification of risk exposures and economic hedging within the over-the-counter and exchange traded derivative markets. Additionally, Galileo economically hedges its risk exposure by buying and selling similar weather risk contracts with different counterparties. For example, Galileo may sell an option to protect a customer if it becomes too cold in a certain location and then purchase an option from another counterparty that pays Galileo if it becomes too cold in that same location. Galileo also diversifies its risk exposure by entering into contracts that protect different clients with opposite exposures to the same quantifiable weather element. For example, Galileo may sell an option to protect a customer if it becomes too cold in a certain location and then sell another option that protects a different customer if it becomes too warm in that same location. Risk management is undertaken on a product portfolio-wide basis, to maintain a portfolio that Galileo believes is well diversified and that remains within the aggregate risk tolerance established by senior management.

        Galileo uses value-at-risk ("VaR") analysis to monitor the risks associated with its weather derivative contracts. VaR is a tool that measures the potential loss that could occur over a defined period of time, calculated at a given statistical confidence level. Galileo's portfolio VaR analyses are calculated using a Monte Carlo simulation model that uses historical weather data, actual weather data since each contract's inception, forecasted weather conditions and prevailing market rates as inputs. Galileo performs a VaR analysis for each of its portfolios using both a seasonal and 20-day holding period. The average, low and high of amounts produced by Galileo's 20-day VaR analyses performed during the period ended December 31, 2006, calculated at a 99% confidence level, were approximately $3 million, zero and $8 million, respectively.

Variable Annuity Guarantee Risk

        Sirius entered into an agreement to reinsure death and living benefit guarantees associated with certain variable annuities issued in Japan, commencing September 1, 2006. Under the reinsurance agreement, Sirius assumes the risk related to any potential shortfall between the account value and the guaranteed value that must be paid by the ceding company to an annuitant or to an annuitant's beneficiary in accordance with the underlying annuity contracts. Generally, the liabilities associated with these guarantees increase with declines in the global equity markets, interest rates and currencies against the Japanese Yen, as well as with increases in market volatilities. The liability is also affected by annuitant-related actuarial assumptions, including surrender and mortality rates. At December 31, 2006, the total liability for the reinsured variable annuity guarantees was $14 million.

        Sirius has retroceded the business to White Mountains Life Reinsurance (Bermuda) Ltd. ("WMLR"), a wholly owned subsidiary of White Mountains. WMLR purchases derivative instruments, including futures and over-the counter option contracts on interest rates, major equity indices, and foreign currencies, to mitigate the risks associated with changes in the fair value of the reinsured variable annuity guarantees.

Effects of Inflation

        We do not believe that inflation has had a material effect on our consolidated results of operations, except insofar as inflation may affect interest rates. The potential exists, after a catastrophic event loss, for the development of inflationary pressures in a local economy. The anticipated effects on us are considered in our catastrophic event loss models. The effects of inflation are also considered in pricing and in estimating reserves for unpaid claims and claim expenses. The actual effects of inflation on our results cannot be accurately known until claims are ultimately settled.

Recently Issued Accounting Pronouncements

        In July 2006, the Financial Accounting Standards Board ("FASB") issued FASB Interpretation No. 48, "Accounting for Uncertainty in Income Taxes" ("FIN 48"). FIN 48 is an interpretation of Statement of Financial Accounting Standards Statement No. 109, "Accounting for Income Taxes". The interpretation prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return and requires additional disclosures. Under the new guidance, recognition is based upon whether or not a company determines that it is more likely than not that a tax position will be sustained upon examination based upon the technical merits of the position. In evaluating the more-likely-than-not recognition threshold, a company should presume the tax position will be subject to examination by a taxing authority with full knowledge of all relevant information. If the recognition threshold is met, then the tax position is measured at the largest amount of benefit that is more than 50% likely of being realized upon ultimate settlement. FIN 48 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. The interpretation is effective for fiscal years beginning after December 15, 2006. We do not expect the adoption to have a material effect on our financial condition, results of operations or cash flows.

INDUSTRY

        The markets for both property and casualty reinsurance are cyclical. Recent events have resulted in relatively strong prices accompanied by favorable terms and conditions when compared to historical averages.

        The property business was dramatically impacted by the seven hurricanes of category three strength or higher that struck the United States in the past three years. Of the seven hurricanes to make landfall, each is among the ten most costly hurricanes in U.S. history. During 2004, hurricanes Charley, Frances, Ivan and Jeanne together produced approximately $23 billion of insured losses, led by hurricane Charley which produced nearly $8 billion of the total. During 2005, hurricanes Katrina, Rita and Wilma together produced approximately $56 billion of insured losses, with hurricane Katrina's estimated insured loss of $42 billion easily surpassing hurricane Andrew during 1992 ($16 billion in insured losses; $22 billion in today's dollars) as the costliest insured event in U.S. history.

        The losses produced by the U.S. hurricanes negatively impacted the financial condition of many companies in the insurance and reinsurance industry, and caused the major rating agencies to downgrade several companies, some below the "A-" level generally deemed necessary to fully participate in the marketplace. In addition, these events caused the major rating agencies to increase their view of the amount of capital required to be held by insurance companies and reinsurance companies for each financial strength rating level and caused a reassessment of the models and the assumptions about catastrophe severity and frequency to predict the cost of such events. As a result of the ratings downgrades and the material increases to the regulatory capital required by the rating agencies to be held by the industry, the industry immediately experienced a lack of underwriting capacity that has resulted in substantial increases in the price of reinsurance for properties that are believed to be exposed to natural disasters and a reduction in the availability of such coverage. The entrance of new capital into the industry, generally in the form of capital contributions, and capital raised for Bermuda startups, sidecars and catastrophe bonds, has generally added underwriting capacity but has only offset a small portion of the increased industry capital viewed necessary to support the new level of risk. We believe the current trend of strong prices and favorable terms and conditions will continue into 2007 and potentially for many years to come, although recent regulatory activities in certain states, including Florida, and the unpredictable nature of the effects of such activities, jeopardizes our ability to provide an accurate assessment of the future business climate.

        The pricing environment for casualty business is also currently strong relative to historical averages. The industry suffered significant losses during the 1997-2001 period, which we believe experienced relatively weak pricing and unfavorable terms and conditions. Due to the long-tailed nature of many casualty policies, many of these losses did not emerge until several years after the policy period. Similarly to the property market, many companies that provided this insurance and reinsurance were downgraded as a result and some of these companies have been placed into run-off and are no longer writing new casualty policies. Although these developments have caused a material strengthening in the pricing, terms and conditions for casualty business since 2001, pricing has recently begun to soften.

BUSINESS

Overview

        We are a Bermuda-domiciled global multi-line property and casualty reinsurance company, with operations in North America, Europe and Bermuda. We write property, casualty and related businesses through Folksamerica and Sirius, our two principal reinsurance subsidiaries. Folksamerica and Sirius have operating histories of over 25 and 60 years, respectively, and have longstanding relationships with both ceding insurance companies and leading intermediaries. In addition, building upon our experience in Bermuda, we have created a separate Bermuda operating entity, WMRUS, that specializes in analyzing catastrophe reinsurance and acts as our center of excellence for property catastrophe risk evaluation.

        Our business has grown organically and through acquisitions, and we have increased our capital base through both retained earnings and capital contributions from our parent, White Mountains. For the year ended December 31, 2006, we wrote $2.1 billion of gross premiums written, of which 72% were generated in the United States and 28% internationally. We had total GAAP equity of $2.4 billion, total regulatory capital of $2.6 billion and total assets of $8.0 billion as of December 31, 2006. We currently have $27 million of debt outstanding. In addition, we are a co-borrower and co-guarantor with White Mountains on a joint $500 million credit facility. White Mountains has drawn approximately $320 million on the facility. Following the incurrence of new senior indebtness, White Mountains intends to reduce its committment under the facility to $300 million. In connection with that incurrence of senior indebtedness, White Mountains also intends to remove us as a co-borrower and co-guarantor, although there is no assurance that this will occur.

        Folksamerica and Sirius have their own underwriting, claims, actuarial, finance and general management functions, allowing them to operate on a decentralized basis to ensure focus on target markets, lines and customers. The management teams of these companies are encouraged to be entrepreneurial, with the autonomy to make decisions on key operating matters while we provide centralized support in key functions, including strong worldwide risk management discipline. To further this discipline, we recently consolidated our worldwide property catastrophe advisory business in our new Bermuda company, WMRUS.

        We operate Folks Re Solutions, which is our run-off acquisitions business. Also, in April 2007 we expect to operate an additional business, Galileo, a weather risk management business that our parent has informed us it intends to contribute to us.

        We believe our financial strength represents a key competitive advantage. The table below includes our subsidiaries' current financial strength ratings as well as other key metrics as of and for the year ended December 31, 2006.

	Folksamerica	Sirius	Other Operations(1)
2006 gross premiums	$1.1 billion	$1.0 billion	—
Cash and investments	$2.7 billion	$2.2 billion	$211 million
Regulatory capital	$1.2 billion	$1.4 billion	N/A
GAAP shareholder's equity	$1.3 billion	$1.0 billion	$165 million
Financial strength ratings
A.M. Best	A–	A	N/A
Standard & Poor's	A–	A–	N/A
Moody's	A3	A3	N/A
Fitch	A–	A–	N/A
Product categories	• Property non-catastrophe	• Property non-catastrophe
	• Property catastrophe	• Property catastrophe
	• Casualty ex-Esurance	• Esurance
	• Esurance	• Accident & Health
	• Accident & Health	• Aviation & Space
	• Agriculture	• Other
• Other

(1)
Includes White Mountains Re, WMRUS and various intermediate holding companies.

        In 2005, we reported net income of $66 million and produced a GAAP combined ratio of 114.0%, which included 23 points of losses, net of reinsurance and reinstatement premiums, related to hurricanes Katrina, Rita and Wilma. In 2006, we reported net income of $282 million and produced a GAAP combined ratio of 100.3%, which included six points of adverse reserve development on prior accident year losses, net of reinsurance and reinstatement premiums, related to hurricane Katrina, Rita and Wilma, and nine points related to the Olympus reimbursement.

Operating Principles

        We strive to operate our business within the spirit of the following four operating principles:

        Underwriting Comes First.    An insurance enterprise must respect the fundamentals of insurance. There must be a realistic expectation of underwriting profit on all business written, and demonstrated fulfillment of that expectation over time, with focused attention to the loss ratio and to all the professional insurance disciplines of pricing, underwriting and claims management.

        Maintain a Disciplined Balance Sheet.    The first concern here is that insurance liabilities must always be fully recognized. Loss reserves and expense reserves must be solid before any other aspect of the business can be solid. Pricing, marketing and underwriting all depend on informed judgment of ultimate loss costs and that can be managed effectively only with a disciplined balance sheet.

        Invest for Total Return.    Historical insurance accounting has tended to hide unrealized gains and losses in the investment portfolio and over-reward reported investment income (interest and dividends). Regardless of the accounting, White Mountains Re must invest for the best growth in after-tax value over time. In addition to investing our bond portfolios for total after-tax return, that will also mean prudent investment in a balanced portfolio consistent with leverage and insurance risk considerations.

        Think Like Owners.    Thinking like owners has a value all its own. There are stakeholders in a business enterprise and doing good work requires more than this quarter's profit. But thinking like an owner embraces all that without losing the touchstone of a capitalist enterprise.

Organization

        We primarily write reinsurance through our principal reinsurance subsidiaries Folksamerica and Sirius, which in turn diversify individual and geographical risks through a quota share arrangement. These businesses are supported by WMRUS, which provides property catastrophe risk evaluation services, and by White Mountains Re Services LLC ("WMRe Services") which provides certain shared services such as accounting and claims management support functions. We also operate our run-off solutions and acquisitions unit, Folks Re Solutions and, beginning April 2007, expect to operate the weather risk management business, Galileo.

Folksamerica

        Folksamerica, headquartered in New York, has been operating in the property and casualty reinsurance business since 1979. Folksamerica writes a diversified portfolio of property, casualty, accident and health and marine business throughout the United States and, to a lesser extent, Canada, Latin America, Europe, the Caribbean and Japan. Folksamerica focuses on providing working-layer reinsurance to primary insurance companies. Whenever possible, Folksamerica strives to write its business as the lead underwriter, which allows it to set its price, as well as the terms and conditions, consistent with the core underlying risk profile of the account. Most of Folksamerica's business is written through leading worldwide reinsurance intermediaries, although it does also offer products directly to ceding insurance companies through several long-standing relationships.

Sirius

        Sirius, headquartered in Stockholm, Sweden, has been operating in the property and casualty reinsurance business since 1945. It writes a diversified portfolio of property, accident and health and aviation and space business throughout Europe, North America and Asia, also predominantly through intermediaries. Sirius' track record demonstrates its underwriting capabilities. Notably, Sirius recorded an underwriting profit in 19 of the past 20 years despite the fact that this period has contained the ten largest catastrophes in terms of insured losses in history. Sirius has opportunistically added new underwriting capabilities over the years, such as the creation of its aviation and space business in 2005.

Other Operations

        We have been opportunistic throughout the various market cycles, which has included shrinking our casualty book during the 1997-2001 soft market, significantly expanding our property book after the events of September 11, 2001 and acquiring companies at attractive prices, typically at a discount to GAAP book value. Folks Re Solutions, our run-off acquisitions business, has identified and completed five of our acquisitions since 1999. In structuring acquisitions, Folks Re Solutions generally seeks reserve protections through various mechanisms, including reserve guarantees, adjustable contingent notes and purchase prices at a discount to book value.

        Our other businesses include WMRUS, our center of excellence for property catastrophe risk evaluation, and WMRe Services, our shared services entity that provides common services such as accounting and claims management support to our reinsurance subsidiaries.

        Galileo.    White Mountains has informed us that it intends to contribute Galileo into our business in April 2007 and as such we expect that Galileo will become our wholly-owned subsidiary. Galileo sells weather risk management products, including weather derivatives, designed to assist corporate and governmental customers, primarily energy companies, utilities and construction companies, in managing their economic exposure to variations in weather conditions.

        Galileo manages its weather derivative portfolio through the employment of a variety of risk management strategies to preserve its expected margins. These strategies include geographical diversification of risk exposures and economic hedging through the use of derivatives traded in both the over-the-counter and exchange-traded derivative markets. Additionally, Galileo economically hedges its risk exposure by buying and selling similar weather risk contracts with different counterparties. Galileo also diversifies its risk exposure by entering into contracts that protect different clients with opposite exposures to the same quantifiable weather element. Risk management is undertaken on a portfolio-wide basis in order to maintain a portfolio that Galileo believes is well diversified and that remains within the aggregate risk tolerance established by senior management. In addition to the revenue expected from Galileo's sales of weather derivatives or insurance contracts, we anticipate that Galileo will add value to the Company by developing risk analysis techniques that will be profitably leveraged by Sirius and Folksamerica in their exposure modeling. At December 31, 2006, the principal components of Galileo's balance sheet included cash and invested assets of $68 million, a net liability of $12 million on weather derivative contracts, a $25 million liability for collateral received from derivative counterparties and shareholder's equity of $27 million.

Competitive Strengths

        We believe our competitive strengths, highlighted below, will enable us to continue to profitably develop our leading reinsurance franchise.

Global Multi-Line Reinsurer with Proven Track Record

        We are a global multi-line property and casualty reinsurer with a long operating history and a proven track record of growing tangible book value in varying market conditions. We write a diversified book of reinsurance business across different risk types and geographic locations. Although we write both property and casualty business, the majority of the business is relatively short-tailed as we generally do not focus on the longer-tailed casualty lines. We have a significant international presence with 28% of our gross premiums in 2006 generated outside of the United States. We strive to act as lead underwriter with respect to pricing, terms and conditions.

History of Long-Term Customer Relationships

        Our strong operating team has developed long-standing customer relationships through extensive industry experience. Our operating team has worked within either Folksamerica or Sirius for extensive periods of time, through both favorable and unfavorable market conditions.

        Eleven of Folksamerica's current largest fifteen clients have ceded $5 million or more of written premium to us for each of the past five years or more while 63% of Folksamerica's in-force working treaty business, as measured by estimated premium income, is associated with contracts that have been in place with us for three or more years; 57% for four or more years; and 49% for five or more years.

        Sirius, having been in business since 1945, has over the years developed into a leading reinsurer primarily in Europe but also in other parts of the world. Of their approximately 500 cedents in Europe and Japan, more than 30% have been clients for 20 or more years and 50% have been clients for ten or more years. Further, of their approximately 80 cedents in Scandinavia, over 75% have been clients for 30 years or more. Sirius' long-standing relationships have contributed to Sirius having a position in their markets that enables it to lead or co-lead over 40% of its business, thereby influencing price, terms and conditions.

Prudent, Disciplined Approach to Risk Management

        We are guided by our core operating principles and believe that a long-term commitment to disciplined underwriting and prudent pricing is firmly ingrained in our corporate culture. We focus our risk management efforts on ensuring that our exposure to potential loss in any business area is within an acceptable level. Although this includes extensive modeling, we understand that even the best models are limited in their ability to accurately predict the insured loss of all potential catastrophes. Therefore, we also evaluate what our total limit loss is in a particular region to ensure that not only is the probable maximum loss ("PML") within our tolerance, but the maximum foreseeable loss is as well. During 2006, we significantly reduced our gross exposure to U.S. property catastrophe and offshore marine. We were also one of the first reinsurance companies to organize pools of third party capital to provide dedicated reinsurance capacity to us, which allowed us to fully capitalize on market opportunities by increasing gross writings while managing our downside risk. The net result of all of our risk management efforts was that the net financial impact from hurricanes Katrina, Rita and Wilma, including the Olympus reimbursement and without considering income earned on lines not impacted by the hurricanes, was limited to 20% of our shareholder's equity at June 30, 2005 (the quarter immediately preceding the events).

        We also have a disciplined risk management approach to the casualty business. This has resulted in limiting our exposure to the longer-tailed lines such as directors and officers, general liability, and workers' compensation coverages. We will also reduce our writings when the pricing and/or terms and conditions become unattractive, as demonstrated by our reduced writings during the 1996-2000 soft market period.

Group Financial Strength

        Our long-standing presence in multiple markets, including North America and Europe, has allowed us to deploy our capital in an efficient manner throughout the world. We seek to maintain our capital and leverage at levels that support our ratings, but without allowing large amounts of undeployed capital to build up in the insurance subsidiaries. Another important benefit of our capital structure is that our regulatory capital currently exceeds our shareholder's equity primarily as a result of the $1.3 billion safety reserve we held in Sweden as of December 31, 2006 which, pursuant to local regulatory authority is treated as capital supporting underwriting and allows for the deferral of taxes on earnings in Sirius. This safety reserve provides a cushion against any significant losses while the deferred taxes of $351 million as of December 31, 2006 are recognized as underwriting capital by insurance regulators and the key rating agencies, providing additional investment assets and earnings thereon, while fully supporting the writing of new business.

History of Successful Acquisitions

        We are an opportunistic acquirer of businesses and have built a solid track record of completing financially driven acquisitions that have been accretive to our earnings. We have a team of seasoned professionals dedicated to this effort who exercise considerable discipline in their review and assessment of potential acquisitions. Since 1991, we have completed 13 acquisitions. Recent examples since 2004 which we believe are representative of our overall success with acquisitions include Sirius, Sierra Group, Tryg-Baltica and MSC. While Sirius had an outstanding long-term track record of underwriting performance, its former owner chose to divest it for reasons unrelated to Sirius' performance. As a result, we were able to purchase Sirius at a discount to book value even though it had performed well. In the case of the Sierra Group, its owner wanted a clean exit from the property and casualty business and we were able to provide this solution while protecting ourselves against adverse reserve development through the use of a contingent note. Upon acquisition, we placed the Sierra Group into runoff, as had been our intention. Tryg-Baltica and MSC were similarly acquired with reserve protections such as reserve guarantees, contingent notes and prices discounted as runoff candidates to book value.

Affiliation with White Mountains

        As a wholly-owned subsidiary of White Mountains, we believe we have access to executive talent and financial resources beyond the scope of a company of our size. For example, we frequently consult with and receive support from White Mountains, and we have access to high quality investment management through WM Advisors. Further, we have also benefited from the opportunity to write an attractive quota share reinsurance contract with Esurance which produced $269 million of gross premiums written during the fourth quarter of 2006 at a combined ratio of 98.4%.

High Quality Investment Management

        Our investments are managed by WM Advisors, a subsidiary of White Mountains and a registered investment adviser with approximately $32 billion in assets under management at December 31, 2006. WM Advisors, through an investment advisory agreement, is responsible for the direct management of our fixed income, short-term and alternative investments such as hedge funds and private equity funds. Further, through a sub-advisory agreement with WM Advisors, our common stock and convertible securities investments are managed by Prospector Partners LLC ("Prospector"). Both WM Advisors and Prospector have strong track records of investment performance on both an absolute and relative basis. WM Advisors has helped us to produce strong annual investment results currently anchored by an investment portfolio consisting in large part of fixed maturity securities of relatively low duration and very high quality as well as short-term investments and a smaller allocation to common equity securities and other investments such as hedge funds, limited partnerships and private equities.

Business Strategies

Underwrite Opportunistically to Capitalize on Market Conditions

        We believe we are well positioned to capitalize on the favorable market conditions that currently exist in many of the lines of the global property and casualty business that we target. Our existing platform has broad reach across the globe and access to key segments that we consider to be attractive. By retaining customer-focused underwriting businesses in the U.S. and Europe, while centralizing our catastrophe risk management in Bermuda, we believe we have the right business model and organization for assessing the attractiveness of potential business and succeeding in the global reinsurance market. Furthermore, with our recently enhanced Bermuda advisory platform at WMRUS, we believe that our reinsurance subsidiaries will be able to opportunistically write additional attractive business that is currently underserved due to a general lack of capacity in the reinsurance markets in 2007. We have strong relationships with key ceding companies and brokers that provide us with the flexibility to expand or shrink our book of business to react to market conditions.

Maintain Broad Geographic Coverage Across Multiple Lines

        In the current industry environment, single-line catastrophic reinsurance companies are facing significant obstacles to competing effectively. We intend to leverage our multi-line offerings across a broad geographic coverage to grow our business when appropriate. We have had a long-standing presence in multiple markets and across multiple product categories and have developed long-term relationships with brokers and ceding companies. Our long-term, lead positions on excess & surplus lines and specialty reinsurance placements have allowed us to set market terms and maintain strong pricing in our portfolio. For the year ended December 31, 2006, we wrote $2.1 billion of gross premiums written across property, casualty, accident & health, agriculture, aviation & space and other exposures on a world-wide basis, of which 28% were generated internationally. However, no particular line of business accounted for more than 18% of our gross premiums written of our business.

Manage Capital Prudently

        We actively manage our capital and business profile. We strive to underwrite business only when the price and other terms and conditions are attractive. When appropriate, we will consider dedicated pools of outside capital and use of retrocessional coverage. If we need to reduce our business volumes due to overly aggressive competition, we intend to do so, as we have done in the past. These actions would likely cause undeployed capital to emerge in our reinsurance subsidiaries, which we would prudently manage so as to adjust the capital to the exposures remaining in our company as a whole. Folksamerica's internal retrocessional quota share treaty to Sirius allows us to spread risk on a worldwide basis. At the same time, both companies possess regional familiarity that guides their business decisions. Our long term goal is to optimize our capital structure so that our capital can be utilized in the most efficient jurisdictions.

Continue to Find Opportunistic Acquisitions

        We will continue to evaluate acquisition opportunities and pursue those that meet our strict criteria to generate attractive financial returns. In addition to our dedicated acquisition team, our entire senior management team is active in the search for acquisition opportunities. While we have an active and ongoing effort to pursue acquisitions, we believe that our disciplined approach ensures that we will be selective. In a given year we may complete several transactions or we may not complete any, depending on the quality of opportunities that become available. We are optimistic that there will continue to be attractive opportunities in the future.

Reinsurance Overview

        Reinsurance is an arrangement in which a reinsurance company (the "reinsurer") agrees to indemnify an insurance company (the "ceding company") for all or a portion of the insurance risks underwritten by the ceding company under one or more insurance policies. Reinsurance can benefit a ceding company in a number of ways, including reducing exposure on individual risks, providing catastrophe protections from large or multiple losses, and assisting in maintaining acceptable capital levels as well as financial and operating leverage ratios. Reinsurance can also provide a ceding company with additional underwriting capacity by permitting it to accept larger risks and underwrite a greater number of risks without a corresponding increase in its capital or surplus.

        Reinsurance is generally written on a treaty or facultative basis. Treaty reinsurance is an agreement whereby the reinsurer assumes a specified portion or category of risk under all qualifying policies issued by the ceding company during the term of the agreement, usually one year. When underwriting treaty reinsurance, the reinsurer does not evaluate each individual risk and generally accepts the original underwriting decisions made by the ceding company. Treaty reinsurance is typically written on either a quota share or excess of loss basis. A quota share reinsurance treaty is an arrangement whereby a reinsurer assumes a predetermined proportional share of the premiums and losses generated on specified business. An excess of loss treaty is an arrangement whereby a reinsurer assumes losses that exceed a specific retention of loss by the ceding company. Facultative reinsurance, on the other hand, is underwritten on a risk-by-risk basis, which allows the reinsurer to determine pricing for each exposure.

        A significant period of time normally elapses between the receipt of reinsurance premiums and the payment of reinsurance claims. While premiums are generally paid to the reinsurer upon inception of coverage, the claims process is delayed and generally begins upon the occurrence of an event causing an insured loss followed by: (1) the reporting of the loss by the insured to its broker or agent; (2) the reporting by the broker or agent to the ceding company; (3) the reporting by the ceding company to its reinsurance intermediary or agent; (4) the reporting by the reinsurance intermediary or agent to the reinsurer; (5) the ceding company's adjustment and payment of the loss; and (6) the payment to the ceding company by the reinsurer. During this time, reinsurers generate investment income on premium receipts, consisting primarily of interest earned on fixed maturity investments and dividends earned on equity securities. The period of time between the receipt of premiums and the payment of claims is typically longer for a reinsurer than for a primary insurer. However, this difference is less significant for reinsurers like us that write large volumes of short-tailed coverage, or coverage where the information about insured claims is known relatively quickly after the coverage period, such as property reinsurance and private passenger auto insurance.

Our Products and Services

Classes of Business

        The following table shows our gross and net premiums written by class of business for the years ended December 31, 2005 and 2006.

	Gross Premiums Written		Net Premiums Written
	2005	2006	2005	2006
	(in millions)
Property non-catastrophe	$373.7	$380.5	$171.9	$253.4
Property catastrophe	352.9	291.6	172.7	214.1
Casualty ex-Esurance	370.8	268.1	370.0	273.0
Esurance(1)	(45.9)	269.2	(45.9)	269.2
Accident & Health	197.2	265.9	169.7	229.2
Agriculture	131.3	50.4	131.6	50.4
Aviation & Space	46.6	66.2	31.4	55.3
Other(2)	296.0	231.6	171.6	175.9

Subtotal—ongoing business	1,722.6	1,823.5	1,173.0	1,520.5
Discontinued business(3)	442.6	248.4	315.0	216.7

Total premium written	$2,165.2	$2,071.9	$1,488.0	$1,737.2

(1)
Negative premiums during 2005 relate to a quota share arrangement between Folksamerica and Esurance, which was commuted effective December 1, 2005, resulting in the return of unearned premiums. Premiums during 2006 relate to a quota share arrangement between Sirius and Esurance, effective October 1, 2006. We expect Esurance's share of our total gross and net premiums written will increase in 2007 to reflect the relationship covering a full year.

(2)
Primarily consists of Folksamerica's Latin American and Canadian business as well as our marine and credit and bonding business.

(3)
Represents premiums attributable to companies that we have sold or placed into run-off, and to the OneBeacon quota share arrangement, which was commuted in 2006.

        We write both treaty and facultative reinsurance, as well as a nominal amount of direct business. The majority of our premiums are derived from reinsurance contracts both on a quota share and an excess of loss basis, which in 2006 amounted to 60% and 29%, respectively, of our total net premiums written, while primary direct business represented 11% of total net premiums written.

        These business classes and their associated lines of business are described in greater detail below.

Property Non-Catastrophe

        We are a leader in the broker market for property treaties written on a proportional and risk excess basis. In the United States, we focus primarily on the excess & surplus lines segment of this market. As a leading reinsurer in this area, we set market terms on the majority of our transactions. We write a limited number of large transactions with carefully chosen long term partners. Our excess book continues to grow and contains similar excess & surplus exposure, complemented by a modest amount of large national company and small regional company standard lines business. Our international property non-catastrophe book is dominated by risk excess, facultative and proportional treaty business in Europe. Over half of this total portfolio is written on a proportional basis.

Property Catastrophe

        We write excess property treaties which respond to catastrophic events. We seek to set prices and terms on programs wherever possible. We write a worldwide portfolio with the largest segment being exposure in the United States. Our current U.S. book has a national account focus supporting the lower/middle layers of large capacity programs. Current terms and conditions in this area are favorable. The exposures written in the international portfolio vary by country; this part of the portfolio is diversified across many countries and regions. For most U.S. exposure and some international exposure, WMRUS advises our catastrophe units on this line of business.

        Business written by Sirius covering exposure in Canada, the Caribbean and Latin America is included in this segment. Contracts written by Folksamerica covering property catastrophe exposure in Canada, the Caribbean and Latin America are not included in this segment and are addressed separately below.

Casualty, excluding Esurance

        Our casualty unit writes proportional and excess of loss reinsurance focused on commercial and non-standard automobile liability, general liability, professional liability, umbrella and workers' compensation lines. Participation on longer tail business is almost entirely on a proportional basis, rather than excess of loss, because most of our competitors include a present value discount in their pricing and we do not. Accordingly, our casualty portfolio liabilities are of medium duration. While we expect each of the programs in our casualty area to meet or exceed our return targets, we are cautious about a softening market in these lines and are paying close attention to the rate movement within our clients' portfolios.

Esurance

        Esurance is one of the fastest growing writers of private passenger automobile insurance in the United States. Business is transacted on a direct basis through the internet in the 24 states that encompass 80% of the nation's drivers. We participated on a proportional contract with Esurance in 2003 and 2004, assuming 75% of their gross exposure in 2003 and 85% in 2004. That contract was terminated on a cut-off basis on January 1, 2005 and was subsequently commuted effective December 1, 2005. We wrote a new proportional contract with Esurance, effective October 1, 2006, covering 85% of their gross premiums, with exposures attaching on an in-force, new and renewal basis.

Accident & Health

        Our accident & health business is composed of three major segments. In the largest segment, we act as a surplus lines insurer of international medical expense lines business; International Medical Group is the agent writing on our behalf. The next segment comprises proportional treaties covering employer medical stop loss for per person (specific) and per employer (aggregate) exposures. The final segment comprises medical, health and personal accident coverage written on a personal treaty, excess treaty and facultative basis.

Agriculture

        The agriculture unit provides proportional capacity to companies writing the United States government-sponsored Multi-Peril Crop Insurance ("MPCI") program. Our participation is always net of the government's stop loss reinsurance protection. We also provide coverage for commercial crop-hail coverage and certain named peril coverage when bundled with MPCI business. A small amount of agricultural business written by Sirius is included in the "Other" segment below.

Aviation & Space

        Aviation insurance covers loss of or damage to an aircraft and the aircraft operations' liability to passengers, cargo and mail as well as to third parties. Additionally, liability arising out of non-aircraft operations such as hangars, airports and products can be covered. Space insurance covers loss of or damage to a satellite during launch and in orbit.

Other

        Included in this segment is Folksamerica's Canadian, Caribbean and Latin American business by Folksamerica (ongoing), a small amount of proportional marine business written on a direct basis (ongoing), the marine, credit and contingency business written by Sirius International (ongoing), a marine book (discontinued) and the run-off exposures from various acquisitions. Our A&E liabilities are included in the acquisition run-off business written by Folksamerica in the Canadian and Caribbean markets are handled by our Toronto office and the Latin American markets are handled by our Coral Gables office. Property lines dominate both of these portfolios.

Bermuda Advisory Services

        We have been in the reinsurance advisory business since January 2002, and recently we consolidated our advisory operations in Bermuda where we formed WMRUS as our "center of excellence" for global property catastrophe risk evaluation. WMRUS's goal is to promote consistency in pricing and underwriting methodology, increase efficiencies by centralizing the management of the group's property catastrophe exposures, develop and implement advanced catastrophe modeling techniques and systems and provide value-added services to intermediaries and clients by offering customized products and efficient, lead-quoting capabilities. WMRUS expects to achieve these goals through the skills of an highly experienced team of underwriters and systems professionals.

        WMRUS receives fee income from the business it advises for Sirius, Folksamerica, Olympus and Helicon.

Marketing

        We obtain most of our reinsurance business from reinsurance intermediaries. Business submissions come from intermediaries that represent the ceding company or through submissions recommended by WMRUS. The process of placing an intermediary reinsurance program typically begins when a ceding company enlists the aid of a reinsurance intermediary in structuring a reinsurance program. The ceding company and the reinsurance intermediary will often consult with one or more lead reinsurers as to the pricing and contract terms for the reinsurance protection being sought. Once the ceding company has approved the terms quoted by the lead reinsurer, the reinsurance intermediary will offer participation to qualified reinsurers until the program is fully subscribed. We consider both the intermediary and the ceding company to be our clients in any placement. We have developed strong business relationships over a long period of time with the management of many of our ceding companies.

        We pay ceding companies a ceding commission under most quota share reinsurance treaties and some excess of loss reinsurance treaties. The ceding commission is generally based on the ceding company's cost of acquiring and administering the business being reinsured (e.g. commissions, premium taxes and certain miscellaneous expenses). Additionally, we pay reinsurance intermediaries commissions based on negotiated percentages of the premium they produce. The reinsurance intermediary's commissions constitute a significant portion of our total acquisition costs.

        During 2006, we received 13% of our gross premiums written from Esurance, but during 2004, 2005 and 2006, we received no more than 10% from any individual unaffiliated ceding company. During 2004, 2005 and 2006, we received approximately 45%, 38% and 41%, respectively, of our gross premiums written from three major, third-party reinsurance brokers as detailed in the following table.

	Year Ended December 31,
	2004	2005	2006
AON Re	19%	17%	19%
Benfield	14	13	12
Guy Carpenter	12	8	10

        The following table shows our net premiums written by geographic region for 2004, 2005 and 2006.

	Year Ended December 31,
	2004	2005	2006
	(in millions)
United States	$1,131.4	$1,062.8	$1,312.0
Europe	303.5	315.6	314.4
Canada, the Caribbean and Latin America	42.4	47.2	37.8
Asia and Other	53.7	62.4	73.0

Total	$1,531.0	$1,488.0	$1,737.2

Underwriting and Pricing

        We have a long history of maintaining a disciplined underwriting strategy which, while considering overall exposure, has focused on writing more business when market terms and conditions are favorable and reducing business volume during soft markets when terms and conditions become less favorable. We also employ a multi-line approach, offering clients a wide range of reinsurance products to satisfy their risk management needs.

        We derive our business from a broad spectrum of ceding companies, including national, regional, specialty and excess and surplus lines writers, both in the United States and internationally. Our underwriters and pricing actuaries perform reviews of the underwriting, pricing, and general underwriting controls of potential ceding companies before quoting contract terms for our reinsurance products. We price our products by assessing the desired return on the expected capital needed to write a given contract and on the expected underwriting results of the contract. Our pricing indications are based on a number of underwriting factors including historical results, analysis of exposure and estimates of future loss costs, a review of other programs displaying similar exposure characteristics and the ceding company's underwriting. Our underwriters, actuaries and claims personnel perform audits to monitor certain ceding companies' risk selection and pricing. Additionally, our finance staff reviews the financial stability and creditworthiness of our ceding companies. Such reviews provide important input to support underwriting decisions.

        We and other reinsurance companies have sought to mitigate the risks associated with future terrorist attacks in a similar manner as primary insurers. Reinsurers do not have the stringent regulations with respect to contract terms and policy exclusions that are generally imposed on primary insurers. For example, the Terrorism Act is not applicable to reinsurers. As a result, terrorism exclusions on reinsurance contracts are dictated by the marketplace. We evaluate terrorism exposure from our ceding companies and apply exclusions as we deem appropriate and as are permitted by market conditions. Reinsurance on commercial risks written by us subsequent to the terrorist attacks of September 11, 2001 generally contains clauses that exclude acts of terrorism certified under the

Terrorism Act. Reinsurance on personal risks written by us subsequent to the terrorist attacks of September 11, 2001 generally contains exclusions related to nuclear, biological and chemical attacks.

        Following the 2004 and 2005 catastrophe activity, we enhanced our catastrophe underwriting process by significantly raising our provision for demand surge (i.e., the rise in costs from shortages of material and labor in regions affected by a catastrophe) and by employing a more conservative methodology to evaluate exposure than those that result from standard actuarial and modeling techniques. Additionally, Folksamerica non-renewed its excess off-shore energy and marine business in the Gulf of Mexico effective January 1, 2006.

Claims Management

        We maintain a staff of experienced reinsurance claim specialists that work closely with our reinsurance intermediaries to obtain specific claims information from our customers. Our claims staff also regularly perform on-site claim reviews to assess certain of our reinsureds' claim handling abilities and reserve techniques. In addition, our claims specialists review loss information provided by certain reinsureds for adequacy. The results of these claim reviews are shared with the underwriters and actuaries to assist them in pricing products and establishing loss reserves.

        We also use third-party administrators ("TPAs") for certain other claims, including claims arising from certain of our historical accident and health business and run-off claims related to certain acquired companies. Our claims staff performs on-site claim audits of TPAs to ensure the propriety of the controls and processes over claims serviced by the TPAs.

Competition

        The worldwide reinsurance market is highly competitive. Competition in the worldwide reinsurance market is influenced by a variety of factors, including price charged and other terms and conditions offered, financial strength ratings, prior history and relationships, as well as expertise and the speed at which the company has historically paid claims.

        We compete for reinsurance business in the United States, Bermuda, Europe, and other international reinsurance markets with numerous global competitors. Our competitors include reinsurance companies, and underwriting syndicates at Lloyd's of London. Some of the companies that we compete directly with include ACE Limited, Arch Capital Group Ltd., Endurance Specialty Holdings Ltd., Everest Re Group, Ltd., Gen Re Corporation, Hannover Ruckversicherung AG, Lloyd's of London, Montpelier Re Holdings Ltd., Munich Re Group, PartnerRe Ltd., Platinum Underwriters Holdings Ltd., Renaissance Re Holdings Ltd., Swiss Re Group, Transatlantic Holdings, Inc. and XL Capital Ltd. In addition, because of our significant quota share agreement with Esurance, we indirectly compete to a certain extent with Esurance's competitors in the U.S. auto insurance marketplace.

Catastrophe Risk Management

        We have exposure to losses caused by hurricanes, earthquakes, tornadoes, winter storms, windstorms, tsunami, terrorist acts and other catastrophic events. In the normal course of business, we regularly manage our concentration of exposures to catastrophic events, primarily by limiting concentrations of exposure to what it deems acceptable levels and, if necessary, purchasing reinsurance. In addition, we seek to limit loss that might arise from acts of terrorism in our reinsurance contracts by exclusionary provisions, where applicable. We also use third-party global catastrophe models as well as our own proprietary models to calculate expected PML from various natural catastrophic scenarios. We believe that our largest natural catastrophic exposures, net of reinsurance and based on a 250-year PML single event scenario, are European winter storms, California earthquakes, United States Atlantic Coast windstorms (i.e., Delaware to Florida) and United States Gulf Coast windstorms (i.e., Florida to Texas).

        We currently manage and price our property catastrophe contracts using third-party software models and internally developed models as well as other methods. For contracts that we determine have exposure to natural catastrophic perils we model and assess each for such exposure and use the results in our underwriting process to ensure that the contracts we write have an appropriate charge for the exposure.

        Catastrophe exposure modeling is inherently uncertain due to process risk (the probability and magnitude of the underlying event, e.g. earthquake) and parameter risk (the probability of making inaccurate model assumptions). In particular, geographic and policy coverage data on the primary policies reinsured by us is essential. Accordingly, our ability to accurately predict our catastrophe exposure is dependent on the quality and accuracy of data obtained from our clients.

        Additionally, catastrophe modeling is dependent upon several broad economic and scientific assumptions, such as storm surge (the water that is pushed toward the shore by the force of a windstorm), demand surge (the localized increase in prices of goods and services that often follow a catastrophe) and zone density (the percentage of insured perils that would be affected in a region by a catastrophe).

        While catastrophe modeling is an important tool, we do not believe that it can be strictly relied upon to measure our exposure to natural catastrophic risk. For example, the losses arising from hurricane Katrina for both us and the industry were substantially in excess of losses previously predicted by third party models from such an event. This was due to issues such as inadequate storm surge and demand surge assumptions in the models, as well as flooding from levees breaking, which was not fully contemplated in these models. Correspondingly, we assess catastrophe risk by monitoring total limits exposed to a catastrophe event in key zones. We have enhanced our operations in Bermuda to advise us in the underwriting, pricing and managing of catastrophe risks assumed.

        The following table provides our estimate of our three largest PML zones at January 31, 2007. We have much less catastrophic loss exposure to other zones, such as Northeast Wind, Japanese typhoon and earthquake risk.

		Gross			Net After Reinstatement			After Tax(1)			Net After Tax as % of Regulatory Capital(2)
		1 in 250			1 in 250			1 in 250			1 in 250
	AIR Version 8.5 Industry Loss
		Folks	SINT	WMRe	Folks	SINT	WMRe	Folks	SINT	WMRe	Folks	SINT	WMRe
	($ in billions)	($ in millions)			($ in millions)			($ in millions)
European Wind	52	301	374	644	151	193	343	98	193	292	9%	14%	11%
Florida Wind	179	428	105	434	187	92	277	121	92	213	10%	6%	8%
California Quake	66	368	86	371	177	78	254	115	78	193	10%	5%	7%
		1 in 10,000			1 in 10,000			1 in 10,000			1 in 10,000
		Folks	SINT	WMRe	Folks	SINT	WMRe	Folks	SINT	WMRe	Folks	SINT	WMRe
		($ in millions)			($ in millions)			($ in millions)
European Wind	156	397	554	947	203	312	516	132	312	445	11%	22%	17%
Florida Wind	382	505	128	514	226	114	340	147	114	261	13%	8%	10%
California Quake	182	446	107	452	208	97	305	135	97	232	12%	7%	9%

(1)
After-tax effect for Sirius is equal to pre-tax effect because of assumed utilization of safety reserve on a regulatory basis.

(2)
Regulatory capital of Folksamerica, Sirius and White Mountains Re consolidated at December 31, 2006 was $1.2 billion, $1.4 billion and $2.6 billion, respectively.

Note:    Folks = Folksamerica, SINT = Sirius, WMRe = Consolidated White Mountains Re

Reinsurance Protection

        We generally enter into retrocessional arrangements in order to reduce our potential loss exposure to any large or series of smaller catastrophe events, stabilize financial ratios and to obtain additional underwriting capacity where appropriate. We have several retrocessional arrangements, most of which are with highly rated reinsurers. We also have in place various retrocessions on specified property contracts we have assumed.

        The majority of our reinsurance protection is provided through Folksamerica's quota share retrocessional arrangements with Olympus and Helicon and through excess of loss protection purchased by Sirius to cover its property catastrophe and aviation exposures. These reinsurance protections are designed to increase our underwriting capacity, where appropriate, and to reduce our potential loss exposure to any large or series of smaller catastrophe events. Under our 2006 arrangements with Olympus and Helicon, Folksamerica ceded 35% of its 2006 underwriting year short-tailed excess of loss business, mainly property and non-energy marine. Olympus and Helicon shared approximately 56% and 44%, respectively, in the 2006 underwriting year cession. Under our 2005 arrangements with Olympus, Folksamerica ceded up to 75% of substantially all of its 2005 underwriting year short-tailed excess of loss business, mainly property and marine, and 50% of its 2005 underwriting year proportional property business and Sirius ceded 25% of its 2005 underwriting year short-tailed proportional and excess of loss business. We received fee income based on premiums ceded to Olympus and Helicon. During 2007, Folksamerica will continue to cede 35% of its 2007 underwriting year short-tailed excess of loss business, mainly property and marine, with Olympus and Helicon sharing approximately 55% and 45%, respectively, in 2007. Our reinsurance recoverable balances due from Olympus and Helicon are fully collateralized in the form of assets in a trust, funds held and offsetting balances payable for all recoverable amounts recorded as of December 31, 2006 that relate to 2006 and prior underwriting years.

        Due to the limited capitalization of Olympus after the 2005 hurricanes, and to their particular view that Olympus has a limited life and special purpose status (referred to as a "sidecar"), A.M. Best assessed $34 million of "tail risk" to Folksamerica as of December 31, 2006 when evaluating its financial strength profile. This tail risk represents the level of losses that would be borne by Folksamerica if Olympus was unable to support its obligations to us under the reinsurance agreement. The concept of tail risk is utilized solely by A.M. Best in its analysis of Folksamerica's financial strength profile. We believe that this particular risk diminished during 2006 and we expect it to be fully exhausted by the end of 2007.

        We are also entitled to receive a profit commission with respect to the profitability of the business placed with Olympus and Helicon. However, this profit commission arrangement is subject to a deficit carryforward whereby net underwriting losses from one year carryover to future years. As a result of hurricanes Katrina, Rita and Wilma and several other significant loss events during 2005, Olympus recorded substantial net underwriting losses. Accordingly, we did not record a profit commission from Olympus or Helicon during 2005 or 2006 and do not expect to record profit commissions from Olympus or Helicon for the foreseeable future.

        At December 31, 2006, we had $127 million of reinsurance recoverables on paid losses and $1.1 billion that will become recoverable if claims are paid in accordance with current reserve estimates. Because retrocessional reinsurance contracts do not relieve us of our obligation to our ceding companies, the collectibility of balances due from our retrocessionaires is critical to our financial strength. We monitor the financial strength and ratings of our retrocessionaires on an ongoing basis. Amounts due from certain of our retrocessionaires, including Olympus, Imagine Insurance Company, Ltd. of Barbados ("Imagine Re") and London Life & General Reinsurance Company Ltd. and London Life & Casualty Reinsurance Corp. (together, "London Life") are fully collateralized through funds held, letters of credit or trust agreements.

        The following table provides a listing of our top reinsurers based upon recoverable amounts, the percentage of total recoverables and the reinsurers' A.M. Best ratings.

Largest Reinsurance Recoverables	Balance at December 31, 2006	% of Total	A.M. Best Rating(1)	% Collateralized
	($ in millions)
Olympus(2)(3)	$655.0	52%	NR-4	100%
Imagine Re(2)	186.9	15	A-	100
London Life(2)	118.9	9	A	100
Subsidiaries of Berkshire (General Re & affiliates)	71.2	6	A++	3
St. Paul Travelers Group	63.3	5	A+	—

(1)
A.M. Best ratings as detailed above are: "A++" ("Superior," which is the highest of 15 ratings), "A+" ("Superior", which is the second highest of 15 ratings), "A" ("Excellent," which is the third highest of 15 ratings) and "A-" ("Excellent," which is the fourth highest of 15 ratings), and "NR-4" ("Not Rated at company's request").

(2)
Represents non-U.S. insurance entities in which balances are fully collateralized through funds held, letters of credit or trust agreements.

(3)
Gross of amounts due under the Olympus reimbursement.

Loss and LAE Reserves

        We establish reserves that are estimates of future amounts needed to pay claims and related expenses for insured events that have already occurred. See "Management's Discussion and Analysis of Results of Operations and Financial Condition—Loss and LAE Reserves by Class of Business" for a full discussion regarding our loss reserving process.

        The following information presents (1) our reserve development over the preceding ten years and (2) a reconciliation of reserves on a regulatory basis to reserves determined in accordance with GAAP, each as prescribed by Securities Act Industry Guide No. 6.

        Section I of the ten year table shows the estimated liability that was recorded at the end of each of the indicated years for all current and prior accident year unpaid loss and LAE. The liability represents the estimated amount of loss and LAE for claims that were unpaid at the balance sheet date, including IBNR reserves. In accordance with GAAP, the liability for unpaid loss and LAE is recorded in the balance sheet gross of the effects of reinsurance with an estimate of reinsurance recoverables arising from reinsurance contracts reported separately as an asset. The net balance represents the estimated amount of unpaid loss and LAE outstanding as of the balance sheet date, reduced by estimates of amounts recoverable under reinsurance contracts.

        Section II shows the re-estimated amount of the previously recorded net liability as of the end of each succeeding year. Estimates of the liability for unpaid loss and LAE are increased or decreased as payments are made and more information regarding individual claims and trends, such as overall frequency and severity patterns, becomes known. Section III shows the cumulative net (deficiency)/redundancy representing the aggregate change in the liability from original balance sheet dates and the re-estimated liability through December 31, 2006. Section IV shows the re-estimated gross liability and re-estimated reinsurance recoverables through December 31, 2006. Section V shows the cumulative amount of net loss and LAE paid relating to recorded liabilities as of the end of each succeeding year.

        The following table includes the complete loss development history for all periods presented for all companies acquired by us as if the companies had been combined from their inception.

	White Mountains Re Loss and LAE(1),(2),(3),(4),(5), Years Ended December 31,
	1996	1997	1998	1999	2000	2001	2002	2003	2004	2005	2006
	($ in millions)
I. Liability for unpaid loss and LAE:
Gross balance	$2,364.1	$2,303.5	$2,439.7	$2,278.0	$3,151.2	$3,868.6	$3,833.8	$3,749.7	$3,907.8	$4,310.1	$3,832.3
Less: reins. recoverables on unpaid loss and LAE	(466.5)	(457.2)	(535.8)	(634.2)	(1,137.9)	(1,317.0)	(1,209.8)	(1,095.2)	(1,149.8)	(1,633.6)	(1,142.5)

Net balance	$1,897.6	$1,846.3	$1,903.9	$1,643.8	$2,013.3	$2,551.6	$2,624.0	$2,654.5	$2,758.0	$2,676.5	$2,689.8

II. Net liability re-estimated as of:
1 year later	1,911.1	1,828.4	1,974.4	1,904.1	2,479.5	2,604.6	2,818.3	2,671.7	2,809.2	2,895.2	—
2 years later	1,844.3	1,864.0	2,011.3	2,166.1	2,488.5	2,831.5	2,851.0	2,727.3	2,840.5
3 years later	1,885.5	1,840.2	1,988.8	2,172.1	2,732.1	2,894.7	2,924.4	2,765.8
4 years later	1,882.7	1,813.7	1,989.3	2,367.1	2,782.6	2,972.7	2,982.5
5 years later	1,850.3	1,797.0	2,042.7	2,386.7	2,898.6	3,037.2
6 years later	1,822.8	1,816.3	2,057.1	2,446.9	2,958.7
7 years later	1,834.7	1,822.6	2,120.6	2,479.2
8 years later	1,838.7	1,884.5	2,136.1
9 years later	1,895.9	1,886.6
10 years later	1,883.5

III. Cumulative net (deficiency)/redundancy	$14.1	$(40.3)	$(232.2)	$(835.4)	$(945.4)	$(485.6)	$(358.5)	$(111.3)	$(82.5)	$(218.7)	—

Percent (deficient)/redundant	0.7%	(2.2)%	(12.2)%	(50.8)%	(47.0)%	(19.0)%	(13.7)%	(4.2)%	(3.0)%	(8.2)%	—

IV. Reconciliation of net liability re-estimated as of the end of the latest re-estimation period (see II. above):
Gross re-estimated liability	$2,433.5	$2,453.8	$2,813.7	$3,211.0	$4,387.0	$4,607.6	$4,366.0	$4,005.6	$4,131.9	$4,667.6	—

Less: gross re-estimated reinsurance recoverable	(550.0)	(567.2)	(677.6)	(731.8)	(1,428.3)	(1,570.4)	(1,383.5)	(1,239.8)	(1,291.4)	(1,772.4)	—

Net re-estimated liability	$1,883.5	$1,886.6	$2,136.1	$2,479.2	$2,958.7	$3,037.2	$2,982.5	$2,765.8	$2,840.5	$2,895.2	—

V. Cumulative net amount of liability paid through:
1 year later	496.5	491.6	520.0	427.8	686.1	727.8	986.3	717.7	977.2	950.4	—
2 years later	760.2	809.6	727.0	865.8	1,164.0	1,424.2	1,382.6	1,293.8	1,406.4
3 years later	986.7	963.7	993.3	1,148.0	1,725.3	1,714.2	1,852.4	1,570.0
4 years later	1,135.8	1,117.3	1,166.7	1,519.6	1,930.6	2,112.3	2,049.8
5 years later	1,246.2	1,230.5	1,365.8	1,662.0	2,236.6	2,304.2
6 years later	1,338.8	1,303.0	1,470.2	1,875.6	2,385.5
7 years later	1,391.5	1,369.6	1,563.4	1,996.7
8 years later	1,443.5	1,430.0	1,627.8
9 years later	1,488.1	1,478.5
10 years later	1,522.0

VI. Cumulative gross (deficiency)/redundancy:	$(69.4)	$(150.3)	$(374.0)	$(933.0)	$(1,235.8)	$(739.0)	$(532.2)	$(255.9)	$(224.1)	$(357.5)	—
Percent (deficient)/ redundant	(2.9)%	(6.5)%	(15.3)%	(41.0)%	(39.2)%	(19.1)%	(13.9)%	(6.8)%	(5.7)%	(8.3)%	—

(1)
The table includes the complete loss development history for all periods presented for all companies acquired by Folksamerica through an instrument of transfer and assumption approved by the appropriate insurance regulators. Under the instrument, insurance regulators require that Folksamerica report reserve development as if the companies had been combined from their inception. Further, the table excludes the loss reserves and activity related to a quota share reinsurance agreement between Sirius and OneBeacon Insurance Company, a majority-owned subsidiary of White Mountains, that was commuted during 2006 and excludes the activity related to certain other non-core, non-recurring run-off operations sold by us prior to 2004.

(2)
Folksamerica became a wholly-owned subsidiary of ours during 1998. Reserve development for the years ended 1996 through 1997 reflects development on reserves established before we consolidated Folksamerica's results.

(3)
Sirius, including Scandinavian Re, became a wholly-owned subsidiary of ours during 2004. Reserve development for the years ended 1996 through 2003 reflects development on reserves established before we consolidated Sirius' results. See table below.

(4)
We acquired $137 million in net loss and LAE reserves when we acquired Tryg-Baltica during 2004. For periods prior to December 31, 2004, loss and LAE reserves for Tryg-Baltica are not included due to lack of availability of loss development history on a comparable basis.

(5)
We acquired $38 million in net loss and LAE reserves when we acquired MSC during 2006. For periods prior to December 31, 2006, loss and LAE reserves for MSC are not included due to lack of availability of loss development history.

        The cumulative net (deficiency)/redundancy in the table above reflects adverse development recorded by Scandinavian Re, which was acquired by us in 2004 and has been in run-off since 2002. Scandinavian Re was a writer of non-traditional reinsurance products from 1988 until 2001. The cumulative net (deficiency)/redundancy in the table above also includes adverse development from A&E claims. Our exposure to A&E claims results primarily from asbestos claims arising from treaty and facultative contracts written prior to 1985 at two companies acquired by Folksamerica: MONY Reinsurance in 1991 and Christiania General in 1996. As a result, the table above reflects reserve development on Scandinavian Re prior to our ownership and on A&E business that was not underwritten by us.

        In general, many of Scandinavian Re's contracts were large and contained high limits. During the soft market period of 1997-2001, when pricing, terms and conditions were not very favorable, many of the contracts Scandinavian Re entered into were underpriced, resulting in much higher incurred losses than expected. These factors caused a significant amount of adverse development to be reported by Scandinavian Re, nearly all of which was recorded prior to our ownership. As a result, including Scandinavian Re's results in the ten year table presents a distorted picture of the historic loss reserve adequacy of our ongoing businesses.

        Our net incurred losses from A&E claims have totaled $145 million over the past ten years. Although losses arising from A&E claims were on contracts that were not underwritten by us, we are liable for any additional losses arising from such contracts. Accordingly, we cannot guarantee that we will not incur additional A&E losses in the future.

        The following table includes the cumulative net deficiency or redundancy of reserves and the percentage deficient or redundant excluding Scandinavian Re and A&E.

	Years Ended December 31,
	1996	1997	1998	1999	2000	2001	2002	2003	2004	2005	2006
	($ in millions)
Cumulative net (deficiency) redundancy, excluding Scandinavian Re & A&E	$175.3	$101.7	$(26.8)	$(233.9)	$(90.5)	$(56.8)	$(62.9)	$(27.8)	$(19.6)	$(231.0)	—
Percent (deficient) / redundant	7.7%	4.6%	(1.2)%	(12.0)%	(3.7)%	(2.1)%	(2.3)%	(1.0)%	(0.6)%	(6.0)%	—

        When excluding Scandinavian Re and A&E, the year with the largest reserve deficiency was 1999, with a deficiency of $234 million, or 12% of beginning reserves. This was almost entirely caused by one acquisition, Risk Capital, whose business and balance sheet we acquired in 2000 and which has experienced approximately $200 million of adverse development since that time. We completed a detailed study of the remaining loss reserves from Risk Capital in the fourth quarter of 2006 and we believe that net carried loss and LAE reserves for the Risk Capital business of $182 million are adequate at December 31, 2006.

        Excluding Scandinavian Re and A&E, our reserves at December 31, 2005 had developed unfavorably by $231 million, or 6%. This was principally caused by hurricanes Katrina, Rita, and Wilma. Subsequent emergence of these losses in 2006 resulted in a reassessment of our ultimate loss, particularly for the offshore marine and energy business. Our estimates of net losses for these events increased by $86 million in 2006. In addition, we agreed to reimburse Olympus for $137 million of unfavorable loss development from the hurricanes related to business ceded or recommended to them by us.

        The following table reconciles loss and LAE reserves determined on a regulatory basis to loss and LAE reserves determined in accordance with U.S. GAAP:

	As of December 31,
	2004	2005	2006
	(in millions)
Regulatory reserves	$3,092.0	$3,109.7	$2,866.3
Reinsurance recoverable on unpaid loss and LAE(1)	948.2	1,513.1	875.6
Discount on loss reserves	245.2	184.5	141.6
Purchase accounting and other	(23.9)	(21.7)	(51.2)

U.S. GAAP reserves	$4,261.5	$4,785.6	$3,832.3

(1)
Represents adjustments made to add back reinsurance recoverables included with the presentation of reserves under regulatory accounting.

        Asbestos and Environmental Reserves.    Our reserves include provisions made for claims that assert damages from A&E related exposures. Asbestos claims relate primarily to allegations of exposure to asbestos or products containing asbestos. Environmental claims relate primarily to pollution and related clean-up cost obligations, particularly as mandated by Federal and state environmental protection agencies. We estimate our A&E reserves based upon, among other factors, facts surrounding reported cases and exposures to claims, such as policy limits and deductibles, current law, past and projected claim activity and past settlement values for similar claims, as well as analysis of industry studies and events, such as recent settlements and asbestos-related bankruptcies. The cost of administering A&E claims, which is an important factor in estimating loss and LAE reserves, tends to be higher than in the case of non-A&E claims due to the higher legal costs typically associated with A&E claims.

        Our reserves for A&E losses were $112 million at December 31, 2006. An industry benchmark of reserve adequacy is the "survival ratio", computed as a company's reserves divided by the average of its last three years' net loss payments. This ratio indicates approximately how many more years of payments the current reserves can support, assuming future yearly payments are consistent with the average three-year historical levels. Our survival ratio was approximately 9 years and 8 years at December 31, 2005 and 2006, respectively. Using a five-year average payment method, our survival ratio was 11 years and 10 years at December 31, 2005 and 2006, respectively.

Acquisitions

        We have opportunistically acquired thirteen insurance and reinsurance companies since 1991 and these acquisitions have contributed to our successful growth over the last 15 years. Some transactions, such as the acquisition of Risk Capital in 2000 and Sirius in 2004 were pursued with the intent of adding solid underwriting teams and/or profitable customer relationships to strengthen our business. Others have been pursued to capture the economic value embedded in the target's balance sheet through a combination of aggressive acquisition price negotiation, structural and contractual reserve development protections and attentive claims management following closing. We have frequently been able to acquire business at prices discounted to book value. In most of our run-off acquisitions, we have transferred substantially all of the acquired entity's assets and liabilities to one of our subsidiaries under a portfolio transfer and assumption transaction approved by the appropriate regulatory authorities. As a result, the acquired entity was left with only the minimum amount of capital and surplus needed to maintain its licenses. We have been successful in selling a number of these licensed inactive companies at attractive prices.

        The following table provides a summary of the relevant information for each of our thirteen acquisitions:

Acquisition History
($ in millions)

Acquired Company or Business	Seller	Acquisition Date	Total Consideration	Discount or (Premium)
MONY Reinsurance Company(1)	Mutual of New York	June 1991	$102	$8
Christiania General Insurance Corporation	Uni-Storebrand	June 1996	88	38
Great Lakes American Reinsurance Company	Munich Re	June 1997	106	10
USF Re Insurance Company(2)	The Centris Group, Inc.	June 1999	93	(1)
PCA Property and Casualty Insurance Company	Humana Inc.	March 2000	122	38
Risk Capital Reinsurance Company—substantially all reinsurance operations	Risk Capital Holdings	May 2000	20	(25)
C-F Insurance Company(3)	California Farm Bureau	September 2001	49	14
Folksam Group—substantially all reinsurance operations	Folksam International	December 2001	64	3
Imperial Casualty and Indemnity Company	BP Amoco Corp.	April 2002	4	7
Sierra Insurance Group(4)	Sierra Health Services, Inc.	March 2004	76	9
Sirius International Insurance Corporation(5)	ABB Ltd.	April 2004	428	111
Tryg-Baltica Forsikring	Tryg Vesta Group	November 2004	58	20
Mutual Service Casualty Insurance Company	Country Insurance & Financial Services	December 2006	34	21

(1)
Total consideration included a seller contingent note in the amount of $30 million, but we did not make any payments under that note.

(2)
Total consideration included a seller contingent note in the amount of $21 million, but we did not make any payments under that note.

(3)
Total consideration included a note payable in the amount of $25 million which was fully repaid during 2004.

(4)
Total consideration included a seller contingent note in the amount of $62 million, which has been reduced by unfavorable reserve development to $27 million at December 31, 2006.

(5)
Total consideration included $11 million of expenses incurred in conjunction with the acquisition.

        MONY Reinsurance Company.    In June 1991, we acquired multi-line reinsurer The MONY Reinsurance Company ("MONY Re") from Mutual of New York for $102 million, or $8 million less than GAAP book value. MONY Re's investment assets were $253 million and net loss reserves were $158 million. The purchase price included a $30 million contingent note (on which no payments of principal or interest were ever made due to adverse loss development in the MONY Re reserves), with the remainder paid in cash. The transaction more than doubled the size of our statutory surplus at the time (from $49 million in 1991 to $113 million in 1992) and contributed to the increase in our gross premium writings. The transaction included certain MONY Re employees, including personnel who would eventually become Folksamerica Re's facultative property department.

        Christiania General Insurance Corporation.    In June 1996, we acquired the Christiania General Insurance Corporation ("CG") from Uni-Storebrand for $88 million in cash, or $38 million less than GAAP book value. CG's investment assets were $292 million and net loss reserves were $206 million. The CG transaction secured for us a number of key underwriting relationships that still are active today, and created the platform for our current operations in Canada and Latin America. This transaction was financed primarily with the proceeds of an equity investment by White Mountains that provided White Mountains their initial 50% ownership interest in us.

        Great Lakes American Reinsurance Company.    In June 1997, we acquired the Great Lakes American Reinsurance Company ("GLA Re") from Munich Re for $106 million in cash, or $10 million less than GAAP book value. GLA Re's investment assets were $263 million and net loss reserves were $131 million. Prior to the transaction, GLA Re's business focus was broker market U.S. treaty reinsurance across multiple lines, similar to our profile at the time.

        USF Re Insurance Company.    In June 1999, we acquired USF Re Insurance Company ("USF Re") from the Centris Group, Inc. for $93 million, which approximated GAAP book value. The purchase price was structured as a $21 million contingent note (on which no payments of principal or interest were ever made due to adverse loss development in the USF Re reserves), with the remainder paid in cash. USF Re's investment assets were $204 million and net loss reserves were $107 million. Prior to the transaction, USF Re's business focus was primarily broker market treaty and facultative reinsurance, which allowed us to add a casualty facultative underwriting unit to our product offerings.

        PCA Property and Casualty Insurance Company.    In March 2000, we acquired PCA Property and Casualty Insurance Company ("PCA") from Humana, Inc. for $122 million in cash, or $38 million less than book value. PCA's investment assets were $340 million and net loss reserves were $254 million. Prior to the transaction, PCA's business focus was workers' compensation insurance in the state of Florida.

        Risk Capital.    In May 2000, we acquired the net assets of Risk Capital from Risk Capital Holdings for $20 million in cash, $19 million of which has been returned to us as result of adverse development on portions of the Risk Capital reserve portfolio. Risk Capital's investment assets were $250 million and net loss reserves were $313 million. Simultaneous with this transaction we purchased a reinsurance cover from a third-party to protect our investment from adverse development in the Risk Capital reserves. We acquired our accident and health underwriting unit in this transaction.

        C-F Insurance Company.    In September 2001, we acquired C-F Insurance Company ("C-F") from California Farm Bureau Federation for $49 million, or $14 million less than GAAP book value. C-F's investment assets were $66 million and net loss reserves were $2 million. The purchase price was structured as a $25 million contingent note (subsequently paid in full), with the remainder paid in cash. In runoff since 1985 and formally in liquidation with the California Insurance Department at the time of the transaction, C-F's liabilities of $3 million were primarily claims under homeowners and farmowners insurance policies written for the members of the California Farm Bureau Federation. This transaction was the first of five acquisitions to date consummated by our Folksamerica Re Solutions unit.

        Folksam Group.    In December 2001, we acquired net assets and liabilities relating to the international reinsurance operations of the Folksam Group of Stockholm, Sweden for $64 million, or $3 million less than GAAP book value. The purchase price was structured as part note, part cash and part common shares of our parent, White Mountains. Folksam's acquired investment assets were $89 million and net loss reserves were $5 million. Following the acquisition, we placed the majority of the acquired business into run-off, renewing only select policies into Fund American Re.

        Imperial Casualty and Indemnity Company.    In April 2002, we acquired Imperial Casualty and Indemnity Company ("Imperial") from BP Company North America, Inc. for $4 million in cash, or $7 million less than GAAP book value. Imperial's investment assets were $23 million and net loss reserves were $12 million. In runoff since 1988, Imperial's reserves related to business generated primarily through managing general agency programs and included general liability, property, professional liability and aviation policies. This transaction was the second of five acquisitions to date consummated by our Folksamerica Re Solutions unit.

        Sierra Group.    In March 2004, we acquired the Sierra Insurance Group companies ("Sierra Group") from Nevada-based Sierra Health Services, Inc. for $76 million, or $9 million less than GAAP book value. The purchase price was structured as a $62 million note, $58 million of which was subject to offset for adverse loss development on the acquired reserve portfolio, and the remainder paid in cash. The Sierra Group consisted of four separate companies, California Indemnity Insurance Company and three subsidiaries, all of which wrote only worker's compensation business primarily in the western United States and which business is now all in run-off. Sierra Group's investment assets were $270 million and net loss reserves were $233 million. As of December 31, 2006, the principal amount of the note had been reduced by $35 million as a result of adverse development in the acquired reserves and run-off of unearned premiums. This transaction was the third of five acquisitions to date consummated by our Folksamerica Re Solutions unit.

        Sirius Companies.    In April 2004, we acquired Swedish reinsurer Sirius International Insurance Corporation, U.S. program writer Sirius America and Bermuda run-off reinsurer Scandinavian Re from ABB Ltd. for $428 million in cash, or $111 million less than book value. Total investment assets were $1.9 billion and net loss reserves were $1.3 billion. Sirius America was eventually sold to a private equity firm in 2006. We continue to actively manage Scandinavian Re's run-off operations in Bermuda.

        Tryg-Baltica.    In November 2004, Sirius acquired 100% of Denmark-based Tryg-Baltica from Tryg Vesta Group of Denmark for $58 million, or $20 million less than GAAP book value. Tryg-Baltica's investment assets were $144 million and net loss reserves were $151 million. Prior to the transaction, Tryg-Baltica's business was primarily assumed reinsurance of property and auto in Denmark. Following the closing, we placed Tryg-Baltica into run-off, renewing only select business into Sirius. No infrastructure or employees were acquired in the transaction and the run-off is being administered by our own personnel. This transaction was the fourth of five acquisitions consummated to date by our Folksamerica Re Solutions unit.

        MSC.    In December 2006, Folksamerica acquired MSC, a primary insurer formerly affiliated with Illinois-based Country Insurance & Financial Services ("CIFS"). The acquisition was the last step in a "sponsored demutualization plan" in which MSC, already in run-off, was converted from a mutual insurer to a stock company, renamed Stockbridge Insurance Company and finally sold to us. We paid $34 million in cash for MSC, or $21 million less than GAAP book value. MSC's investment assets were $81 million and net loss reserves were $36 million. Prior to the acquisition, MSC's business focus was primarily personal lines with a small portion of commercial agri-business. As part of the transaction, an A+ rated affiliate of CIFS provides Stockbridge with $25 million of reinsurance protection in excess of Stockbridge's carried reserves as of September 30, 2006. No infrastructure or employees were acquired in the transaction. This transaction was the most recent of five acquisitions to date consummated by our Folksamerica Re Solutions unit.

Investments

        Our investment portfolios are managed under an agreement with WM Advisors, a registered investment adviser that is owned by White Mountains. Further, our equity securities, convertible bonds and convertible preferred stocks are managed by Prospector through a sub-advisory agreement with WM Advisors. See "Certain Relationships and Related Transactions, and Director's Independence—Investment Management Agreement with White Mountains Advisors LLC".

        We place an emphasis on optimizing the economic value of our assets, preserving our investment assets and providing an income stream. We segregate our invested assets between "policyholder funds" (those invested assets that support net policyholder liabilities and statutory minimum capital) and

"shareholder funds" (all other invested assets). In compliance with our investment philosophy, the policyholder funds are generally invested in a conservative, fixed income portfolio in order to preserve these investment assets, while the shareholder funds are invested in less conservative assets in order to seek the highest risk-adjusted return.

        Our overall investment strategy is to maximize our after-tax total risk-adjusted return over the long term. Under this approach, each dollar of after-tax investment income and realized and unrealized gains and losses is valued equally. Because capital preservation is paramount to us, our investment portfolio consists in large part of fixed maturity securities of relatively low duration and high quality as well as short-term investments and a smaller allocation to common equity securities and other investments such as hedge funds, limited partnerships and private equities.

        Our fixed maturity investment strategy is to purchase securities that are attractively priced in relation to credit risks. We manage the interest rate risk associated with holding fixed maturity investments by actively maintaining the average duration of the portfolio to achieve an adequate after-tax total return without subjecting the portfolio to an unreasonable level of interest rate risk.

        Our equity investment strategy is to maximize absolute total return through investments in a variety of equity and equity-related instruments. We invest for total risk-adjusted return using a bottom-up, value discipline. Preservation of capital is of the utmost importance.

        We constantly review our entire portfolio, have an active security selection management and perform frequent sector selection analyses. As a general matter, we do not emphasize active asset-liability matching as a portfolio management strategy.

        The following table presents the composition and carrying values of our investment portfolio as of December 31, 2004, 2005 and 2006.

	As of December 31,
	2004		2005		2006
Type of Investment
	$	% of Total	$	% of Total	$	% of Total
	($ in millions)
Fixed income investments	$3,432.9	76.7%	$3,530.3	77.4%	$3,743.7	72.7%
Short term investments	398.5	8.9	436.6	9.6	809.1	15.7
Equity securities	327.7	7.3	329.4	7.2	407.3	7.9
Other investments	317.3	7.1	263.4	5.8	188.3	3.7

Total	$4,476.4	100.0%	$4,559.7	100.0%	$5,148.4	100.0%

        The following table presents the composition of our fixed maturity portfolio by security sector as of December 31, 2006.

Security Sector	Carrying Value	Percentage
	($ in millions)
U.S. Government	$729.8	19.5%
Corporate securities	995.7	26.6
Municipal obligations	6.0	0.2
Asset-backed securities	1,357.1	36.2
Foreign government obligations	654.5	17.5
Preferred stocks	0.6	—

Total	$3,743.7	100.0%

        The weighted average credit quality of our fixed maturity portfolio is AA, and over 98% of our fixed maturity portfolio is rated investment grade. The following table presents the breakdown of our fixed maturity portfolio at December 31, 2006 by credit class, based upon issue credit ratings provided by S&P, or if unrated by S&P, long-term obligation ratings provided by Moody's.

Ratings	Amortized Cost	Percentage
	($ in millions)
U.S. Government and government-sponsored enterprises	$968.6	26.2%
AAA/Aaa	1,680.1	45.5
AA/Aa	156.9	4.2
A/A	442.7	12.0
BBB/Bbb	386.2	10.5
Other/not rated	59.4	1.6

Total	$3,693.9	100.0%

        The weighted average duration of our fixed income portfolio is under three years. The following table presents the maturity distribution of fixed income securities held as of December 31, 2006.

Maturity	Amortized Cost	Carrying Value
	(in millions)
Within one year	$248.4	$265.4
From one to five years	1,616.3	1,647.0
From five to ten years	365.9	366.4
Due after ten years	56.0	57.5
Asset-backed securities	1,357.0	1,357.1
Convertible bonds	49.7	49.7
Preferred stocks	0.6	0.6

Total	$3,693.9	$3,743.7

        For purposes of discussing rates of return, all percentages are presented gross of management fees and trading expenses in order to produce a more relevant comparison to benchmark returns, while all dollar amounts are presented net of any management fees and trading expenses.

        The following table presents our total GAAP pre-tax net investment results for the years ended December 31, 2004, 2005 and 2006.

	2004	2005	2006
	(in millions)
Net investment income	$111.3	$180.1	$201.8
Net realized investment gains	37.6	41.5	76.1
Net unrealized gains (losses)	38.5	(73.4)	83.9

Total GAAP pre-tax net investment result	$187.4	$148.2	$361.8

        The following table presents the performance results of our fixed income portfolio, with comparisons to the Lehman U.S. Aggregate Index and the S&P 500 index for the years ended December 31, 2004, 2005 and 2006.

	2004	2005	2006
Performance
White Mountains Re—consolidated portfolio total return	3.8%	3.4%	7.4%
White Mountains Re—fixed income portfolio total return	2.4%	2.2%	6.6%
Lehman U.S. Aggregate Index	4.3%	2.4%	4.3%
Lehman Global Aggregate Index	9.3%	(4.5)%	6.6%
White Mountains Re—equity portfolio total return	16.6%	11.7%	13.5%
S&P 500 Index—total return	10.9%	4.9%	15.8%

Investment in Unconsolidated Affiliate

        Symetra.    On August 2, 2004, we, Berkshire and a number of other investors capitalized Symetra in order to purchase the life and investment operations of Safeco Corporation for $1.35 billion. The acquired companies, which are now operating under the Symetra brand, focus mainly on group insurance, individual life insurance, structured settlements and retirement services. Symetra had an initial capitalization of approximately $1.4 billion, consisting of $1.1 billion of common equity and $315 million of debt. We invested $195 million in Symetra in exchange for 2.0 million common shares of Symetra. In addition, we and Berkshire each received warrants to acquire an additional 1.1 million common shares of Symetra at $100 per share. We initially owned approximately 19% of the outstanding common shares of Symetra and approximately 24% of Symetra on a fully-converted basis including the warrants. Three designees of White Mountains serve on Symetra's eight member board of directors.

        During December 2006, we sold our common stock investment in Symetra to White Mountains at its GAAP carrying value of $249 million.

        As of December 31, 2005 and 2006, our total investment in Symetra was $312 million consisting of common shares and warrants and $54 million consisting solely of warrants, respectively. We expect to distribute these warrants to White Mountains during March 2007.

Ratings

        Reinsurance companies are evaluated by various rating agencies in order to measure each company's financial strength. Higher ratings generally indicate financial stability and a stronger ability to pay claims. We believe that strong ratings are important factors in the marketing of insurance and reinsurance products to agents and consumers and ceding companies.

        Rating agencies also evaluate the general creditworthiness of debt securities issued by companies. Their ratings are then used by existing or potential investors to assess the likelihood of repayment on a particular debt issue. We believe that strong debt ratings are important factors that provide better financial flexibility when issuing new debt or restructuring existing debt.

        The following table presents the financial strength ratings assigned to our principal reinsurance operating subsidiaries as of February 28, 2007:

	Folksamerica	Sirius
A.M. Best
Rating(1)	"A–" (Excellent)	"A" (Excellent)
Outlook	Stable	Stable
Standard & Poor's
Rating(2)	"A–" (Strong)	"A–" (Strong)
Outlook	Stable	Stable
Moody's
Rating(3)	A3" (Good)	"A3" (Good)
Outlook	Stable	Stable
Fitch
Rating(4)	"A–" (Strong)	"A–" (Strong)
Outlook	Stable	Stable

(1)
"A" is the third highest and "A–" is the fourth highest of 15 financial strength ratings.

(2)
"A–" is the seventh highest of 21 financial strength ratings.

(3)
"A3" is the seventh highest of 21 financial strength ratings.

(4)
"A–" is the seventh highest of 24 financial strength ratings.

Employees

        As of December 31, 2006, we had approximately 546 employees. Our workforce is not unionized except for 61 employees in Sweden that belong to local union clubs. We believe our relationships with our employees are satisfactory.

Intellectual Property

        We develop and use modeling software to estimate risk exposure associated with our reinsurance contracts. We rely on copyright to protect this intellectual property along with confidentiality agreements with our employees.

Information Technology

        An important part of our business strategy is to maintain an effective information system. We utilize RSG, SICSnt, CATRADER and PAM application software to estimate risk, calculate catastrophic event exposure and perform investment accounting. Since the September 11 terrorist attacks, we have also created an enhanced redundancy system to protect our records and allow for rapid disaster recovery.

Facilities

        Our headquarters are in Hamilton, Bermuda with an additional office in Guilford, Connecticut, which also serves as our principal executive office. Folksamerica is headquartered in New York, New York with branch offices in various cities throughout the United States. Sirius is headquartered in Stockholm, Sweden with various branch offices in Europe and Asia. WMRUS maintains offices in Hamilton, Bermuda.

        Our headquarters, registered office, principal executive office and investment and corporate finance offices are leased. Sirius' home office in Sweden and substantially all of its branch offices, as well as WMRUS's offices in Bermuda, are leased. Folksamerica's home office and its branch offices are leased as well. Management considers its office facilities suitable and adequate for its current level of operations.

Legal Proceedings

        We are involved in a number of judicial and arbitration proceedings concerning matters arising in the ordinary course of our business. We do not expect that any of these matters, individually or in the aggregate, will have a material impact on our results of operations or financial condition.

        As of December 31, 2006, Scandinavian Re is involved, as defendant, in litigation brought by the liquidator of a group of Dutch companies, one of which Scandinavian Re had once provided a `rent-a-captive' solution. The liquidator is seeking a judicial finding that in the event that claims are submitted for the subject business of the disputed rent a captive relationship, Scandinavian Re will be liable to indemnify those claims. Scandinavian Re has denied liability under the subject arrangement, and management is of the opinion that the action has no merit and will ultimately fail. It is not possible to quantify the ultimate liability should the plaintiff prevail. Scandinavian Re is also in the preliminary stages of a dispute with one of its cedants over the level of collateralization to be provided in favor of the ceding company under the terms of the contract.

        Our consolidated financial statements reflect management's opinion of the expected outcome of the disputes. However, there is uncertainty surrounding the outcome of the disputes and there is no assurance that final results will be as expected.

REGULATORY MATTERS

General

        The business of reinsurance is regulated in most countries, although the degree and type of regulation varies significantly from one jurisdiction to another. In the United States, licensed reinsurers must comply with financial supervision standards generally comparable to those governing primary insurers. In the United States, statutes delegate regulatory, supervisory and administrative powers to state insurance commissioners. Folksamerica, our New York reinsurance company subsidiary, is subject to extensive regulation under applicable statutes. Sirius, our Swedish reinsurance company subsidiary, is subject to regulation and government supervision in Sweden and the European Union. In Bermuda, our Bermuda insurance subsidiaries Fund American Re and Scandinavian Re are subject to Bermuda insurance regulation.

U.S. Regulation

        Folksamerica, our existing regulated reinsurance subsidiary, is organized and domiciled in the State of New York and licensed, authorized or accredited to write reinsurance in all 50 states of the United States. State insurance laws regulate many aspects of Folksamerica's reinsurance business, and state insurance departments in the licensing states supervise its insurance operations. Folksamerica's principal insurance regulatory authority is the New York Insurance Department.

        The terms and conditions of reinsurance agreements generally are not subject to regulation by any U.S. state insurance department with respect to rates or contract terms. In contrast, the rates and contract terms of primary insurance agreements, are closely regulated by state insurance departments. As a practical matter, however, the rates charged by primary insurers do have an effect on the rates that can be charged by reinsurers. State insurance authorities do have broad regulatory powers, however, with respect to various aspects of the reinsurance business, including:

  •
  licensing to transact business,

  •
  admittance of assets to statutory surplus,

  •
  regulating unfair trade and claims practices,

  •
  establishing reserve requirements and solvency standards and

  •
  regulating investments and dividends.

        State insurance laws and regulations require Folksamerica to file financial statements with insurance departments everywhere it is licensed, authorized or accredited to conduct insurance business, and the operations of Folksamerica are subject to examination by those departments at any time. Folksamerica prepares statutory financial statements in accordance with statutory accounting practices and procedures prescribed or permitted by these departments. State insurance departments also conduct periodic examinations of the books and records, financial reporting, contract filings and market conduct of insurance companies domiciled in their states, generally once every three to five years. Examinations are generally carried out in cooperation with the insurance departments of other states under guidelines promulgated by the National Association of Insurance Commissioners ("NAIC"). Our last review was completed in 2006 and was related to the 2000 through 2004 years; we are currently waiting for the results of that review from regulators in the State of New York.

        The NAIC assists state insurance supervisory officials in achieving insurance regulatory objectives, including the maintenance and improvement of state regulation. From time to time various regulatory and legislative changes have been proposed in the insurance industry, some of which could have an effect on reinsurers. The NAIC has instituted its Financial Regulatory Accreditation Standards Program ("FRASP"), in response to federal initiatives to regulate the insurance industry. FRASP provides a set of standards designed to establish effective state regulation of the financial condition of insurance companies. Under FRASP, a state must adopt various laws and regulations, institute required regulatory practices and procedures and have adequate insurance department personnel to enforce such items in order to become an accredited state. The NAIC determines whether individual states should be accredited, and each state's accreditation is determined by the NAIC periodically. If a state is not accredited or loses its accreditation, accredited states are not able to accept various financial examination reports of insurers prepared solely by the regulatory agency in such unaccredited state. The State of New York is currently accredited under FRASP.

  New York State Dividend Limitations

        Under the New York Insurance Law, the ability of Folksamerica to declare or pay any dividend to us is limited. Any dividend which, together with all dividends declared or distributed by it during the next preceding twelve months, exceeds the lesser of:

  •
  10% of Folksamerica's policyholders' surplus, subject to the availability of earned surplus, or

  •
  100% of Folksamerica's adjusted net investment income (as defined by New York Insurance Law), subject to the availability of earned surplus, during that period requires the prior approval of the New York Superintendent.

        The dividend limitation imposed by the New York Insurance Law is based on the statutory financial results of Folksamerica determined by using statutory accounting practices. Statutory accounting practices, which are discussed below, differ from accounting principles used in financial statements prepared in conformity with U.S. GAAP. In particular, the differences relate to accounting for deferred acquisition expenses, deferred income taxes, required investment reserves, reserve calculation assumptions and surplus notes.

  New York State Risk-Based Capital Regulations

        The New York Insurance Law requires that New York insurers report their risk-based capital ("RBC"), based on a formula calculated by applying factors to various asset, premium and reserve items. The formula takes into account the risk characteristics of the insurer, including asset risk, insurance risk, interest rate risk and business risk. The New York Insurance Department uses the formula only as an early warning regulatory tool to identify possibly inadequately capitalized insurers for purposes of initiating regulatory action, and not as a means to rank insurers generally. The New York Insurance Law imposes broad confidentiality requirements on those engaged in the insurance business, including insurers, agents, brokers and others, and on the New York Insurance Department as to the use and publication of RBC data. The New York Superintendent has explicit regulatory authority to require various actions by, or take various actions against, insurers whose total adjusted capital does not exceed certain RBC levels.

  Statutory Accounting Principles

        Statutory accounting ("SAP") is a basis of accounting developed to assist insurance regulators in monitoring and regulating the solvency of insurance companies. It primarily is concerned with measuring an insurer's surplus. Accordingly, statutory accounting focuses on valuing assets and liabilities of insurers at financial reporting dates in accordance with appropriate insurance law and regulatory provisions applicable in each insurer's domiciliary state.

        U.S. GAAP also is concerned with a company's solvency. Other financial measurements, such as income and cash flows, however, are given equal weight and prominence. U.S. GAAP gives more consideration to the appropriate matching of revenue and expenses and accounting for management's stewardship of assets than does SAP. As a result, assets and liabilities and amounts of assets and liabilities will be reflected differently on financial statements prepared in accordance with U.S. GAAP and SAP, respectively.

Sweden Law and Regulation

        Sirius is subject to regulation and supervision by the Swedish Financial Supervisory Authority (the "FSA"). As Sweden is a member of the European Union (the "EU"), this supervision covers all locations within the EU. Generally, the FSA has broad supervisory and administrative powers over such matters as licenses, standard of solvency, investments, method of accounting, form and content of financial statements, minimum capital and surplus requirements, annual and other report filings. In general, such regulation is for the protection of policyholders rather than shareholders. We believe that Sirius is in compliance with all applicable laws and regulations pertaining to its business that would have a material effect on its financial position in the event on non-compliance.

        In accordance with provisions of Swedish law, Sirius is permitted to transfer up to the full amount of its pre-tax income, subject to certain limitations, into an untaxed reserve referred to as a safety reserve, which equaled $1.3 billion at December 31, 2006. Under GAAP, an amount equal to the safety reserve, net of the related deferred tax liability established at the Swedish tax rate of 28%, is classified as shareholder's equity. Generally, this deferred tax liability is only required to be paid by Sirius if it fails to maintain predetermined levels of premium writings and loss reserves in future years. As a result of the indefinite deferral of these taxes, Swedish regulatory authorities do not apply any taxes to the safety reserve when calculating solvency capital under Swedish insurance regulations. Accordingly, under local statutory requirements, an amount equal to the deferred tax liability on Sirius' safety reserve ($351 million at December 31, 2006) is included in solvency capital.

Bermuda Law and Regulation

Bermuda Insurance Regulation

        The Insurance Act 1978 of Bermuda and related regulations, as amended (the "Insurance Act"), regulates the insurance business of Fund American Re and Scandinavian Re, and provides that no person may carry on any insurance business in or from within Bermuda unless registered as an insurer under the Insurance Act by the Bermuda Monetary Authority, which we refer to as the Authority. The Authority, in deciding whether to grant registration, has broad discretion to act as it thinks fit in the public interest. The Authority is required by the Insurance Act to determine whether the applicant is a fit and proper body to be engaged in the insurance business and, in particular, whether it has, or has available to it, adequate knowledge and expertise to operate an insurance business. In addition, the Authority is required by the Insurance Act to determine whether a person who proposes to control 10 percent, 20 percent, 33 percent or 50 percent (as applicable) of the voting powers of a Bermuda registered insurer or its parent company is a fit and proper person to exercise such degree of control.

        The continued registration of an applicant as an insurer is subject to the applicant complying with the terms of its registration and such other conditions as the Authority may impose from time to time. The Insurance Act also grants to the Authority powers to supervise, investigate and intervene in the affairs of insurance companies.

        An Insurance Advisory Committee appointed by the Bermuda Minister of Finance advises the Authority on matters connected with the discharge of the Authority's functions. Sub-committees of the Insurance Advisory Committee supervise, investigate and review the law and practice of insurance in Bermuda, including reviews of accounting and administrative procedures.

        The Insurance Act imposes on Bermuda insurance companies solvency and liquidity standards as well as auditing and reporting requirements. Certain significant aspects of the Bermuda insurance regulatory framework are set forth below.

  Classification of Insurers

        The Insurance Act distinguishes between insurers carrying on long-term business and insurers carrying on general business. There are four classifications of insurers carrying on general business, with Class 4 insurers subject to the strictest regulation. Each of Fund American Re and Scandinavian Re is incorporated to carry on general insurance and reinsurance business, is registered as a Class 3 insurer in Bermuda and is regulated as such under the Insurance Act.

  Cancellation of Insurer's Registration

        An insurer's registration may be cancelled by the Authority on certain grounds specified in the Insurance Act. Failure of the insurer to comply with its obligations under the Insurance Act or if, the Authority believes that the insurer has not been carrying on business in accordance with sound insurance principles, would be such grounds.

  Principal Representative

        An insurer is required to maintain a principal office in Bermuda and to appoint and maintain a principal representative in Bermuda. For the purpose of the Insurance Act, each of Fund American Re and Scandinavian Re has its principal office at Bank of Butterfield Building, 42 Reid Street, Hamilton, Bermuda and the principal representative for each company is Mark Kaplen. Without a reason acceptable to the Authority, an insurer may not terminate the appointment of its principal representative, and the principal representative may not cease to act as such, unless 30 days' notice in writing to the Authority is given of the intention to do so. It is the duty of the principal representative to forthwith notify the Authority where the principal representative believes there is a likelihood of the insurer (for which the principal representative acts) becoming insolvent or that a reportable "event" has, to the principal representative's knowledge, occurred or is believed to have occurred. Examples of such a reportable "event" include failure by the insurer to company substantially with a condition imposed upon the insurer by the Authority relating to a solvency margin or a liquidity or other ratio. Within 14 days of such notification to the Authority, the principal representative must furnish the Authority with a written report setting out all the particulars of the case that are available to the principal representative.

  Independent Approved Auditor

        Every registered insurer must appoint an independent auditor who will annually audit and report on the statutory financial statements and the statutory financial return of the insurer, both of which, in the case of Fund American Re and Scandinavian Re are required to be filed annually with the Authority. The independent auditor of the insurer must be approved by the Authority and may be the same person or firm that audits the insurer's consolidated financial statements and reports for presentation to its shareholders. The independent auditor of each of Fund American Re and Scandinavian Re is PricewaterhouseCoopers (Bermuda), which also audits the consolidated financial statements.

  Annual Statutory Financial Statements

        A Class 3 insurer must prepare annual statutory financial statements. The Insurance Act prescribes rules for the preparation and substance of such statutory financial statements (which include, in statutory form, a balance sheet, income statement, a statement of capital and surplus, and notes thereto). The insurer is required to give detailed information and analysis regarding premiums, claims, reinsurance and investments. The statutory financial statements are distinct from the financial statements prepared for presentation to the insurer's shareholders under the Companies Act 1981 of Bermuda (the "Companies Act"), which may be prepared in accordance with United States generally accepted accounting principles or other generally accepted accounting principles. An insurer is required to submit the annual statutory financial statements as part of the annual statutory financial return. The statutory financial statements and the statutory financial return do not form part of the public records maintained by the Authority or the Bermuda Registrar of Companies.

  Annual Statutory Financial Return

        A Class 3 insurer will be required to file with the Authority a statutory financial return no later than four months after its financial year end (unless specifically extended). The statutory financial return includes, among other matters, a report of the approved independent auditor on the statutory financial statements of the insurer, a general business solvency certificate, the statutory financial statements themselves and the opinion of the loss reserve specialist. The principal representative and at least two directors of the insurer must sign the solvency certificate. The directors are required to certify whether the minimum solvency margin has been met, and the independent approved auditor is required to state whether in its opinion it was reasonable for the directors to so certify. Where an insurer's accounts have been audited for any purpose other than compliance with the Insurance Act, a statement to that effect must be filed with the statutory financial return.

  Minimum Solvency Margin and Restrictions on Dividends and Distributions

        The Insurance Act provides that the statutory assets of an insurer must exceed it statutory liabilities by an amount greater than the prescribed minimum solvency margin (i.e. the minimum amount that the statutory assets must exceed the statutory liabilities as required by the Insurance Act).

        As a Class 3 insurer, each of Fund American Re and Scandinavian Re:

  1.
  is required, with respect to its general business, to maintain a minimum solvency margin equal to the greatest of:

  (A)
  $1,000,000,

  (B)
  20% of net premiums written up to $6,000,000 plus 15% of net premiums written over $6,000,000, and,

  (C)
  15% of loss and other insurance reserves;

  2.
  is prohibited from declaring or paying any dividends during any financial year if it is in breach of its minimum solvency margin or minimum liquidity ratio, or if the declaration or payment of such dividends would cause it to fail to meet such margin or ratio. If it has failed to meet its minimum solvency margin or minimum liquidity ratio on the last day of any financial year, Fund American Re and Scandinavian Re will be prohibited, without the approval of the Authority, from declaring or paying any dividends during the next financial year; and

  3.
  is prohibited, without the approval of the Authority, from reducing by 15% or more its total statutory capital as set out in its previous year's financial statements.

  Minimum Liquidity Ratio

        The Insurance Act provides a minimum liquidity ratio for general business. An insurer engaged in general business is required to maintain the value of its relevant assets at not less than 75% of the amount of its relevant liabilities. Relevant assets include cash and time deposits, quoted investments, unquoted bonds and debentures, first liens on real estate, investment income due and accrued, accounts and premiums receivable and reinsurance balances receivable.

        There are certain categories of assets which, unless specifically permitted by the Authority, do not automatically qualify as relevant assets, such as unquoted equity securities, investments in and advances to affiliates and real estate and collateral loans.

        The relevant liabilities are total general business insurance reserves and total other liabilities less deferred income tax and sundry liabilities (by interpretation, those not specifically defined).

  Supervision, Investigation and Intervention

        The Authority may appoint an inspector with powers to investigate the affairs of an insurer if the Authority believes that an investigation is required in the interest of the insurer's policyholders or potential policyholders. In order to verify or supplement information otherwise provided to him, the Authority may direct an insurer to produce documents or information relating to matters connected with the insurer's business.

        An inspector may examine on oath any past or present officer, employee or insurance manager of the insurer under investigation in relation to its business and apply to the court in Bermuda for an order that other persons may also be examined on any matter relevant to the investigation. It shall be the duty of any insurer in relation to whose affairs an inspector has been appointed and of any past or present officer, employee or insurance manager of such insurer, to produce to the inspector on request all books, records and documents relating to the insurer under investigation which are in its or his custody or control and otherwise to give to the inspector all assistance in connection with the investigation which it or he is reasonably able to give.

        If it appears to the Authority that (i) there is a risk of an insurer becoming insolvent, (ii) an insurer is in breach of the Insurance Act or any conditions imposed upon its registration, or (iii) a person is a controller despite the objections of the Authority, the Authority may, among other things, direct the insurer (1) not to take on any new insurance business, (2) not to vary any insurance contract if the effect would be to increase its liabilities, (3) not to make certain investments, (4) to realise certain investments, (5) to maintain or transfer to the custody of a specified bank, certain assets, (6) not to declare or pay any dividends or other distributions or to restrict the making of such payments (7) to limit its premium income, and/or (8) to remove a controller or officer.

  Disclosure of Information

        In addition to powers under the Insurance Act to investigate the affairs of an insurer, the Authority may require certain information from an insurer (or certain other persons) to be produced to the Authority. Further, the Authority has been given powers to assist other regulatory authorities, including foreign insurance regulatory authorities, with their investigations involving insurance and reinsurance companies in Bermuda but subject to restrictions. For example, the Authority must be satisfied that the assistance being requested is in connection with the discharge of regulatory responsibilities of the foreign regulatory authority. Further, the Authority must consider whether cooperation is in the public interest. The grounds for disclosure are limited and the Insurance Act provides sanctions for breach of the statutory duty of confidentiality.

  Objection to Shareholder Controllers

        The Authority may at any time, by written notice, object to a person holding 10 percent or more of the common shares of each of Fund American Re and Scandinavian Re if it appears to the Authority that the person is not or is no longer fit and proper to be such a holder. In such a case, the Authority may require the shareholder to reduce its shareholding in the company in question and direct, among other things, that such shareholder's voting rights shall not be exercisable. A person who does not comply with such a notice or direction from the Authority will be guilty of an offence.

  Certain Other Bermuda Law Considerations

        White Mountains Re is an exempted company incorporated under the Companies Act 1981 of Bermuda. As a result, we need to comply with the provisions of the Companies Act regulating the payment of dividends and making of distributions from contributed surplus. A Bermuda company is prohibited from declaring or paying a dividend, or making a distribution out of contributed surplus, if there are reasonable grounds for believing that:

  •
  the company is, or would after the payment be, unable to pay its liabilities as they become due, or

  •
  the realizable value of the company's assets would thereby be less than the aggregate of its liabilities and its issued share capital and share premium accounts.

        Although White Mountains Re is incorporated in Bermuda, it has been designated as non-resident of Bermuda for exchange control purposes by the Authority. Pursuant to our non-resident status, we may hold any currency other than Bermuda dollars and convert that currency into any other currency, other than Bermuda dollars, without restriction.

        Under Bermuda law, exempted companies are companies formed for the purpose of conducting business outside Bermuda from a principal place in Bermuda. As a result, they are exempt from Bermuda laws restricting the percentage of share capital that may be held by non-Bermudians. As an exempted company, White Mountains Re may not, without the express authorization of the Bermuda legislature or under a license granted by the Minister of Finance, participate in various specified business transactions, including:

  •
  the acquisition or holding of land in Bermuda, except land held by way of lease or tenancy agreement which is required for our business and held for a term not exceeding 50 years, or which is used to provide accommodation or recreational facilities for our officers and employees and held with the consent of the Bermuda Minister of Finance, for a term not exceeding 21 years;

  •
  the taking of mortgages on land in Bermuda in excess of $50,000;

  •
  the acquisition of any bonds or debentures secured by any land in Bermuda, other than certain types of Bermuda government securities; or

  •
  subject to some exceptions, the carrying on of business of any kind in Bermuda for which White Mountains Re is not licensed in Bermuda.

        As noted under "Risk Factors—Our business could be adversely affected by Bermuda employment restrictions," under Bermuda law, non-Bermudians, other than spouses of Bermudians and holders of permanent resident's certificates, may not engage in any gainful occupation in Bermuda without a work permit. It is possible that we could lose the services of one or more of these people if we are unable to obtain or renew the required work permits, which could significantly and adversely affect our business. In addition, exempted companies, such as White Mountains Re, must comply with Bermuda resident representation provisions under the Companies Act which require that a minimum number of offices must be filled by persons who are ordinarily resident in Bermuda. We do not believe that such compliance will result in any material expense to us.

MANAGEMENT

        The following table sets forth information concerning our directors and senior management as of the date of this current report on Form 8-K.

Name	Age	Position
Raymond Barrette	56	Chairman of the Board of Directors
Allan L. Waters	49	Director, President and Chief Executive Officer
G. Thompson Hutton	50	Deputy Chairman of the Board of Directors, Senior Advisor
Charles B. Chokel	53	Managing Director and Chief Financial Officer
Göran Thornstensson	60	Director, President and Chief Executive Officer of Sirius
Edward Stanco	57	President and Chief Executive Officer of Folksamerica
Russell Fletcher III	54	Director, President and Chief Executive Officer of WMRUS
Michael E. Tyburski	57	President of WMRe Services
Christine H. Repasy	50	Managing Director and General Counsel of WMRe Services
John D. Liberator	50	President of Folks Re Solutions division of Folksamerica

        Mr. Barrette was elected Chairman of White Mountains Re on February 21, 2007. He has served as Chairman and CEO of White Mountains since January 2007. He served as a director of White Mountains from 2000 to 2005 and was re-appointed as a director in August 2006. He previously served as President and CEO of White Mountains from 2003 to 2005, as CEO of OneBeacon Insurance Group LLC (a subsidiary of White Mountains) from 2001 to 2002, as President of White Mountains from 2000 to 2001 and as Executive Vice President and Chief Financial Officer of the Company from 1997 to 2000.

        Mr. Waters was elected Director, President and CEO of White Mountains Re on March 6, 2007. Mr. Waters was a director of White Mountains from 2003 to 2004 and was re-elected as a director in November 2005. Mr. Waters is the founder and Managing Member of Mulherrin Capital Advisors, LLC. Mr. Waters formerly served as Senior Vice President and Chief Financial Officer of White Mountains from 1993 to 1998, as Vice President and Controller from 1990 to 1993, as Vice President of Finance from 1987 to 1990 and as Assistant Vice President of Finance from 1985 to 1987. He is currently a director of OneBeacon Insurance Group, Ltd.

        Mr. Hutton was appointed as Senior Advisor to Mr. Waters in March 2007. Prior to that he served as President and CEO of White Mountains Re from February 2006 to March 2007. Prior to joining White Mountains Re, Mr. Hutton served as a board member and consultant to private equity investors and their portfolio companies since 2000, first as a Venture Partner with Trident Capital and then as Managing Partner of Thompson Hutton, LLC. His primary focus has been in the financial services sector. From 1990-2000, Mr. Hutton served as President and CEO of Risk Management Solutions, Inc., a provider of catastrophe risk modeling software and services for the insurance and reinsurance industries throughout the world. Earlier, he was a management consultant at McKinsey and Company, Inc.

        Mr. Chokel has served as Managing Director and Chief Financial Officer of White Mountains Re since August 2006. Prior to that he served as Managing Director of White Mountains Capital, Inc. since

September 2003, as Managing Director and Chief Administrative Officer of OneBeacon Insurance Group LLC since January 2003 and as Managing Director of OneBeacon Insurance Group LLC since March 2002. Prior to joining OneBeacon, Mr. Chokel served as Executive Vice President and Chief Financial Officer of Conseco, Inc. from March 2001 to March 2002 and as Co-CEO of The Progressive Corporation from January 1999 to January 2001. Mr. Chokel joined Progressive in 1978.

        Mr. Thorstensson has served as President and CEO of Sirius since 1990. He first joined Sirius in 1972 as assistant to the manager of the non-marine department. In 1975, he joined the international insurance brokerage firm of Max Mathiessen AB and, in 1980, Mr. Thorstensson joined Excess Insurance Group ("EIG") and was responsible for EIG's international reinsurance operating in London. In 1984, he joined Atlantica Insurance Company in Gothenburg, Sweden, as Managing Director.

        Mr. Stanco has served as President and CEO of Folksamerica since April 2004. He joined Folksamerica in September 2002 as Senior Vice President and Chief Domestic Treaty Officer. Prior to joining Folksamerica, Mr. Stanco was Executive Vice President and Chief Operating Officer of Overseas Partners US Reinsurance Company, where he was a Member of the Board of Directors and one the company's founders. He has also held positions with Reliance Reinsurance Corp., Balis & Co., John Hancock Reinsurance Company, Commercial Union Insurance Company, Great American Insurance Company and Farm Family Insurance.

        Mr. Fletcher was appointed President and CEO of WMRUS in October 2006. Prior to this appointment, Mr. Fletcher was Executive Vice President and Chief Underwriting Officer of Montpelier Re Holdings, Ltd. from 2002 until 2006. From 1999 to 2001, he served as Executive Vice President of Homesite Group Incorporated. From 1996 to 1998, he was employed by CAT Limited (acquired by ACE Ltd.) and its successor, Tempest Reinsurance Company Limited, where he served as Chief Underwriting Officer—North America. From 1986 to 1996, he was employed by Vesta Insurance Group, Inc. (and its predecessor, Liberty National Fire Insurance Company), where he served as Executive Vice President. Mr. Fletcher has also been employed by subsidiaries of the following reinsurance and insurance brokerages: Benfield Group plc, Aon Corporation and Marsh & McLennan Companies, Inc.

        Mr. Tyburski has served as President of WMRe Services since August 2006. Prior to that, he served as Chief Financial Officer of White Mountains Re since its formation on 2004. From 1992 through 2004, he was Chief Financial Officer of Folksamerica. Prior to joining Folksamerica, he was an audit partner in the insurance practice at Coopers & Lybrand.

        Ms. Repasy has served as Managing Director and General Counsel of WMRe Services since August 2006. She originally joined White Mountains in 2005 and served as Vice President, Associate General Counsel and Director of Litigation for White Mountains Capital, Inc. Prior to joining White Mountains, she was Senior Vice President and General Counsel of Hartford Life, Inc. She joined Hartford Life in 1991 and held various legal positions of increasing responsibility, including director of litigation, prior to becoming General Counsel. She began her career at CIGNA Corporation in 1979 and held several positions within the business including reinsurance sales, underwriting responsibilities in the group medical, dental and life and individual life businesses, and later, various legal positions.

        Mr. Liberator has served as President of the Folks Re Solutions division of Folksamerica since 2000. Prior to that he served as President of Reliance Portfolio Solutions Ltd. from September 1998 to December 1999, and as General Counsel for Travelers Property Casualty Corp. from January 1991 to July 1998. Prior to his corporate positions, Mr. Liberator was a partner in a large Connecticut law firm from May 1981 to December 1990.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE

        We summarize below our principal agreements with related parties.

Investment Management Agreement with White Mountains Advisors, LLC

        We have an investment management agreement with White Mountains Advisors, LLC ("WM Advisors"), a wholly-owned subsidiary of White Mountains, pursuant to which WM Advisors supervises and directs our investment portfolio in accordance with our investment guidelines. Under the agreement, WM Advisors has full discretion and authority to:

  •
  make all investment decisions in respect of our investment portfolio on our behalf and at our sole risk,

  •
  to buy, sell, exchange, convert, liquidate or otherwise trade in any shares, bond and other securities in respect of our investment portfolio,

  •
  to place orders with respect to, and to arrange for, any of the above and

  •
  to do anything which WM Advisors deems is required, appropriate or advisable in connection with any of the above, including, among other things, the selection of brokers, dealers and others as WM Advisors determines.

        However, we retain the ultimate final authority over investment decisions and policies, including the purchase and sale of securities.

        The assets of our portfolio are held in one or more separately identifiable accounts in the custody of a bank or similar entity designated by us and acceptable to WM Advisors. We are responsible for custodial arrangements and the payment of all custodial charges and fees.

        When placing orders for the execution of transactions, WM Advisors has discretion over the selection of brokers or dealers, the markets on which the transactions are executed as well as prices and commission rates paid in connection with the transactions. In selecting brokers or dealers to execute transactions, WM Advisors neither has an obligation to solicit competitive bids nor is required to seek the lowest available commission costs. WM Advisors may aggregate orders on behalf of our investment portfolio with orders on behalf of other clients. In such event, allocation of the securities purchased or sold, as well as expenses incurred in the transaction, will be made in a manner which WM Advisors considers to be the most fair and equitable to all of its clients.

        We have agreed to pay investment management fees based on the quarter-end market values held under custody. The annual fees are 0.30% for the first $100 million of assets under management, .20% for the next $400 million of assets under management and 0.15% on assets under management in excess of $500 million. In addition, we reimburse WM Advisors its out-of-pocket expenses, if any. These fees are included in net investment income. The investment management agreement may be terminated by either party upon 60 days written notice. Total fees under this agreement were $8 million in 2006 and we estimate the total fees payable in 2007 under the investment management agreement will be approximately $8 million. WM Advisors provides reports containing a detailed listing of invested assets and transactions in our investment portfolio at least quarterly. We periodically review the performance of and the fees paid to WM Advisors under the investment management agreement.

        We believe that the terms and conditions of the investment management agreement are similar to terms and conditions we would be able to negotiate for comparable arrangements by third-party providers.

Berkshire

        General Reinsurance Corporation and its affiliates ("General Re") are wholly-owned subsidiaries of Berkshire. At December 31, 2006, Berkshire owned approximately 16% of the Common Shares of our parent, White Mountains. Along with other Berkshire subsidiaries, General Re has provided reinsurance to our subsidiaries. At December 31, 2006, we had approximately $71 million of reinsurance recoverables on paid and unpaid losses due from General Re and other Berkshire subsidiaries.

Symetra

        We own warrants to acquire common shares of Symetra. We expect to distribute these warrants to White Mountains in March 2007. White Mountains owns approximately 24% of Symetra on a fully-converted basis and is entitled to appoint three persons to Symetra's eight member board of directors (of which one currently serves as Chairman).

FSAH

        In May 2006, Sirius was required to sell its 1% economic interest in Financial Security Assurance Holdings Ltd. ("FSAH") back to FSAH's parent, Dexia S.A., at its fair value of $57 million. Mr. Robert Cochran, a director of White Mountains, is Chairman and CEO of FSAH.

Prospector

        Pursuant to a revenue sharing agreement, Prospector has agreed to pay us 6% of the revenues in excess of $500,000 of certain of Prospector's funds in return for our having made a founding investment in 1997. We earned $0.7 million during 2006 under this agreement. At December 31, 2006, we had $61 million invested in limited partnership investments managed by Prospector. In addition, Mr. Ray Barrette, Chairman of the Board of White Mountains Re, and Messrs. George Gillespie and John Gillespie, each directors of White Mountains, owned limited partnership investments managed by Prospector as of such date.

OneBeacon

        In 2004, Sirius entered into quota share reinsurance arrangements with OneBeacon Insurance Company ("OneBeacon"). Consistent with the terms of the quota share agreement with OneBeacon, OneBeacon's cession to Sirius increased from 6% to 12% over the course of 2004. OneBeacon's cession to Sirius was 12% for 2005 and 2006. During 2005 and 2006 Sirius International assumed $230.0 million and $178.0 million in written and earned premium, incurred losses of $122 million and $92 million, and incurred $86 million and $67 million in commissions under this agreement. At December 31, 2005, Sirius had loss and LAE reserves of $104 million in regards to this agreement. This agreement was commuted in 2006. At commutation, cash and investments were used to settle the assets and liabilities ceded under this agreement.

Esurance

        During 2006, Sirius entered into a quota share reinsurance arrangement with Esurance, a wholly-owned insurance subsidiary of our parent, White Mountains. Under this agreement, Esurance cedes 85% of all its business classified as "private passenger automobile" to Sirius for which Sirius incurs a commission equal to 31.0% of net earned premium ceded. During 2006, Sirius assumed $269 million of premiums written of which $130 million was earned, incurred losses of $88 million and commissions of

$40 million. As of December 31, 2006, Sirius has the following amounts recorded on their balance sheet in regards to this agreement:

(in millions)
Deferred policy acquisition costs	$43.1
Funds held by ceding companies	$103.1
Loss and LAE reserves	$123.5
Unearned premiums	$139.2

        This arrangement with Esurance renews automatically on an annual basis unless cancelled by either party.

Other Relationships

        Mr. Howard Clark, a director of White Mountains, is Vice Chairman of Lehman Brothers, Inc. ("Lehman"). Lehman has, from time to time, provided various services to us including investment banking services, brokerage services, underwriting of debt and equity securities and financial consulting services.

        Mr. George Gillespie, a director of White Mountains, serves as Special Counsel to Cravath, Swaine & Moore LLP ("CS&M"). CS&M has been retained by the Company from time to time to perform legal services.

        Mr. John Gillespie indirectly through general and limited partnership interests holds a 44% interest in Dowling & Partners Connecticut Fund III, LP ("Fund III"). Folksamerica Specialty Underwriting, Inc. ("FSUI") had previously borrowed $7 million from Fund III in connection with an incentive program sponsored by the State of Connecticut known as the Connecticut Insurance Reinvestment Act (the "CIR Act"). The CIR Act provides for Connecticut income tax credits to be granted for qualifying investments made by approved fund managers. The loan was a qualifying investment which generated tax credits to be shared equally between Fund III, on the one hand, and FSUI, on the other. As a result of his interest in Fund III, during 2006 Mr. Gillespie utilized approximately $0.2 million in such tax credits. The loan was repaid in full during 2006.

DESCRIPTION OF INDEBTEDNESS

        We summarize below the principal terms of the agreements that govern certain of our existing indebtedness. This summary is not a complete description of all of the terms of the agreements.

Senior Credit Facility

        We are party to a credit agreement dated November 14, 2006 among us and White Mountains Insurance Group, Ltd. as borrowers, the lenders named therein, Bank of America, N.A., as administrative agent, Lehman Brothers, Inc., as syndication agent and JPMorgan Chase Bank, N.A., the Bank of New York, the Bank of Tokyo-Mitsubishi UFJ, Ltd., New York Branch and Deutsche Bank A.G., New York Branch as co-documentation agents. Pursuant to this agreement, a syndicate of banks and other financial institutions provided us and White Mountains, each as co-borrower and co-guarantor, with a revolving senior credit facility of up to $500 million. The facility has a sub-limit of $100 million for letters of credit and a sub-limit of $50 million for swingline loans. The facility matures on November 11, 2011.

Expected Modification of Existing Credit Facility

        We are a co-borrower and co-guarantor with White Mountains on a joint $500 million credit facility. White Mountains has drawn approximately $320 million on the facility. Following the incurrence of new senior indebtness, White Mountains intends to reduce its committment under the facility to $300 million. In connection with that incurrence of senior indebtedness, White Mountains also intends to remove us as a co-borrower and co-guarantor, although there is no assurance that this will occur.

Sierra Group Note

        In connection with Folksamerica Holdings' acquisition of the Sierra Group in March 2004, Folksamerica Holdings entered into a $62 million purchase note, $58 million of which was to be adjusted over its approximate six-year term to reflect favorable or adverse loss reserve development on the acquired reserve portfolio and run-off of remaining policies in force. As of December 31, 2006, the note has been reduced by $35 million as a result of adverse development on the acquired reserves and run-off of unearned premiums and the remaining balance was $27 million.

REPORT OF INDEPENDENT AUDITORS

To the Board of Directors and Shareholder of
White Mountains Re Group, Ltd.:

        In our opinion, the accompanying consolidated financial statements present fairly, in all material respects, the financial position of White Mountains Re Group, Ltd. (the "Company"), a wholly owned subsidiary of White Mountains Insurance Group, Ltd., at December 31, 2005 and December 31, 2006 and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2006 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these financial statements in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP Boston, Massachusetts March 8, 2007

White Mountains Re Group, Ltd.
(a wholly-owned subsidiary of White Mountains Insurance Group, Ltd.)

Consolidated Balance Sheets

As of December 31, 2005 and 2006
($ in millions, except share amounts)

	2005	2006
ASSETS
Fixed maturity investments, at fair value (amortized cost $3,574.1 and $3,693.9)	$3,530.3	$3,743.7
Equity securities, at fair value (cost $293.1 and $357.0)	329.4	407.3
Other long term investments, at fair value (cost $230.2 and $178.8)	263.4	188.3
Short-term investments, at amortized cost (which approximates fair value)	436.6	809.1

Total investments	4,559.7	5,148.4
Cash	117.6	56.1
Reinsurance recoverable on unpaid losses	1,878.5	1,142.5
Reinsurance recoverable on paid losses	52.6	126.6
Funds held by ceding companies	620.4	555.9
Securities lending collateral	227.8	121.0
Reinsurance premiums receivable	444.4	317.6
Investment in unconsolidated affiliate—Symetra	311.7	54.0
Prepaid reinsurance premiums	171.9	48.8
Deferred policy acquisition costs	87.2	143.0
Deferred U.S. tax asset, net	122.6	146.2
Investment income accrued	45.4	48.6
Amount receivable on unsettled investment sales	17.5	1.8
Other assets	101.8	100.3

Total assets	$8,759.1	$8,010.8

LIABILITIES, MINORITY INTEREST, AND SHAREHOLDER'S EQUITY
Loss and loss adjustment expense reserves	$4,785.6	$3,832.3
Reserves for structured contracts	224.6	147.1
Unearned premiums	522.1	570.8
Securities lending payable	227.8	121.0
Debt	34.2	27.2
Deferred foreign tax liability, net	232.4	312.9
Deferred gain on reinsurance ceded	40.4	31.7
Ceded reinsurance payable	136.3	62.1
Funds held under reinsurance treaties	166.9	122.3
Amount payable on unsettled investment purchases	41.5	46.1
Other liabilities	210.3	239.6

Total liabilities	6,622.1	5,513.1

Minority interest—Prospector Offshore Fund (Bermuda), Ltd.	118.0	119.1

Shareholder's Equity
Common shares, $1 par value; authorized: 12,000 shares; issued and outstanding, 12,000 shares	0.1	0.1
Paid-in capital	1,638.4	1,744.5
Retained earnings	350.6	587.1
Accumulated other comprehensive income, after-tax	29.9	46.9

Total shareholder's equity	2,019.0	2,378.6

Total liabilities, minority interest, and shareholder's equity	$8,759.1	$8,010.8

See accompanying notes to the consolidated financial statements, including
Note 12 for Commitments and Contingencies.

White Mountains Re Group, Ltd.
(a wholly-owned subsidiary of White Mountains Insurance Group, Ltd.)

Consolidated Statements of Income and Comprehensive Income (Loss)

For the Years Ended December 31, 2004, 2005 and 2006
($ in millions)

	2004	2005	2006
REVENUES
Gross premiums written	$2,218.0	$2,165.2	$2,071.9

Net premiums written	$1,531.0	$1,488.0	$1,737.2

Net earned premiums	$1,527.9	$1,602.7	$1,549.2
Net investment income	111.3	180.1	201.8
Net realized investment gains	37.6	41.5	76.1
Other income, net	36.0	33.5	47.8

TOTAL REVENUES	1,712.8	1,857.8	1,874.9
EXPENSES
Loss and loss adjustment expenses	1,082.5	1,344.3	1,064.4
Policy acquisition expenses	354.0	375.9	394.4
Other underwriting expenses	122.8	106.1	94.7
General and administrative expenses	18.5	15.9	29.3
Accretion of fair value adjustment to loss and loss adjustment expense reserves	10.1	10.9	1.5
Interest expense on debt	10.1	2.3	3.9

TOTAL EXPENSES	1,598.0	1,855.4	1,588.2

Pre-tax income	114.8	2.4	286.7
Income tax expense (benefit)	22.4	(42.0)	45.3

INCOME BEFORE MINORITY INTEREST, EQUITY IN EARNINGS OF UNCONSOLIDATED AFFILIATE, AND EXTRAORDINARY ITEM	$92.4	$44.4	$241.4
Minority interest—Prospector Offshore Fund (Bermuda), Ltd.	(3.9)	(6.9)	(7.8)
Equity in earnings of unconsolidated affiliate—Symetra	10.1	28.0	26.6

INCOME BEFORE EXTRAORDINARY ITEM	98.6	65.5	260.2
Excess of fair value of acquired net assets over cost (see Note 2)	180.5	—	21.4

NET INCOME	279.1	65.5	281.6

Net change in unrealized gains (losses) from unconsolidated affiliate—Symetra	57.5	(31.8)	(25.7)
Net change in foreign currency translation	25.2	(44.7)	46.4
Net change in unrealized gain for investments held	59.3	21.3	37.6
Recognition of net unrealized losses for investments sold	(37.2)	(54.6)	(40.6)

COMPREHENSIVE INCOME (LOSS)	$383.9	$(44.3)	$299.3

See accompanying notes to the consolidated financial statements.

White Mountains Re Group, Ltd.
(a wholly-owned subsidiary of White Mountains Insurance Group, Ltd.)

Consolidated Statements of Shareholder's Equity

For the Years Ended December 31, 2004, 2005 and 2006
($ in millions)

	Total Shareholder's Equity	Common Shares and paid-in capital	Retained Earnings	Accumulated other comprehensive income, after-tax
BALANCES AT JANUARY 1, 2004	$1,269.8	$1,115.3	$109.9	$44.6
Net income	279.1	—	279.1	—
Net change in unrealized investment gains	79.6	—	—	79.6
Net change in foreign currency translation	25.2	—	—	25.2
Dividends	(15.9)	—	(15.9)	—
Capital contributions from parent	273.2	273.2	—	—

BALANCES AT DECEMBER 31, 2004	$1,911.0	$1,388.5	$373.1	$149.4
Net income	65.5	—	65.5	—
Net change in unrealized investment losses	(65.1)	—	—	(65.1)
Net change in foreign currency translation	(44.7)	—	—	(44.7)
Dividends	(97.7)		(88.0)	(9.7)
Capital contributions from parent	250.0	250.0	—	—

BALANCES AT DECEMBER 31, 2005	$2,019.0	$1,638.5	$350.6	$29.9
Net income	281.6	—	281.6	—
Net change in unrealized investment losses	(28.7)	—	—	(28.7)
Net change in foreign currency translation	46.4	—	—	46.4
Cumulative effect adjustment for hybrid instruments	—	—	0.7	(0.7)
Dividends	(45.8)	—	(45.8)	—
Capital contributions from parent	106.1	106.1	—	—

BALANCES AT DECEMBER 31, 2006	$2,378.6	$1,744.6	$587.1	$46.9

See accompanying notes to the consolidated financial statements.

White Mountains Re Group, Ltd.
(a wholly-owned subsidiary of White Mountains Insurance Group, Ltd.)

Consolidated Statements of Cash Flows

For the Years Ended December 31, 2004, 2005 and 2006
($ in millions)

	2004	2005	2006
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$279.1	$65.5	$281.6
Adjustments to reconcile net income to net cash provided by operations:
Excess of fair value of acquired net assets over cost (see Note 2)	(180.5)	—	(21.4)
Undistributed equity in earnings of unconsolidated insurance affiliate	(10.1)	(28.0)	(11.0)
Reinsurance balances and funds held, net	126.1	100.0	224.4
Reinsurance recoverable on paid and unpaid losses	(2.7)	(644.7)	492.5
Deferred policy acquisition costs	(10.6)	22.8	(56.9)
Loss and loss adjustment expense reserves	78.4	893.0	(820.8)
Reserves for structured contracts	(56.4)	(151.3)	(78.5)
Unearned premiums, net	(31.5)	(84.2)	47.3
Net realized gains on investments	(37.6)	(41.5)	(76.1)
Realized gain on sale of consolidated subsidiaries	(2.1)	(5.0)	(14.0)
Current and deferred income taxes	(36.7)	(78.8)	64.4
Other, net	129.3	(24.1)	22.4

NET CASH PROVIDED BY OPERATIONS	244.7	23.7	53.9

CASH FLOWS FROM INVESTING ACTIVITIES:
Fixed maturity investments:
Purchases	(2,740.0)	(3,007.5)	(2,857.0)
Maturities/Calls	885.2	518.8	320.2
Sales	1,830.0	2,379.9	2,336.7
Purchases of equity securities	(198.1)	(102.0)	(120.9)
Sales of equity securities	328.2	164.6	175.5
Net change in other long-term investments	—	(26.5)	30.2
Net change in short-term investments	770.4	(11.9)	(272.3)
Net change in unsettled investment purchases and sales	(275.2)	12.4	20.5
Sales of consolidated subsidiaries, net of cash sold	22.2	19.3	122.2
Net cash from acquisitions	(483.9)	—	(33.0)
(Purchase) sale of unconsolidated affiliate—Symetra	(194.7)	—	249.3
Other, net	8.8	0.3	0.2

NET CASH USED IN INVESTING ACTIVITIES	(47.1)	(52.6)	(28.4)

CASH FLOWS FROM FINANCING ACTIVITIES:
Cash dividend paid to parent	(15.9)	(35.0)	(31.1)
Capital contributions from parent	—	12.3	58.7
Payment of parent company debt	—	—	(116.0)
Payment of external debt	(45.0)	—	(7.0)

NET CASH FLOW USED IN FINANCING ACTIVITIES	(60.9)	(22.7)	(95.4)

EFFECT OF EXCHANGE RATE CHANGES ON CASH	—	(11.0)	8.4

NET INCREASE (DECREASE) IN CASH DURING THE YEAR	136.7	(62.6)	(61.5)
CASH, BEGINNING OF YEAR	43.5	180.2	117.6

CASH, END OF YEAR	$180.2	$117.6	$56.1

SUPPLEMENTAL CASH FLOW INFORMATION NON-CASH FINANCING ACTIVITIES:
Dividend of certain investments to parent	$—	$(62.7)	$(14.7)

Capital contributions from parent	$273.2	$237.7	$45.5

Capital contributions of deferred gain on Sirius America Insurance Company sale from parent	$—	$—	$1.9

See accompanying notes to the consolidated financial statements.

White Mountains Re Group, Ltd.
(a wholly-owned subsidiary of White Mountains Insurance Group, Ltd.)

Notes to the Consolidated Financial Statements

NOTE 1. Organization

        White Mountains Re Group, Ltd. (the "Company" or "White Mountains Re") is a Bermuda domiciled holding company that provides reinsurance on a worldwide basis through its wholly-owned subsidiaries. The Company is a wholly-owned subsidiary of White Mountains Insurance Group, Ltd. ("White Mountains" or the "Parent"). White Mountains shares are listed on the New York Stock Exchange. White Mountains formed the Company during 2004 by combining the operations of Folksamerica Holding Company Inc ("Folksamerica Holdings") and its wholly-owned subsidiary, Folksamerica Reinsurance Company ("FRC"), along with Fund American Reinsurance Company, Ltd. ("Fund American Re"), and White Mountains Underwriting Limited and White Mountains Re Underwriting Services Ltd. (collectively, "WMRUS") with Sirius Insurance Holdings Sweden AB and its subsidiaries (the "Sirius Group") to form a cohesive, global reinsurance organization. At January 1, 2004, while not directly owned by the Company, all of these operations were all under the common control of White Mountains, with the exception of the Sirius Group which was acquired in April, 2004 (see Note 2). As such, the combination of these operations has been accounted for at historical cost. Accordingly, the historical results of the operations of the companies mentioned above since their acquisition by White Mountains have become the historical results of the Company.

        FRC is domiciled in the state of New York and mainly underwrites property, liability and accident and health reinsurance primarily in the United States of America, Canada, Continental Europe, Latin America, the Caribbean and Japan. Virtually all assumed reinsurance is obtained through reinsurance intermediaries. Sirius America Insurance Company ("Sirius America") was a wholly-owned subsidiary of FRC through August 3, 2006 (see Note 2) and was acquired in 2004 in connection with the acquisition of the Sirius Group (see Note 2). Sirius America is a property and casualty insurance company domiciled in the state of Delaware which is licensed to write direct insurance business through general agents and managing general agents in the United States of America. Stockbridge Insurance Company ("Stockbridge") is a wholly-owned subsidiary of FRC. Stockbridge is a Minnesota domiciled run-off insurance company that was acquired on December 22, 2006 (see Note 2) by FRC. Commercial Casualty Insurance Company ("CCIC") is a wholly-owned subsidiary of Folksamerica Holdings. CCIC is a California domiciled insurance company that was acquired in 2004 (see Note 2) and subsequently placed into voluntary run-off.

        Sirius International Insurance Corporation ("Sirius International"), a wholly-owned subsidiary of Sirius Insurance Holdings Sweden AB, is domiciled in Sweden with branch offices in Stockholm; London, United Kingdom; Zurich, Switzerland; Singapore; Liege, Belgium; and Hamburg, Germany. Sirius International provides property, liability, aviation, accident and health reinsurance throughout Scandinavia, Europe and Asia. Scandinavian Reinsurance Company, Ltd. ("Scandinavian Re") and Fund American Re are wholly-owned subsidiaries of Sirius International. Scandinavian Re and Fund American Re are both multi-line reinsurance companies that are domiciled in Bermuda. Scandinavian Re has been in run-off since 2002.

        WMRUS is a reinsurance advisory company specializing primarily in property and other short-tailed lines of reinsurance.

NOTE 2. Significant Transactions

        On April 16, 2004, the Company acquired the Sirius Group from ABB Ltd. (the "Sirius Acquisition") for SEK 3.27 billion (approximately $427.5 million based upon the foreign exchange spot rate at the date of acquisition), which included $10.5 million of expenses incurred in connection with the acquisition. The principal companies acquired were Sirius International, Sirius America and Scandinavian Re. Immediately prior to the acquisition, Folksamerica Holdings acquired Sirius America. Fund American Re, which was owned by White Mountains prior to the Sirius Acquisition, was sold to Sirius Group subsequent to the acquisition. The Sirius Acquisition was accounted for by the purchase method of accounting and, therefore, the identifiable assets and liabilities of the Sirius Group were recorded by the Company at their fair values on April 16, 2004. The process of determining the fair value of such assets and liabilities acquired was as follows: (1) the purchase price of the Sirius Group was preliminarily allocated to the acquired assets and liabilities, based on their respective estimated fair values at April 16, 2004; (2) the excess of the estimated fair value of acquired net assets over the purchase price was used to reduce the estimated fair values of all non-current, non-financial assets acquired to zero; and (3) the remaining excess of the estimated fair value of net assets over the purchase price was recorded as an extraordinary gain.

        The fair value of identifiable assets and liabilities acquired on April 16, 2004 were as follows (in millions):

Fair value of assets acquired	$3,306.9
Fair value of liabilities acquired	2,768.0

Fair value of net assets acquired	538.9
Total purchase price, including expenses	(427.5)

Resulting extraordinary gain	$111.4

        Significant assets and liabilities acquired through the Sirius Group included $1,851.9 million of cash and investments, $790.1 million of funds held by ceding companies, $286.2 million of reinsurance recoverables on paid and unpaid losses, $245.8 million of insurance and reinsurance balances receivable, $1,612.7 million of loss and loss adjustment expense reserves ("LAE"), $432.2 million of reserves for structured settlements, $276.5 million of unearned insurance premiums and $289.4 million of deferred tax liabilities.

        In addition, the Company has completed the following transactions:

  •
  In January 2004, Folksamerica Holdings sold Peninsula Insurance Company to the Donegal Group for $23.3 million, or 107.5% of its book value, resulting in a pre-tax gain of $2.1 million ($1.4 million after-tax).

  •
  On March 31, 2004, Folksamerica Holdings acquired the Sierra Insurance Group companies (the "Sierra Group"), consisting of California Indemnity Insurance Company and its three subsidiaries, from Nevada-based Sierra Health Services, Inc. Folksamerica Holdings paid $76.2 million for the Sierra Group, which included $14.2 million in cash and a $62.0 million purchase note (see Note 14). $58.0 million of the purchase note may be adjusted over its six-year term to reflect favorable or adverse loss reserve development on the acquired reserve portfolio and run-off of remaining policies in force (mainly workers' compensation business), as well as certain other balance sheet protections. Concurrent with the acquisition, the Sierra Group was placed into run-off and all of the acquired companies' run-off claims administration was transferred to TPAs working under the Company's direction. The acquired companies' net assets at the time of the close were $84.8 million, including $270.3 million of investments, $174.4 million of reinsurance balances recoverable, $406.9 million of loss and LAE reserves and $25.1 million of unearned premiums. The acquisition resulted in an $8.6 million extraordinary gain, which the Company recognized in 2004.

  •
  On November 11, 2004, Sirius International acquired 100% of Denmark-based Tryg-Baltica Forsikring, internationalt forsikringsselskab A/S ("Tryg-Baltica"). Under the terms of the agreement, the Sirius Group paid approximately DKK 316.3 million ($57.7 million). Following the closing, the Company placed Tryg-Baltica into run-off, though certain business was renewed by Sirius International. The Company did not acquire any infrastructure or employees and manages Tryg-Baltica's run-off administration. The acquired company's net assets at closing were $77.5 million, including $144.3 million of cash and investments, $86.7 million of receivables, $20.8 million of deposits with insurance companies, $150.8 million of loss and LAE reserves and $36.9 million of unearned insurance premiums. The acquisition resulted in a $19.8 million extraordinary gain, which the Company recognized in the fourth quarter of 2004.

  •
  On September 30, 2005 Folksamerica Holdings sold one of its subsidiaries, California Indemnity Insurance Company, an inactive shell company, for total proceeds of $19.8 million, $19.3 million of which was paid in cash, and recognized a gain of approximately $5.0 million ($3.3 million after-tax) on the sale as other revenue.

  •
  On August 3, 2006, the Company sold its wholly-owned subsidiary, Sirius America, to an investor group led by Lightyear Capital for $138.8 million in cash, which was $16.9 million above the book value of Sirius America at the time of the sale. As part of the transaction, White Mountains acquired an equity interest of approximately 18% in the acquiring entity and accounts for its remaining interest in Sirius America on the equity method. The Company recognized a gain of $14.0 million ($9.1 million after-tax) on the sale through other revenues in 2006 and White Mountains has deferred $2.9 million ($1.9 million after-tax) of the gain related to its remaining equity interest in Sirius America. White Mountains has contributed the $1.9 million to the Company, which the Company has recorded as a capital contribution.

  •
  On December 22, 2006, the Company completed its acquisition of Mutual Service Casualty Insurance Company ("MSC"), a run-off insurer formerly affiliated with Country Insurance & Financial Services. As part of a sponsored demutualization and conversion to a stock company, MSC has been renamed Stockbridge Insurance Company ("Stockbridge"). The Company paid approximately $33.6 million for Stockbridge and recorded an after-tax extraordinary gain of $21.4 million, which represents the excess of fair value of acquired assets over the purchase price. The fair value of net assets acquired were $55.1 million, including $81.0 million of cash and investments, $55.5 million of reinsurance recoverables, $12.2 million of deferred tax assets, $91.2 million of loss and LAE reserves and $2.3 million of deferred tax liabilities. The Company did not acquire any infrastructure or employees and is managing Stockbridge's runoff administration through the use of Third Party Administrators ("TPAs"), under the Company's direction.

NOTE 3. Summary of Significant Accounting Policies

        The Company's consolidated financial statements have been prepared on the basis of accounting principles generally accepted in the United States of America ("US GAAP"). The following is a description of the significant accounting policies and practices employed by the Company.

Basis of Consolidation

        The consolidated financial statements include the accounts of the Company, its wholly-owned subsidiaries, and variable interest entities (see Note 7). All significant intercompany transactions have been eliminated in consolidation. The consolidated financial statements include all adjustments considered necessary by management to fairly present the Company's financial position, its results of operations and its cash flows.

Estimates

        The preparation of consolidated financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting year. Actual results could differ from those estimates.

Investments

        Fixed maturity investments and equity securities are classified as "available for sale securities" in accordance with Statement of Financial Accounting Standards ("SFAS") No. 115, "Accounting for Certain Investments in Debt and Equity Securities" and are reported at fair value as of the balance sheet date as determined by quoted market values. Net unrealized investment gains and losses on available for sale securities are reported net, after tax, as a separate component of shareholder's equity. Changes in net unrealized investment gains and losses, after tax, are reported as a component of other comprehensive income. Investment securities are regularly reviewed for impairment based on criteria that includes the extent to which cost exceeds market value, the duration of the market decline, the financial health of and specific prospects for the issuer and the Company's ability and intent to hold the investment to recovery. Investment losses that are other than temporary are recognized in earnings. Realized gains and losses resulting from sales of investment securities are accounted for using the weighted average method. Premiums and discounts on fixed maturity investments are accreted to income over the anticipated life of the investment.

        Short-term investments consist of money market funds, certificates of deposit and other securities which mature or become available for use within one year. Short-term investments are carried at amortized cost, which approximated fair value as of December 31, 2005 and 2006.

Investments in Limited Partnerships

        The Company has investments in a number of limited partnerships, which are recorded in other investments. Changes in the Company's interest in limited partnerships accounted for using the equity method are included in net realized investment gains. Changes in the Company's interest in limited partnerships not accounted for under the equity method are reported, net of tax, as a component of shareholder's equity, with changes therein reported, after-tax, as a component of other comprehensive income.

Securities Lending

        The Company participates in a securities lending program as a mechanism for generating additional investment income on its fixed maturity portfolio. Under the security lending arrangements, certain of its fixed maturity investments are loaned to other institutions for short periods of time through a lending agent. The Company maintains control over the securities it lends, retains the earnings and cash flows associated with the loaned securities and receives a fee from the borrower for the temporary use of the asset. Collateral, in the form of cash and United States government securities, is required at a rate of 102% of the fair value of the loaned securities, is controlled by the lending agent and may not be sold or re-pledged. The fair value of the securities lending collateral is recorded as both an asset and liability on the consolidated balance sheet, however, other than in the event of default by the borrower, this collateral is not available to the Company and will be remitted to the borrower by the lending agent upon the return of the loaned securities. Because of these restrictions, the Company considers its securities lending activities to be non-cash transactions. An indemnification agreement with the lending agent protects the Company in the event a borrower becomes insolvent or fails to return any of the securities on loan.

Convertible Bonds

        The Company owns convertible bonds. The equity conversion option is considered an embedded derivative. Prior to January 1, 2006, in accordance with SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS 133"), the Company bifurcated all equity option derivatives that were embedded in its convertible bonds. The original host instruments were reported, at fair value, in fixed maturity investments and the embedded derivatives were reported, at fair value, in other investments. Changes in the fair values of the equity options were included in realized investment gains (losses). Effective January 1, 2006, the Company adopted SFAS No. 155, "Accounting for Certain Hybrid Instruments, an amendment to Statement Nos. 133 and 140" ("SFAS 155"). SFAS 155 eliminated the requirement to bifurcate financial instruments with embedded derivatives if the holder of the instrument elects to account for the entire instrument on a fair value basis with changes in fair value of the entire instrument recorded through income as realized investment gains (losses). Prior to the adoption of SFAS 155, the Company had recorded $14.7 million related to the host instrument in fixed maturity investments and $7.4 million for the equity conversion option in other investments. Upon adoption of SFAS 155, the Company recorded an adjustment of $0.7 million to reclassify net unrealized gains on investments to opening retained earnings to reflect the cumulative effect of adoption. The fair value of convertible bonds at December 31, 2006 was $49.7 million and was included in fixed maturity investments.

Warrants

        The Company accounts for its investments in warrants in accordance with SFAS 133 as derivatives. Generally, warrants are recorded in other investments at fair value, which changes therein recorded in realized investment gains or losses in the period in which they occur.

        At December 31, 2005, the Company held warrants to acquire 3.6 million common shares of Montpelier Re Holdings, Ltd. ("Montpelier") at $16.67 per share (as adjusted for stock split) that were exercisable until December 2011. The major assumptions used in the valuation of the Montpelier warrants were a risk-free rate of 4.35%, volatility of 30% and an expected life of approximately 5 years.

The fair value of the warrants as of December 31, 2005 was $25.3 million. During 2006, the Company sold its investment in Montpelier warrants to its parent, White Mountains, for its carrying value at the date of sale. No gain or loss was realized on this sale.

        The Company holds warrants to acquire 1.1 million common shares of Symetra Financial Corporation ("Symetra") at $100 per share. The Company uses a Black-Scholes valuation model to determine the fair value of the Symetra warrants. At December 31, 2005 and 2006, the major assumptions used in valuing the Symetra warrants were a risk-free rate of 4.35% and 4.70%, respectively, volatility of 25%, and an expected life of approximately 5 years. The Symetra warrants are included in the investment in unconsolidated affiliate line on the consolidated balance sheet with changes in fair value included in realized investment gains (losses) in the consolidated statements of income and comprehensive income (loss) (see Note 10).

Investment in unconsolidated affiliate—Symetra

        The Company's investment in unconsolidated affiliate—Symetra represents an operating investment in Symetra in which the Company has a significant voting and economic interest but does not control the entity. The Company accounts for its investment in unconsolidated affiliate under the equity method of accounting as prescribed by Accounting Principles Board Opinion No. 18, "The Equity Method of Accounting for Investments in Common Stock" ("APB 18") (see Note 10).

Derivatives—Variable Annuity Reinsurance

        In August 2006, the Company entered into an agreement to reinsure death and living benefit guarantees associated with certain variable annuities in Japan. The accounting for benefit guarantees differs depending on whether or not the guarantee is classified as a derivative or an insurance liability.

        Guaranteed minimum accumulation benefits ("GMABs") are paid to an annuitant for any shortfall between accumulated account value at the end of the accumulation period and the annuitant's total deposit, less any withdrawal payments made to the annuitant during the accumulation period. GMABs meet the definition of a derivative for accounting purposes and are accounted for under SFAS 133. Therefore, GMABs are carried at fair value, with changes thereon recognized in income in the period of the change. The liability for the reinsured GMAB contracts has been determined using internal valuation models that use assumptions for interest rates, equity markets, foreign exchange rates and market volatilities at the valuation date, as well as annuitant-related actuarial assumptions, including surrender and mortality rates.

        If an annuitant dies during the accumulation period of an annuity contract, guaranteed minimum death benefits ("GMDBs") are paid to the annuitant's beneficiary for shortfalls between accumulated account value at the time of an annuitant's death and the annuitant's total deposit, less any living benefit payments or withdrawal payments previously made to the annuitant. GMDBs are accounted for in accordance with Statement of Position 03-1, "Accounting and Reporting by Insurance Enterprises for Certain Nontraditional Long-Duration Contracts and for Separate Accounts" (the "SOP"). The liability for the reinsured GMDB contracts has been calculated using the methodology prescribed within the SOP for variable annuity contracts and based on investment returns, mortality, surrender rates and other assumptions.

        The valuation of these liabilities involve significant judgment and is subject to change based upon changes in capital market assumptions and emerging surrender and mortality experience of the underlying contracts in force.

        Concurrent with the agreement to reinsure death and living benefit guarantees associated with certain variable annuities in Japan, the Company entered into an agreement with White Mountains Life Reinsurance (Bermuda) Ltd. ("WM Life Re"), a subsidiary of White Mountains, whereby 100% of the liability of the Company is retroceded to WM Life Re. As a result, a receivable from WM Life Re in the amount of $13.8 million is recorded in other assets and a liability in regards to the variable annuities in Japan of $13.8 million is recorded in other liabilities on the Company's December 31, 2006 consolidated balance sheet.

Cash

        Cash includes amounts on hand and demand deposits with banks and other financial institutions.

Premium Revenue

        The Company accounts for the insurance and reinsurance policies and contracts that it writes in accordance with the provisions of SFAS No. 60, "Accounting and Reporting by Insurance Enterprises". Premiums written, which include the effect of premium adjustments on contracts that require deposits, experience-rated contracts, as well as reinstatement premiums, are recognized as revenues ratably over the terms of the related reinsurance treaties or policies in force. Unearned premiums are established to cover the unexpired portion of premiums written and are computed by pro rata methods on the basis of statistical data or reports received from ceding companies. Premiums written and changes in unearned premiums are presented after deductions for reinsurance ceded to other insurance companies.

Deferred Policy Acquisition Costs

        Deferred policy acquisition costs represent commission and brokerage expenses, which are deferred and amortized over the applicable premium recognition period, generally one year. Deferred policy acquisition costs are limited to the amount expected to be recovered from future earned premiums and anticipated investment income. This limitation is referred to as a premium deficiency. A premium deficiency is recognized if the sum of expected loss and LAE and unamortized acquisition costs exceeds related unearned premiums and investment income. A premium deficiency is recognized by charging any unamortized acquisition costs to expense to the extent required in order to eliminate the deficiency. If the premium deficiency exceeds unamortized acquisition costs then a liability is accrued for the excess deficiency. The Company's business is not subject to any premium deficiency at December 31, 2006.

Loss and Loss Adjustment Expense Reserve

        The estimated liability for loss and LAE is based on individual case estimates and reports received from ceding companies. This liability also includes an estimate, which is based on historical experience and modified for current trends, and for loss and LAE that have been incurred but not reported ("IBNR"). The methods of determining such estimates and establishing the resulting reserves are regularly reviewed and modified to reflect current conditions. The estimated liability for unpaid loss and LAE also includes balances for certain types of latent injury (including asbestos) or toxic tort exposures that cannot be estimated with traditional reserving techniques since such exposures are subject to evolving legal interpretation and environmental liability reform. Accordingly, the reserves carried for these exposures represent management's informed estimate based on currently available information. Such reserves are subject to a higher degree of potential variability than the reserves established for the majority of the book of business using traditional reserving techniques. Any adjustments relating to changes in reserve estimates are reflected in results of operations currently. Loss and LAE reserves are presented gross of reinsurance recoverables and incurred loss and LAE are presented net of ceded reinsurance.

        In connection with purchase accounting for the Sirius Acquisition and for the acquisition of Stockbridge, the Company was required to adjust to fair value the loss and LAE reserves on the Sirius Group's and Stockbridge's acquired balance sheet by reducing loss and LAE reserves by $58.1 million and $6.7 million, respectively. These fair value adjustments are being accreted through an income statement charge ratably over the period in which these claims are settled (see Note 5). In regards to the Sierra Group's acquired loss and LAE reserves, the Company determined that the inherent uncertainty in the acquired reserves was at least as large as the present value of the expected cash flows of the underlying reserves. Therefore, no fair value adjustment was recorded against the Sierra Group's acquired loss and LAE reserves.

Contingent Commissions

        Accruals for contingent commission liabilities are established for reinsurance contracts that provide for the stated commission percentage to increase or decrease based on the loss experience of the contract. Changes in the estimated liability for such arrangements are recorded as contingent commissions. Accruals for contingent commission liabilities are determined through the review of the contracts that have these adjustable features and are estimated based on expected loss and LAE.

Reinsurance

        In the normal course of business, the Company seeks to reduce the loss that may arise from catastrophes or other events that cause unfavorable underwriting results by reinsuring certain levels of risk in various areas of exposure with other insurance enterprises or reinsurers. Amounts recoverable from reinsurers are estimated in a manner consistent with the claim liability associated with the reinsured policies. The collectibility of reinsurance recoverables is subject to the solvency of the reinsurers. The Company is selective in regard to its reinsurers, principally placing reinsurance with those reinsurers with a strong financial condition, industry ratings and underwriting ability. Management monitors the financial condition and ratings of its reinsurers on an ongoing basis. Amounts related to reinsurance contracts that meet "risk transfer" are recorded in accordance with SFAS No. 113, "Accounting and Reporting for Reinsurance of Short-Duration and Long-Duration Contracts" ("SFAS 113"). Reinsurance contracts do not relieve the Company of its obligation to its ceding companies.

        Reinsurance premiums, commissions, expense reimbursements and reserves related to reinsured business are accounted for on a basis consistent with those used in accounting for the original policies issued and the terms of the reinsurance contracts. Premiums ceded to other companies are reported as a reduction of premiums written. Expense allowances received in connection with reinsurance ceded have been accounted for as a reduction of the related policy acquisition costs and are deferred and amortized accordingly. Funds held under reinsurance treaties represent contractual payments due to the reinsurer that the Company has retained to secure obligations of the reinsurer. Such amounts are recorded as liabilities in the consolidated financial statements.

Reserves for Structured Contracts

        The reserves for structured contracts represent deposit liabilities for reinsurance contracts that do not satisfy the conditions for reinsurance accounting established in SFAS 113. These contracts were written by Scandinavian Re prior to its being placed into run-off in 2002. For insurance and reinsurance contracts that transfer only significant timing risk or that transfer neither significant timing risk nor significant underwriting risk, the amount of the deposit asset or liability is adjusted at the balance sheet date by calculating the effective yield on the deposit to reflect actual payments to date and expected future payments. Changes in carrying amount of the deposit are reported as a component of investment income. Fees related to these contracts are recorded as investment income and are earned using the effective yield method or evenly over the life of the contract depending upon contract terms.

Federal and Foreign Income Taxes

        The Company is domiciled in Bermuda and has subsidiaries domiciled in several countries. The majority of the Company's worldwide operations are domiciled and subject to tax in the United States, Sweden, Luxembourg, Ireland, and Bermuda. Income earned or losses incurred by non-U.S. companies will generally be subject to an overall effective tax rate lower than that imposed by the United States.

        Deferred tax assets and liabilities have been established for expenses and revenues recognized for financial statement purposes in periods different from those for income tax purposes, net of a valuation allowance against net deductible temporary differences, if applicable.

Safety Reserve

        In accordance with provisions of Swedish law, Sirius International is permitted to transfer up to the full amount of its pre-tax earnings, subject to certain limitations, into an untaxed reserve referred to as a safety reserve. Under US GAAP, an amount equal to the safety reserve, net of the related deferred tax liability established at the Swedish tax rate of 28%, is classified as shareholder's equity. Generally, this deferred tax liability is only required to be paid by Sirius International if it fails to maintain predetermined levels of premium writings and loss and LAE reserves in future years. As a result of the indefinite deferral of these taxes, Swedish regulatory authorities do not apply any taxes to the safety reserve when calculating solvency capital under Swedish insurance regulations. Accordingly, under local statutory requirements, an amount equal the deferred tax liability of $351 million in regards to Sirius International's safety reserve is included in regulatory capital at December 31, 2006.

Foreign currency exchange

        The U.S. dollar is the functional currency for all of the Company's businesses except for the foreign reinsurance operations of FRC's Canadian branch and Sirius International. The national currencies of the subsidiaries are their functional currencies since their business is primarily transacted in such local currency. Assets and liabilities that are translated from a foreign subsidiary's functional currency into the Company's reporting currency (the U.S. dollar), are translated at exchange rates in effect at the balance sheet date, and revenues and expenses are converted using the weighted average exchange rates for the period. Net foreign exchange gains and losses arising from the translation are generally reported in shareholder's equity net of deferred income taxes, in accumulated other comprehensive income or loss.

        Assets and liabilities that are denominated in foreign currencies are translated into the functional currency using current exchange rates; revenues and expenses that are denominated in foreign currencies are translated into the functional currency using the weighted average exchange rate for the period. The resulting exchange gains and losses are reported as a component of net income in the period in which they arise. During 2004, 2005 and 2006, the Company recorded exchange gains (losses) of ($12.0 million), ($6.2 million) and $20.7 million, respectively.

        The following rates of exchange for the U.S. dollar have been used for the most significant operations:

Currency	Opening Rate 2005	Closing Rate 2005	Opening Rate 2006	Closing Rate 2006
Swedish Krona	6.6231	7.9603	7.9603	6.8640
British Pound	0.5218	0.5798	0.5798	0.5088
Canadian Dollar	1.2132	1.1647	1.1647	1.1603

Variable Interest Entities

        Variable interest entities ("VIEs") are entities that lack one or more of the characteristics of a voting interest entity. A controlling financial interest in a VIE is present when an entity has a variable interest, or a combination of variable interests, that will absorb a majority of the VIE's expected losses, receive a majority of the VIE's expected residual returns, or both. The entity with a controlling financial interest is the primary beneficiary and consolidates the VIE.

        In accordance with the Financial Accounting Standards Board ("FASB") Interpretation No. 46-R, "Consolidation of Variable Interest Entities", the Company consolidates VIEs for which it is the primary beneficiary. The Company determines whether or not it is the primary beneficiary of a VIE by first performing a qualitative analysis of the VIE that includes a review of, among other factors, its capital structure, contractual terms, which interest creates or absorbs variability, related party relationships and the design of the VIE. Where qualitative analysis is not conclusive, the Company performs a quantitative analysis to calculate whether the Company's financial interest in the VIE is large enough to absorb a majority of the VIE's expected losses, receive a majority of the VIE's expected returns, or both (see Note 7).

Minority Interest—Prospector Offshore Fund (Bermuda), Ltd.

        Minority interest consist of the ownership interests of noncontrolling shareholders in a consolidated limited partnership, and are presented separately on the consolidated balance sheets. The portion of income attributable to minority interest is presented in the consolidated statements of income and comprehensive income (loss) (see Note 7).

Recent Accounting Pronouncements

Accounting for Uncertainty in Income Taxes:

        In July 2006, the FASB issued FASB Interpretation No. 48, "Accounting for Uncertainty in Income Taxes" ("FIN 48"). FIN 48 is an interpretation of SFAS Statement No. 109, "Accounting for Income Taxes". The Interpretation prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return and requires additional disclosures. Under the new guidance, recognition is based upon whether or not a company determines that it is more likely than not that a tax position will be sustained upon examination based upon the technical merits of the position. In evaluating the more-likely-than-not recognition threshold, a company should presume the tax position will be subject to examination by a taxing authority with full knowledge of all relevant information. If the recognition threshold is met, then the tax position is measured at the largest amount of benefit that is more than 50% likely of being realized upon ultimate settlement. FIN 48 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. The Interpretation is effective for fiscal years beginning after December 15, 2006. The Company does not expect the adoption to have a material effect on its results of operations, financial condition or cash flows.

NOTE 4. Investments

        The cost or amortized cost and carrying values of investments in fixed maturity investments, other long-term investments, and equity securities at December 31, 2005 and 2006, were as follows (in millions):

December 31, 2005	Cost or Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Net Unrealized Foreign Currency (Losses)	Carrying Values
Fixed maturities:
US Government obligations	$951.4	$2.7	$(12.0)	$—	$942.1
Corporate securities	1,141.2	4.2	(19.5)	(18.4)	1,107.5
Municipal obligations	48.3	—	(0.5)	—	47.8
Asset-backed securities	875.2	—	(4.0)	(1.8)	869.4
Foreign government obligations	553.9	7.2	(1.7)	—	559.4
Preferred stocks	4.1	—	—	—	4.1

Total fixed maturity investments	$3,574.1	$14.1	$(37.7)	$(20.2)	$3,530.3

Other long-term investments:
Limited partnerships	$123.1	$26.3	$(0.5)	$—	$148.9
Financial Security Assurance Holdings Ltd.	45.8	7.4	—	—	53.2
Prospector Partners Fund, L.P.	36.0	—	—	—	36.0
Montpelier—warrants	25.3	—	—	—	25.3

Total other long-term investments	$230.2	$33.7	$(0.5)	$—	$263.4

Equity securities	$293.1	$38.6	$(0.7)	$(1.6)	$329.4

December 31, 2006	Cost or Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Net Unrealized Foreign Currency Gains (Losses)	Carrying Values
Fixed maturities:
US Government obligations	$734.2	$2.9	$(7.3)	$—	$729.8
Corporate securities	993.5	2.0	(14.5)	14.7	995.7
Municipal obligations	6.1	—	(0.1)	—	6.0
Asset-backed securities	1,357.0	1.4	(3.6)	2.3	1,357.1
Foreign government obligations	602.5	2.2	(5.5)	55.3	654.5
Preferred stocks	0.6	—	—	—	0.6

Total fixed maturity investments	$3,693.9	$8.5	$(31.0)	$72.3	$3,743.7

Other long-term investments:
Limited partnerships	140.2	11.0	—	(1.5)	149.7
Prospector Partners Fund, L.P.	38.6	—	—	—	38.6

Total other long-term investments	$178.8	$11.0	$—	$(1.5)	$188.3

Equity securities	$357.0	$45.9	$(0.4)	$4.8	$407.3

        The amortized cost and carrying value of fixed maturity investments as of December 31, 2006 by contractual maturity, are shown below (in millions). Expected maturities could differ from contractual maturities because borrowers have the right to call or prepay certain obligations with or without call or prepayment penalties.

December 31, 2006	Amortized Cost	Carrying Value
Due in one year or less	$248.4	$265.4
Due after one year through five years	1,616.3	1,647.0
Due after five years through ten years	365.9	366.4
Due after ten years	56.0	57.5

Sub-total	2,286.6	2,336.3
Convertible Bonds	49.7	49.7
Asset-backed securities	1,357.0	1,357.1
Preferred Stocks	0.6	0.6

Total fixed maturity investments	$3,693.9	$3,743.7

Impairment

        The Company's portfolio of fixed maturity investments is comprised primarily of investment grade corporate debt securities, U.S. government and agency securities and mortgage-backed securities and is classified as available for sale. At December 31, 2006, over 98% of the Company's fixed maturity investments were rated as investment grade by Standard & Poor's or by Moody's Investors Service if a given security was unrated by Standard & Poor's. The Company expects to continue to invest primarily in high quality, fixed maturity investments. Nearly all the fixed maturity investments currently held by the Company are publicly traded, and as such are considered to be liquid.

        Temporary losses on investment securities are recorded as unrealized losses. Temporary losses do not impact net income but serve to reduce comprehensive net income and shareholder's equity. Unrealized losses subsequently identified as other-than-temporary impairments are recorded as realized losses. Other-than-temporary impairments previously recorded as unrealized losses do not impact comprehensive net income and shareholder's equity but serve to reduce net income.

        The Company's methodology of assessing other-than-temporary impairments is based on security-specific facts and circumstances as of the balance sheet date. As a result, subsequent adverse changes in an issuers' credit quality or subsequent weakening of market conditions that differ from expectations could result in additional other-than-temporary impairments. In addition, the sale of a fixed maturity security with a previously recorded unrealized loss would result in a realized loss. Either of these situations would adversely impact net income but would not impact comprehensive net income or shareholder's equity.

        The following table presents an analysis of the continuous periods during which the Company has held investment positions, which were carried at an unrealized loss as of December 31, 2006 (excluding short-term investments) ($ in millions):

December 31, 2006	0-6 Months	6-12 Months	>12 Months	Total
Fixed maturity investments:
Number of positions	112	43	204	359
Market value	$722.1	$194.5	$1,566.7	$2,483.3
Amortized cost	724.7	195.2	1,594.4	2,514.3

Unrealized loss	$(2.6)	$(0.7)	$(27.7)	$(31.0)

Equity securities:
Number of positions	30	—	7	37
Market value	$16.0	$—	$1.7	$17.7
Cost	16.4	—	1.7	18.1

Unrealized loss	$(0.4)	$—	$—	$(0.4)

Total:
Number of positions	142	43	211	396
Market value	$738.1	$194.5	$1,568.4	$2,501.0
Amortized cost/Cost	741.1	195.2	1,596.1	2,532.4

Unrealized loss	$(3.0)	$(0.7)	$(27.7)	$(31.4)

        During 2004, 2005 and 2006, the Company recorded $0.6 million, $0.5 million and $1.2 million of pre-tax other-than-temporary impairment charges, all related to equity securities. The Company recorded the other-than temporary impairments because the unrealized loss position on these securities over the six-month periods ended December 31, 2004, 2005 and 2006 was greater than 20% of the

Company's cost, and also because certain factors have been reported by those companies that affect the likelihood that the Company will recover the original cost of its investment.

        The Company believes that the gross unrealized losses relating to its fixed maturity investments at December 31, 2006, resulted primarily from increases in market interest rates from the dates that certain investments within that portfolio were acquired as opposed to fundamental changes in the credit quality of the issuers of such securities. The Company views these decreases in value as being temporary because it has the intent and ability to retain such investments until recovery. However, should the Company determine that it no longer has the intent and ability to hold a fixed maturity investment that has an existing unrealized loss resulting from an increase in market interest rates until it recovers, this loss would be realized through the consolidated statements of income and comprehensive income (loss) at the time that such determination is made. The Company also believes that the gross unrealized losses recorded on its equity securities and its other investments at December 31, 2006 resulted primarily from decreases in quoted market values from the dates that certain investments securities within that portfolio were acquired as opposed to fundamental changes in the issuer's financial performance and near-term financial prospects. Therefore, these decreases are also viewed as being temporary. However, due to the inherent risk involved in investing in the equity markets, it is possible that the decrease in market value of these investments may ultimately prove to be other-than-temporary. At December 31, 2006, the Company's investment portfolio did not include any investment securities with an after-tax unrealized loss of more than $3.0 million for more than a six-month period.

        As of December 31, 2005 and 2006, the Company reported $17.5 million and $1.8 million in accounts receivable, and $41.5 million and $46.1 million in accounts payable on unsettled trades, respectively.

        Investments carried at approximately $302.3 million and $341.0 million as of December 31, 2005 and 2006 were on deposit with state and foreign regulatory authorities to comply with regulatory requirements. At December 31, 2005 and 2006, the Company had fixed maturity securities with a market value of $159.6 million and $66.8 million pledged to financial institutions as collateral for letter of credit obligations.

        Additionally, as of December 31, 2005 and 2006, the Company had investments of $228.0 million (of which $60.0 million was for the benefit of OneBeacon Insurance Company ("OneBeacon"), a majority owned insurance subsidiary of White Mountains) and $333.9 million (of which $155.5 million was for the benefit of Esurance Insurance Company ("Esurance"), a wholly-owned subsidiary of White Mountains) pledged in a trust for the beneficiaries of third parties under certain assumed reinsurance contracts.

        Net investment income is comprised primarily of interest income associated with the fixed maturity investments, dividend income from its equity investments, and interest income from its short-term investments. Net investment income consisted of the following (in millions):

	2004	2005	2006
Investment income:
Fixed maturity investments	$95.2	$132.9	$165.3
Short-term investments	5.4	6.5	10.4
Equity securities	8.3	7.7	6.4
Montpelier warrants dividends	7.4	24.0	0.8
Interest on funds withheld and other	8.4	26.7	32.2

Total investment income	124.7	197.8	215.1
Less, investment expenses and other charges	(13.4)	(17.7)	(13.3)

Net investment income	$111.3	$180.1	$201.8

        During 2005, Montpelier declared a special dividend of $5.50 per share, payable to holders of both its common shares and warrants to acquire its common shares. The Company recorded pre-tax investment income of $19.8 million in 2005 for this special dividend; it is recorded in net investment income. For the years ended December 31, 2004, 2005 and 2006, the Company also recorded an aggregate of $7.0 million, $4.2 million and $0.8 million in pre-tax investment income from Montpelier's regular quarterly dividend.

        The composition of net realized investment gains for the years ended December 31, 2004, 2005 and 2006 consisted of the following (in millions):

	2004	2005	2006
Fixed maturity investments	$7.7	$16.1	$(6.4)
Equity securities	(2.3)	24.8	21.1
Montpelier warrants	11.9	(55.2)	0.8
Limited partnerships	30.4	51.5	54.4
Foreign exchange	(12.0)	(6.2)	—
Symetra warrants	1.9	10.5	6.2

Net realized investment gains	$37.6	$41.5	$76.1

        Gross realized gains of $70.0 million, $148.0 million and $103.1 million, and gross realized losses of $32.4 million, $106.5 million and $27.0 million from these sales have been included in net realized investment gains in the consolidated statements of income and comprehensive income (loss) for the years ended December 31, 2004, 2005 and 2006, respectively.

        The Company participates in a securities lending program whereby it loans investment securities to other institutions for short periods of time. The Company receives a fee from the borrower in return for the use of its assets and its policy is to require collateral equal to approximately 102% of the fair value of the loaned securities, which is held by a third party. All securities loaned can be redeemed on short notice. The total market value of the Company's securities on loan at December 31, 2006 was $117.4 million with corresponding collateral of $121.0 million.

NOTE 5. Loss and Loss Adjustment Expenses

        The Company establishes loss and LAE reserves that are estimates of amounts needed to pay claims and related expenses in the future for reinsured events that have already occurred. The Company also obtains reinsurance whereby another reinsurer contractually agrees to indemnify the Company for all or a portion of the reinsurance risks underwritten by the Company. The Company establishes estimates of amounts recoverable from reinsurance in a manner consistent with the loss and LAE liability associated with reinsurance contracts offered to its customers (the "ceding companies"), net of an allowance for uncollectible amounts. Net reinsurance loss reserves represent loss and LAE reserves reduced by reinsurance recoverable on unpaid losses.

        Loss and LAE reserve estimates reflect the judgment of both the ceding companies and the Company, based on the experience and knowledge of their respective claims personnel, regarding the nature and value of the claims. The ceding companies may periodically adjust the amount of the case reserves as additional information becomes known or partial payments are made. Upon notification of a loss from a ceding company, the Company establishes case reserves, including LAE reserves, based upon the Company's share of the amount of reserves established by the ceding company and the Company's independent evaluation of the loss. In cases where available information indicates that reserves established by the ceding company are inadequate, the Company establishes reserves in excess of its share of the reserves reported by the ceding company.

        The Company establishes loss reserves based on a single point estimate, which is management's best estimate of ultimate losses and loss expenses. This "best estimate" is derived from a combination of methods. For current accident year business, the estimate is based on an expected loss ratio method. The parameters underlying this method are developed during the underwriting and pricing process. Loss ratio expectations are derived for each contract and these are aggregated by class of business and type of contract. These loss ratios are applied to the actual earned premiums by class and type of business to estimate ultimate losses. Paid losses are deducted to determine loss and loss expense reserves.

        For prior accident years, the Company gradually replaces this expected loss ratio approach with estimates based on historical loss reporting patterns. For both current and prior accident years, estimates change when new information becomes available, such as changing loss emergence patterns, or claim and underwriting audits.

        Once a point estimate is established, actuaries estimate loss reserve ranges to measure the sensitivity of the actuarial assumptions used to set the point estimates. These ranges are calculated using similar methods to the point estimate calculation, but with different expected loss ratio and loss reporting pattern assumptions. For the low estimate, more optimistic loss ratios and faster reporting patterns are assumed, while the high estimate uses more conservative loss ratios and reporting patterns.

These variable assumptions are derived from historical variations in loss ratios and reporting patterns by class and type of business.

        Activity in the liability for unpaid loss and LAE for 2004, 2005 and 2006, is summarized as follows (in millions):

	Year ended December 31,
	2004	2005	2006
Gross beginning balance	$1,829.1	$4,261.5	$4,785.6
Less: reinsurance recoverable on unpaid losses at January 1	(753.0)	(1,346.5)	(1,878.5)

Net loss and LAE reserve balance at January 1	1,076.1	2,915.0	2,907.1
Incurred net losses related to:
Current year losses	1,071.7	1,308.4	834.3
Prior years losses	10.8	35.9	230.1

Total net incurred losses and LAE	1,082.5	1,344.3	1,064.4
Loss and LAE reserves acquired—Sirius Group(1)	1,328.9	—	—
Loss and LAE reserves acquired—Sierra Group(1)	244.4	—	—
Loss and LAE reserves acquired—Tryg-Baltica(1)	136.8	—	—
Loss and LAE reserves sold—Peninsula Insurance Company	(17.0)	—	—
Loss and LAE reserves sold—Sirius America	—	—	(124.1)
Loss and LAE reserves acquired—Stockbridge(1)	—	—	38.3
Accretion of fair value adjustment to loss and LAE reserves	10.1	10.9	1.5
Foreign currency translation adjustment to loss and LAE reserves	48.0	(39.5)	35.2
Net paid losses related to:
Current year losses	333.1	271.9	187.8
Prior years losses(2)	661.7	1,051.7	1,044.8

Total loss and LAE paid	994.8	1,323.6	1,232.6
Net balance at December 31,	2,915.0	2,907.1	2,689.8
Plus: reinsurance recoverable on unpaid losses at December 31,	1,346.5	1,878.5	1,142.5

Gross ending balance	$4,261.5	$4,785.6	$3,832.3

(1)
Reinsurance recoverables on unpaid losses acquired in the Sirius Group, Sierra Group, Tryg-Baltica, and Stockbridge acquisitions totaled $283.8 million, $162.5 million, $14.0 million and $52.9 million respectively.

(2)
During the years ended December 31, 2004 and 2005, the Company recorded $10.0 million and $22.8 million of unfavorable development on its workers' compensation reserves relating to its Sierra Group acquisition, which was offset dollar-for-dollar by a reduction in the principal amount of the adjustable note that the Company issued as part of the financing of that acquisition (see Note 14).

Loss and LAE development—2004

        During the year ended December 31, 2004, the Company experienced $10.8 million of unfavorable development on prior accident year loss reserves. The majority of the unfavorable development recorded in 2004 resulted from certain discontinued lines at FRC as well as run-off operations acquired as part of the Sirius Acquisition. This unfavorable development was partially offset by favorable development in the Sirius International reserve portfolio, mainly from the three most recent underwriting years, and is indicative of the favorable terms and conditions that have existed in the global reinsurance marketplace during that time. Additionally, the Company recorded $10.0 million of unfavorable loss development on its workers' compensation reserves acquired as part of the Sierra Group acquisition in 2004. This unfavorable development was offset by a reduction to the purchase note issued in connection with the acquisition of the Sierra Group (see Note 14).

Loss and LAE development—2005

        During the year ended December 31, 2005, the Company experienced $35.9 million of unfavorable development on prior accident year loss reserves. The majority of the adverse development resulted from a ground-up study of FRC's asbestos claims that was completed in the third quarter of 2005. The study examined losses by all insureds that had reported over $250,000 of asbestos claims to FRC and a significant sample of all other insureds with reported asbestos claims of less than $250,000. Comparing estimates generated by the study to FRC's exposed limits by underwriting year led to an increase of approximately $50 million in IBNR during the third quarter of 2005. This unfavorable development was partially offset by favorable development in the Sirius International reserve portfolio of approximately $15.9 million, stemming from the three most recent underwriting years. In addition, the Company recorded $22.8 million of unfavorable development on its workers' compensation reserves related to its Sierra Group acquisition, which was offset dollar-for-dollar by a reduction in the principal amount of the adjustable note that the Company issued as part of the financing of that acquisition (see Note 14).

Loss and LAE development—2006

        During the year ended December 31, 2006, the Company experienced $230.1 million of unfavorable development on prior accident year loss reserves. This unfavorable development resulted primarily from development from hurricanes Katrina, Rita and Wilma of $91.7 million, $137 million of losses from the Olympus Indemnity Agreement (for a description of the Olympus Indemnity Agreement, see "Olympus Indemnity Agreement" in Note 6), $55 million of additional development from casualty losses associated with certain of FRC's acquired businesses, partially offset by continued favorable run-off of the most recent underwriting years at Sirius International of $46 million and $19 million of favorable development from FRC's agriculture line of business.

        In the second quarter of 2006, following the receipt of new claims information reported from several ceding companies and subsequent reassessment of the ultimate loss exposures, FRC increased its gross loss estimates for hurricanes Katrina, Rita and Wilma by $201 million. FRC believes that several factors influenced the timing and amount of the increase in its gross loss estimates. As a result of newly reported claims on off-shore energy and marine exposures, FRC set its gross loss and LAE reserves in 2006 on off-shore energy and marine exposures for hurricanes Katrina and Rita at full contract limits and also increased reserves on other exposures affected by hurricanes Katrina, Rita and Wilma. Under the terms of FRC's 2005 quota share reinsurance treaty with Olympus Reinsurance

Company Ltd. ("Olympus"), $139 million of these losses, net of reinstatement premiums, from hurricanes Katrina, Rita and Wilma recorded in 2006 were ceded to Olympus. However, Folksamerica Holdings entered into the Olympus Indemnity Agreement on June 16, 2006 under which it agreed to reimburse Olympus for up to $137 million of these losses, which has been recorded as loss and LAE expense during 2006.

Fair value adjustment

        In connection with purchase accounting for the Sirius Acquisition and for the acquisition of Stockbridge, the Company was required to adjust to fair value the loss and LAE reserves on the Sirius Group's and Stockbridge's acquired balance sheet by reducing loss and LAE reserves by $58.1 million and $6.7 million, respectively. These fair value adjustments are being accreted through an income statement charge ratably over the period in which these claims are settled (see Note 5). In regards to the Sierra Group's acquired loss and LAE reserves, the Company determined that the inherent uncertainty in the acquired reserves was at least as large as the present value of the expected cash flows of the underlying reserves. Therefore, no fair value adjustment was recorded against the Sierra Group's acquired loss and LAE reserves. As such, the Company recognized $10.1 million, $10.9 million and $1.5 million of accretion for the years ended December 31, 2004, 2005 and 2006, respectively.

        The fair values of the Sirius Group's loss and LAE reserves and related recoverables acquired on April 16, 2004, and Stockbridge's loss and LAE reserves and related reinsurance recoverables acquired on December 22, 2006, were based on the present value of their expected cash flows with consideration for the uncertainty inherent in both the timing of, and the ultimate amount of, future payments for losses and receipts of amounts recoverable from reinsurers. In estimating fair value, management adjusted the nominal loss reserves of Sirius Group and Stockbridge and discounted them to their present value using an applicable risk-free discount rate. The series of future cash flows related to such loss payments and reinsurance recoveries were developed using the Sirius Group's and Stockbridge's historical loss data. The resulting discount was reduced by the "price" for bearing the uncertainty inherent in the Sirius Group's and Stockbridge's net loss reserves in order to estimate fair value. This was approximately 12% and 2% of the present value of the expected underlying cash flows of the loss reserves and reinsurance recoverables of the Sirius Group and Stockbridge, respectively, which is believed to be reflective of the cost the Sirius Group and Stockbridge would incur if they had attempted to reinsure the full amount of its net loss and LAE reserves with third party reinsurers.

Asbestos and environmental loss and loss adjustment expense reserve activity

        The Company's reserves include provisions made for claims that assert damages from asbestos and environmental ("A&E") related exposures. Asbestos claims relate primarily to allegations of exposure to asbestos or products containing asbestos. Environmental claims relate primarily to pollution and related clean-up costs obligations, particularly as mandated by federal and state environmental protection agencies. In addition to factors described above regarding the reserving process, the Company estimates its A&E reserves based upon, among other factors, facts surrounding reported cases and exposures to claims, such as policy limits and deductibles, current law, past and projected claim activity and past settlement values for similar claims, as well as analysis of industry studies and events, such as recent settlements and asbestos-related bankruptcies. The cost of administering A&E claims, which is an important factor in estimating loss reserves, tends to be higher than in the case of non-A&E claims due to higher legal costs typically associated with A&E claims.

        The Company's reserves for A&E losses at December 31, 2006 represent management's best estimate of its ultimate liability based on information currently available. However, as case law expands, medical and clean-up costs increase and industry settlement practices change, the Company may be subject to A&E losses beyond currently estimated amounts. The Company cannot reasonably estimate at the present time loss reserve additions arising from any such future unfavorable developments and cannot be sure that allocated loss reserves will be sufficient to cover additional liability arising from any such unfavorable developments.

        The following table summarizes reported A&E loss and LAE reserve activities for the years ended December 31, 2004, 2005 and 2006, respectively (in millions):

	Year ended December 31,
	2004		2005		2006
	Gross	Net	Gross	Net	Gross	Net
Asbestos:
Beginning balance	$69.7	$64.1	$68.1	$59.3	$147.7	$109.1
Incoming reserves—Sirius Group acquisition	9.7	6.9	—	—	—	—
Outgoing reserves—Sirius America divestiture	—	—	—	—	(3.3)	(0.9)
Incoming reserves—Stockbridge acquisition	—	—	—	—	1.3	1.0
Incurred losses and LAE	8.0	2.6	91.3	62.0	(0.3)	(0.1)
Paid losses and LAE	(19.3)	(14.3)	(11.7)	(12.2)	(9.8)	(7.9)

Ending balance	68.1	59.3	147.7	109.1	135.6	101.2

Environmental:
Beginning balance	17.4	15.1	21.9	15.7	13.5	8.3
Incoming reserves—Sirius Group acquisition	3.2	1.9	—	—	—	—
Outgoing reserves—Sirius America divestiture	—	—	—	—	(1.5)	(0.9)
Incoming reserves—Stockbridge acquisition	—	—	—	—	5.2	4.4
Incurred losses and LAE	2.8	0.1	(3.6)	(3.4)	(0.8)	(0.2)
Paid losses and LAE	(1.5)	(1.4)	(4.8)	(4.0)	(0.6)	(0.5)

Ending balance	21.9	15.7	13.5	8.3	15.8	11.1

Total asbestos and environmental:
Beginning balance	87.1	79.2	90.0	75.0	161.2	117.4
Incoming reserves—Sirius Group acquisition	12.9	8.8	—	—	—	—
Outgoing reserves—Sirius America divestiture	—	—	—	—	(4.8)	(1.8)
Incoming reserves—Stockbridge acquisition	—	—	—	—	6.5	5.4
Incurred losses and LAE	10.8	2.7	87.7	58.6	(1.1)	(0.3)
Paid losses and LAE	(20.8)	(15.7)	(16.5)	(16.2)	(10.4)	(8.4)

Ending balance	$90.0	$75.0	$161.2	$117.4	$151.4	$112.3

NOTE 6. Reinsurance

        In the normal course of business, the Company seeks to limit losses that may arise from catastrophes or other events by reinsuring with third party reinsurers.

        The effects of reinsurance on the Company's subsidiaries written and earned premiums and on loss and LAE for the years ended December 31, 2004, 2005 and 2006 were as follows (in millions):

	2004	2005	2006
Gross premiums written:
Direct	$367.4	$338.2	$236.2
Assumed	1,850.6	1,827.0	1,835.7
Ceded	(687.0)	(677.2)	(334.7)

Net premiums written	$1,531.0	$1,488.0	$1,737.2

Gross earned premiums:
Direct	$310.4	$347.6	$240.2
Assumed	1,887.8	2,015.4	1,756.8
Ceded	(670.3)	(760.3)	(447.8)

Net earned premiums	$1,527.9	$1,602.7	$1,549.2

Gross losses and LAE incurred:
Direct	$196.3	$224.3	$132.0
Assumed	1,323.3	2,220.3	1,210.5
Ceded	(437.1)	(1,100.3)	(278.1)

Net losses and LAE incurred	$1,082.5	$1,344.3	$1,064.4

        The Company has exposure to losses caused by hurricanes, earthquakes, winter storms, windstorms, terrorist acts and other catastrophic events. In the normal course of business, the Company seeks to reduce the risk of loss that may arise from catastrophes or other events that cause unfavorable underwriting results by reinsuring certain levels of risk in various areas of exposure with other insurance and reinsurance enterprises and by closely monitoring aggregate property exposures and related Probable Maximum Loss estimates ("PMLs"). To manage and analyze aggregate exposures and PMLs, the Company utilizes a variety of tools and analyses, including catastrophe modeling software packages. The Company regularly assesses its concentration of underwriting exposures in catastrophe prone areas and develops strategies to manage this exposure, primarily through limiting accumulation of exposure to acceptable levels and, if deemed necessary, the purchase of catastrophe reinsurance.

        Generally, the Company's reinsurance protection is provided through FRC's quota share retrocessional arrangements with Olympus and a newly-formed reinsurer, Helicon Reinsurance Company, Ltd. ("Helicon"), and through excess of loss protection purchased by Sirius International to cover property catastrophe and aviation exposures. These reinsurance protections are designed to increase the Company's underwriting capacity, where appropriate, and to reduce its potential loss exposure to any large, or series of smaller property events.

        Under the Company's 2005 arrangements with Olympus, FRC ceded up to 75% of substantially all of its 2005 underwriting year short-tailed excess of loss business, mainly property and marine, and 50% of its 2005 underwriting year proportional property business and Sirius International ceded 25% of its 2005 underwriting year short-tailed proportional and excess of loss business. The Company received fee income based on premiums ceded to Olympus and Helicon. Under the Company's 2006 arrangements with Olympus and Helicon, FRC ceded 35% of its 2006 underwriting year short-tailed excess of loss business, mainly property and marine. Olympus and Helicon shared approximately 56% and 44%, respectively, in the 2006 underwriting year cession. During 2007, FRC will continue to cede 35% of its 2007 underwriting year short-tailed excess of loss business, mainly property and marine, with Olympus and Helicon sharing approximately 55% and 45%, respectively.

        The Company is also entitled to receive a profit commission with respect to the profitability of the business placed with Olympus and Helicon. However, this profit commission arrangement is subject to a deficit carryforward whereby net underwriting losses from one year carryover to future years. As a result of hurricanes Katrina, Rita, and Wilma, and several other significant loss events during 2005, Olympus recorded substantial net underwriting losses. Accordingly, the Company did not record a profit commission from Olympus or Helicon during 2005 or 2006 and does not expect to record profit commissions from Olympus or Helicon for the foreseeable future.

        At December 31, 2005 and 2006, the Company had $871.8 million and $655.0 million of reinsurance recoverables from Olympus. The Company's reinsurance recoverables from Olympus recorded as of December 31, 2006, are fully collateralized in the form of assets in a trust, funds held and offsetting balances payable.

        During 2004, 2005 and 2006, the Company ceded $465.6 million, $451.6 million and $181.1 million, respectively, in written premiums and $269.5 million, $841.8 million and $327.4 million, respectively, in loss and LAE to Olympus and Helicon. During 2004, 2005 and 2006, the Company earned $68.7 million, $60.7 million and $12.3 million of fee income from Olympus and Helicon.

Olympus Indemnity Agreement

        In June 2006, following the receipt of new claims information reported from several ceding companies and subsequent reassessment of the ultimate loss exposures, the Company increased its gross loss estimates for hurricanes Katrina, Rita and Wilma by $201 million. This increase was primarily from FRC's off-shore energy and marine exposures attributable to retrocessional arrangements. As a result, FRC set its gross loss and LAE reserves as of June 30, 2006 on offshore energy and marine exposures for hurricanes Katrina and Rita at full contract limits. Starting January 1, 2006, FRC non-renewed its excess offshore energy and marine business in the Gulf of Mexico.

        Under the terms of FRC's 2005 quota share reinsurance treaty with Olympus, $139 million of the loss, net of reinstatement premiums, from hurricanes Katrina, Rita and Wilma recorded in the second quarter of 2006 was ceded to Olympus. However, Folksamerica Holdings entered into the Olympus Indemnity Agreement on June 16, 2006, under which it agreed to reimburse Olympus for up to $137 million of loss and LAE with a date of loss of December 31, 2005 and prior, which were recorded as losses and LAE. Folksamerica Holdings also waived override commissions on premiums earned by Olympus after March 31, 2006 for reinsurance contracts recommended by the Company with an effective date of December 31, 2005 and prior. The Company expects that the commission waivers will total approximately $10 million. Olympus will continue to be responsible to pay losses on exposures that have been ceded to it and will continue to receive cessions from FRC.

Imagine Cover

        In 2000, FRC purchased a reinsurance contract (the "Imagine Cover") from Imagine Insurance Company, Ltd. of Barbados ("Imagine") to reduce its statutory operating leverage and protect its surplus from adverse development relating to A&E exposures as well as the reserves assumed in certain acquisitions. In accordance with SFAS 113, the amounts related to reserves transferred to Imagine for liabilities incurred as a result of past insurable events have been accounted for as retroactive reinsurance. At December 31, 2005 and 2006, FRC's reinsurance recoverables included $221.7 million and $186.9 million recorded under the Imagine Cover. All balances due from Imagine are fully collateralized, either with FRC as the beneficiary of invested assets in a trust, with funds held, or through a letter of credit. As of December 31, 2003, the entire $115.0 million limit available under this contract had been fully utilized. At December 31, 2005 and 2006, FRC had recorded $36.8 million and $29.3 million in deferred gains related to retroactive reinsurance with Imagine. The Company is recognizing these deferred gains into income over the expected settlement period of the underlying claims, and accordingly recognized $8.1 million, $5.7 million and $7.5 million of such deferred gains during 2004, 2005 and 2006.

ILW Covers

        During 2006, FRC purchased a series of Second Event Industry Loss Warranty Covers ("ILW Covers") for a total annual cost of $19 million. This reinsurance protection had a total limit of $150 million from multiple retrocessionaires. The ILW Covers were purchased to protect FRC's balance sheet from the adverse impact of the occurrence of two significant natural peril catastrophic events in the United States during 2006 ("Loss Events"). Coverage was not dependent on the order in which the Loss Events occur, and FRC could only recover losses that it actually incurs as a result of the Loss Events. As of December 31, 2006, no Loss Events were reported under the ILW Covers. The ILW Covers were not renewed for 2007.

Top Reinsurers

        Reinsurance contracts do not relieve the Company of its obligation to its ceding companies. Therefore, collectibility of balances due from its retrocessional reinsurers is critical to the Company's financial strength. The following table provides a listing of the Company's top reinsurers based upon recoverable amounts, the percentage of total recoverables and the reinsurer's A.M. Best Rating.

Top Reinsurers ($ in millions)	Balance at December 31, 2006	% of Total	A.M. Best Rating(2)	% Collateralized
Olympus(1)(3)	$655.0	52%	NR-4	100%
Imagine(1)	186.9	15%	A-	100%
London Life(1)	118.9	9%	A	100%
Berkshire Hathaway Group	71.2	6%	A++	3%
St. Paul Travelers	63.3	5%	A+	0%

(1)
Represents non-U.S. insurance entities which balances are fully collateralized through Funds Held, Letters of Credit or Trust Agreements.

(2)
A.M. Best ratings as detailed above are: "A++" ("Superior", highest of fifteen ratings), "A+" ("Superior", second highest of fifteen ratings), "A" ("Excellent", third highest of fifteen ratings), "A-" ("Excellent", fourth highest of fifteen ratings), and "NR-4" ("Not Rated at company's request").

(3)
Grossed up for amounts due to Olympus under the Olympus Indemnity Agreement.

NOTE 7. Prospector Offshore Fund (Bermuda), Ltd.

        The Company has determined that the Prospector Offshore Fund (Bermuda), Ltd. ("the Fund") is a VIE for which the Company is the primary beneficiary and is required to consolidate the Fund. The Fund is an open-ended mutual fund that pursues investment opportunities in a variety of equity and equity-related instruments with principal focus on the financial services sector and a special emphasis on the insurance industry. At December 31, 2005 and 2006, the Company consolidated total assets of $177.3 million and $211.1 million and total liabilities of $38.8 million and $70.0 million of the Fund. In addition, at December 31, 2005 and 2006, the Company recorded a minority interest liability of $118.0 million and $119.1 million representing the noncontrolling interests in the Fund. For the years ended December 31, 2004, 2005 and 2006 the Company recorded $3.9 million, $6.9 million and $7.8 million of minority interest expense related to the Fund. At December 31, 2006, the Company's investment in the Fund is $22.0 million (White Mountains' investment in the Fund, excluding the Company's amount, is $36.7 million), which represents an ownership interest of 15.6% (White Mountains' ownership interest excluding the Company's is 26%) in the Fund.

NOTE 8. Employee Benefit Plans

        The Company operates several retirement plans in accordance with the local regulations and practices. These plans cover all companies' employees and provide benefits to their employees in event of death, disability or retirement.

US

        Folksamerica Holdings sponsors a defined contribution plan (the "401(k) Plan") which offers its participants the ability to invest their balances in several different investment options, including the common shares of White Mountains. As of December 31, 2006, the 401(k) Plan owned less than 1% of the White Mountains common shares outstanding. The contributory plans provide qualifying employees with matching contributions of up to six percent of qualifying employees' salary (subject to federal limits on allowable contributions in a given year). Participants become vested in the matching contributions based on years of service with full vesting upon completion of 5 years of service. Folksamerica Holdings contributed $1.2 million, $1.4 million and $1.4 million in 2004, 2005 and 2006, respectively.

        In addition, certain members of FRC's senior management participate in the Folksamerica Deferred Compensation Plan. Participants elect to defer a portion of their compensation, which the Company places in a Rabbi Trust, the assets of which are dedicated to the payment of such future obligations in the absence of insolvency by FRC. At the direction of the participants, the trust proceeds are invested by FRC in various investment options. At December 31, 2005 and 2006, FRC had $19.0 million and $19.6 million in a Rabbi Trust for the benefit of the participants in this plan. The deferred compensation liability is recorded within other liabilities with the corresponding investments held in the Rabbi Trust included within other assets on the consolidated balance sheets.

Non-US

        Employees in the Sirius Group can participate in retirement plans through their branch office. The plans vary due to different government regulations as well as different standards and practices in each country. In Sweden and Belgium, where defined benefit pension plans are government mandated, the Sirius Group's employees participate in "collective agreements" funded by the Sirius Group. These "collective agreements" are managed by third party trustees who calculate the pension obligation, invoice the Sirius Group for additional funding, and invest the funds. Employees in Germany are covered by defined benefit pension plans sponsored by the Sirius Group called Sirius Ruck Service GmbH Pension Plan. Employees in the United Kingdom are eligible to participate in defined contribution plan, where employees contribute 1.5% of their salary or more and the Sirius Group contributes 12% of the employee's salary. Contributed funds are invested into an annuity of the employee's choosing. Employees in Switzerland are eligible to participate in the industry-sponsored Swisscanto pension plan. The plan is a combination of a defined contribution and a defined benefit plan. The contribution percentage by Zurich employees are 40% and 60% by the Sirius Group. Scandinavian Re sponsors a defined contribution plan which covers substantially all its employees. Under this plan, Scandinavian Re is required to contribute a percentage of each participant's salary, determined by the participant's years of service, into an individual account maintained by an independent pension administrator. Under Bermuda law, the employees must contribute at least 10% of their salary into the plan. Employees become vested in Scandinavian Re's contributions after two years of service. The Sirius Group contributed $2.6 million, $3.4 million and $3.8 million in 2004, 2005 and 2006, respectively.

NOTE 9. Employee Performance Plans

        The Company maintains certain incentive compensation plans that provide for granting of phantom performance shares and performance units to certain key employees of the Company and its subsidiaries. In general, grants are earned subject to the attainment of pre-specified performance goals, at the end of a three-year period or as otherwise determined by the Compensation Committee of White Mountains' Board of Directors. Results that significantly exceed pre-specified targets can result in a performance share or unit payouts of up to 200% of value whereas results significantly below target result in no payout. The Company's principal goals are, in the case of performance share, White Mountains' after-tax corporate return on equity as measured by growth in its intrinsic value per share, and in the case of units, the Company's after-tax underwriting return on capital, which is a measurement of performance based on the capital deployed in the business. Performance shares and units earned are payable solely in cash or by deferral into certain non-qualified compensation plans of the Company. For the years ended December 31, 2004, 2005 and 2006, the Company expensed $28.5 million, $10.8 million and $7.6 million, respectively. Accruals maintained were of $38.9 million and $31.4 million at December 31, 2005 and 2006, respectively, for open performance cycles for these plans.

NOTE 10. Investment in unconsolidated affiliate—Symetra

        The Company's investment in unconsolidated affiliate—Symetra represents an operating investment in Symetra in which the Company has a significant voting and economic interest but does not control the entity.

        On August 2, 2004, the Company, Berkshire Hathaway Inc. ("Berkshire") and several other private investors capitalized Symetra in order to purchase the life and investments operations of Safeco Corporation for $1.35 billion. The acquired companies focus mainly on group insurance, individual life insurance, structured settlements and retirement services. Symetra had an initial capitalization of approximately $1.4 billion, consisting of $1,065 million of common equity and $315 million of bank debt. The Company invested $194.7 million in Symetra in exchange for 2.0 million common shares of Symetra. In addition, the Company and Berkshire each received warrants to acquire an additional 1.1 million common shares of Symetra at $100 per share. The Company owned approximately 19% of the outstanding common shares of Symetra, which were accounted for under the equity method, and approximately 24% of Symetra on a fully-converted basis including the warrants, which are accounted for under the provisions of SFAS 133. Three White Mountains designees serve on Symetra's eight member board of directors.

        The Company recorded its initial investment in Symetra by allocating the $194.7 million purchase price between the common shares and the warrants. The allocation was determined by recording the warrants at their fair value of $35.4 million, with the remaining $159.3 million allocated to the common shares. The Company then recognized an extraordinary gain of $40.7 million, representing the difference between the initial cost of the common shares and the amount of the Company's equity in the underlying net assets of Symetra, as required by APB 18.

        During 2006, the Company received cash dividends from Symetra of $15.6 million on its common share investment which is accounted for as a reduction of the Company's investment in Symetra in accordance with equity accounting. During 2006 the Company also received cash dividends from Symetra of $8.5 million on its investment in Symetra warrants that was recorded as net investment income.

        In 2006, the Company sold its common stock investment in Symetra to White Mountains at its carrying value of $249.3 million.

        The following table summarizes amounts recorded by the Company relating to its investment in Symetra (in millions):

	Common Shares	Warrants	Total
Initial value of investment in Symetra at closing, August 2, 2004	$159.3	$35.4	$194.7
Extraordinary gain—excess of fair value of acquired net assets over cost	40.7	—	40.7
Equity in earnings of Symetra(1)	10.1	—	10.1
Net unrealized gain from Symetra's investment portfolio	57.6	—	57.6
Increase in value of warrants	—	1.9	1.9

Carrying value of investment in Symetra as of December 31, 2004	$267.7	$37.3	$305.0
Equity in earnings of Symetra(1)	28.0	—	28.0
Net unrealized loss from Symetra's investment portfolio	(31.8)	—	(31.8)
Increase in value of warrants	—	10.5	10.5

Carrying value of investment in Symetra as of December 31, 2005	$263.9	$47.8	$311.7
Equity in earnings of Symetra(1)	26.6	—	26.6
Net unrealized loss from Symetra's investment portfolio	(25.6)	—	(25.6)
Dividends	(15.6)	—	(15.6)
Increase in value of warrants	—	6.2	6.2
Investment in common stock sold to White Mountains	(249.3)	—	(249.3)

Carrying value of investment in Symetra as of December 31, 2006	$—	$54.0	$54.0

(1)
Equity in earnings is net of tax of $0.

        The following table summarizes financial information for Symetra as of December 31, 2005 and 2006 (in millions):

	2005	2006
Symetra balance sheet data:
Total cash and investments	$18,443.8	$17,558.6
Separate account assets	1,188.8	1,233.9
Total assets	20,980.1	20,115.3
Funds held under deposit contracts	16,697.9	15,986.2
Long-term debt	300.0	298.7
Separate account liabilities	1,188.8	1,233.9
Total liabilities	19,575.2	18,787.9
Common shareholders' equity	1,404.9	1,327.4

        The following table summarizes financial information for Symetra for the years ended December 31, 2004, 2005 and 2006 (in millions):

	2004	2005	2006
Symetra income sheet data:
Net earned premiums	$263.2	$575.5	$525.7
Net investment income	411.5	994.2	983.5
Total revenues	702.2	1,628.2	1,564.4
Policy benefits	484.4	1,138.4	1,030.1
Total expenses	618.7	1,436.7	1,323.3
Net income	57.9	145.5	158.7
Comprehensive net income (loss)	269.3	(30.9)	22.5

NOTE 11. Transactions with Affiliates

White Mountains Advisors

        White Mountains Advisors ("WMA"), a wholly-owned subsidiary of White Mountains, provides investment advisory and management services to the Company and its subsidiaries under an Investment Advisory Services Agreement. The Company incurred $6.3 million, $7.9 million and $8.3 million of investment fees during 2004, 2005 and 2006, respectively. As of December 31, 2006, the Company owed $2.1 million to WMA under this agreement.

Berkshire

        General Reinsurance Corporation and its affiliates ("General Re") are wholly-owned subsidiaries of Berkshire. As of December 31, 2006, Berkshire owned approximately 16% of the common shares of White Mountains. Along with other Berkshire subsidiaries, General Re has provided reinsurance to subsidiaries of the Company. At December 31, 2006, the Company had approximately $71.2 million of reinsurance recoverables on paid and unpaid losses due from General Re and other Berkshire subsidiaries (see "Top Reinsurers" in Note 6).

Symetra

        We own warrants to acquire common shares of Symetra. We expect to distribute these warrants to White Mountains during March 2007. Through its holdings of common shares and warrants, White Mountains owns approximately 24% of Symetra on a fully-converted basis and is entitled to appoint three persons to Symetra's eight member board of directors (of which one currently serves as Chairman).

FSAH

        In May 2006, the Company was required to sell its 1% economic interest in Financial Security Assurance Holdings Ltd. ("FSAH") back to FSAH's parent, Dexia S.A., at its fair value of $56.6 million. Mr. Robert Cochran, a director of White Mountains, is Chairman and CEO of FSAH.

Prospector

        Pursuant to a revenue sharing agreement, Prospector has agreed to pay White Mountains Re 6% of the revenues in excess of $500,000 of certain of Prospector's funds in return for White Mountains Re having made a founding investment in 1997. White Mountains Re earned $0.7 million during 2006 under this arrangement.

        At December 31, 2006, the Company had $60.6 million (White Mountains had $133.1 million inclusive of the Company's limited partnerships) invested in limited partnership investments managed by Prospector. In addition, Mr. Barrette, the Chairman of the Board of White Mountains Re, and George Gillespie and John Gillespie, each directors of White Mountains, owned limited partnership investments managed by Prospector as of such date.

OneBeacon Insurance Company

        In 2004, Sirius International entered into quota share reinsurance arrangements with OneBeacon Insurance Company ("OneBeacon"). Consistent with the terms of the quota share agreement with OneBeacon, OneBeacon's cession to Sirius International increased from 6% to 12% over the course of 2004. OneBeacon's cession to Sirius International was 12% for 2005 and 2006. During 2005 and 2006, Sirius International assumed $230.0 million and $178.0 million in written and earned premium, incurred losses of $122.3 million and $92.2 million, and incurred $86.2 million and $66.8 million in commissions under this agreement. At December 31, 2005, Sirius International had loss and LAE reserves of $103.8 million in regards to this agreement. This agreement was commuted in 2006. At commutation, cash and investments were used to settle the assets and liabilities ceded under this agreement.

Esurance

        During 2006, Sirius International entered into a quota share reinsurance arrangement with Esurance, a wholly-owned insurance subsidiary of White Mountains. Under this agreement, Esurance cedes 85% of all its business classified as "private passenger automobile" to Sirius International for which Sirius International incurs a commission equal to 31.0% of net earned premium ceded. During 2006, Sirius International assumed $269.2 million of premiums written of which $130.0 million was earned, incurred losses of $87.7 million and commissions of $40.3 million. As of December 31, 2006, Sirius International has the following amounts recorded on their balance sheet in regards to this agreement:

(in millions)
Deferred policy acquisition costs:	$43.1
Funds held by ceding companies:	$103.1
Loss and LAE reserves:	$123.5
Unearned premiums:	$139.2

Other Relationships

        Mr. Howard Clark, a director of White Mountains, is Vice Chairman of Lehman Brothers, Inc. ("Lehman"). Lehman has, from time to time, provided various services to the Company including investment banking services, brokerage services, underwriting of debt and equity securities and financial consulting services.

        Mr. George Gillespie, a director of White Mountains, serves as Special Counsel to Cravath, Swaine & Moore LLP ("CS&M"). CS&M has been retained by the Company from time to time to perform legal services.

        Mr. John Gillespie indirectly through general and limited partnership interests holds a 44% interest in Dowling & Partners Connecticut Fund III, LP ("Fund III"). Folksamerica Specialty Underwriting, Inc. ("FSUI") had previously borrowed $7 million from Fund III in connection with an incentive program sponsored by the State of Connecticut known as the Connecticut Insurance Reinvestment Act (the "CIR Act"). The CIR Act provides for Connecticut income tax credits to be granted for qualifying investments made by approved fund managers. The loan was a qualifying investment which generated tax credits to be shared equally between Fund III, on the one hand, and FSUI, on the other. As a result of his interest in Fund III, during 2006 Mr. Gillespie utilized approximately $0.2 million from such tax credits. The loan was repaid in full during 2006.

NOTE 12. Commitments and Contingencies

        The Company leases its principal office space under non-cancellable leases expiring at various dates through December 2010. The future annual minimum rental payments required under non-cancellable leases for office space are as follows (in millions):

Year	Amount
2007	$9.3
2008	8.4
2009	6.2
2010	3.6
2011 and after	6.5

Total	$34.0

        Total rental expense for the year ended December 31, 2004, 2005 and 2006 was $9.8 million, $11.2 million and $11.0 million, respectively. The Company also has various other lease obligations, which are not material in the aggregate.

        Sirius International is a shareholder in LUC Holdings ("LUC"), a real estate company that leases and sub-leases rental properties in London. Shareholders of LUC are joint and several guarantors of the obligations of LUC. Estimated future funding of LUC by Sirius International are as follows (in millions):

Year	2006 Amount
Due in one year or less	$0.8
Due in two to three years	1.4
Due in four to five years	1.2
Due after five years	5.3

Total	$8.7

Legal Contingencies

        The Company and the reinsurance industry in general, are subject to litigation and arbitration in the normal course of its business. Other than those items listed below, the Company is not a party to any material litigation or arbitration other than as routinely encountered in claims activity, none of which is expected to have a material impact on its financial condition as of December 31, 2006.

        As of December 31, 2006, Scandinavian Re is involved, as defendant, in litigation brought by the liquidator of a group of Dutch companies, one of which Scandinavian Re had once provided a `rent-a-captive' solution. The liquidator is seeking a judicial finding that in the event that claims are submitted for the subject business of the disputed rent a captive relationship, Scandinavian Re will be liable to indemnify those claims. Scandinavian Re has denied liability under the subject arrangement, and management is of the opinion that the action has no merit and will ultimately fail. It is not possible to quantify the ultimate liability should the plaintiff prevail. Scandinavian Re is also in the preliminary stages of a dispute with one of its cedants over the level of collateralization to be provided in favor of the ceding company under the terms of the contract.

        These consolidated financial statements reflect management's opinion of the expected outcome of the disputes. However, there is uncertainty surrounding the outcome of the disputes and there is no assurance that final results will be as expected.

Reinsurance Intermediaries

        During the years ended December 31, 2004, 2005 and 2006, the Company received no more than 10% of its gross reinsurance premiums from any individual ceding company. During the years ended December 31, 2004, 2005 and 2006, the Company received approximately 45%, 38%, and 41% of its gross reinsurance written premiums from three major, third-party reinsurance intermediaries as follows: (1) AON Re—19%, 17%, 19%; (2) Benfield—14%, 13%, 12%; and (3) Guy Carpenter—12%, 8%, 10%.

Limited Partnerships

        As of December 31, 2006, the Company had approximately $49.1 million of unfunded commitments in regards to its investments in limited partnerships.

NOTE 13. Income Taxes

        The Company is domiciled in Bermuda and has subsidiaries domiciled in several countries. The majority of the Company's worldwide operations are domiciled and subject to tax in the United States of America, Sweden, Luxembourg, Ireland, and Bermuda. Income earned or losses incurred by non-U.S. companies will generally be subject to an overall effective tax rate lower than that imposed by the United States.

        The components of the income tax provision (benefit) for the years ended December 31, 2004, 2005 and 2006 consisted of the following (in millions):

	2004	2005	2006
Current tax provision (benefit):
US	$(2.6)	$(22.1)	$(1.2)
Non-US	21.1	40.5	17.9

Total current tax provision	18.5	18.4	16.7
Deferred tax provision (benefit):
US	10.2	(28.5)	(25.2)
Non-US	(6.3)	(31.9)	53.8

Total deferred tax provision (benefit)	3.9	(60.4)	28.6

Total income tax provision (benefit)	$22.4	$(42.0)	$45.3

Net US income tax (payments) recoveries	$(30.3)	$9.3	$44.1

Net Non-US income tax (payments)	$(20.0)	$(24.7)	$(42.0)

        Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the carrying amounts for tax purposes. An outline of the significant components of the Company's deferred tax assets and liabilities follows (in millions):

	December 31, 2005			December 31, 2006
	US	Non-US	Total	US	Non-US	Total
Deferred income tax assets related to:
Loss reserves	$82.9	$51.7	$134.6	$65.6	$39.7	$105.3
Net operating losses and tax credit carryforwards	11.5	49.7	61.2	13.7	53.1	66.8
Olympus Indemnity Agreement	—	—	—	48.0	—	48.0
Deferred Interest	9.6	—	9.6	18.9	—	18.9
Unearned insurance and reinsurance premiums	18.5	—	18.5	15.1	—	15.1
Compensation and benefit accruals	13.4	0.2	13.6	13.2	0.5	13.7
Deferred gain on reinsurance contracts	13.9	—	13.9	11.2	—	11.2
Allowance for doubtful accounts	3.8	—	3.8	0.7	—	0.7
Foreign currency translations on investments and other assets	1.5	0.3	1.8	—	—	—
Other items	0.6	0.5	1.1	—	—	—

Total deferred income tax assets	155.7	102.4	258.1	186.4	93.3	279.7

Deferred income tax liabilities related to:
Safety reserve	—	260.2	260.2	—	350.8	350.8
Deferred acquisition costs	22.0	—	22.0	21.0	—	21.0
Net unrealized investment gains (losses)	10.8	(0.5)	10.3	10.5	0.1	10.6
Foreign currency translations on investments and other assets	—	—	—	—	1.8	1.8
Other items	0.3	—	0.3	8.7	(1.3)	7.4

Total deferred income tax liabilities	33.1	259.7	292.8	40.2	351.4	391.6

Net deferred tax asset (liability) before valuation allowance	122.6	(157.3)	(34.7)	146.2	(258.1)	(111.9)
Valuation allowance	—	(75.1)	(75.1)	—	(54.8)	(54.8)

Net deferred tax asset (liability)	$122.6	$(232.4)	$(109.8)	$146.2	$(312.9)	$(166.7)

        At December 31, 2006, there were US net operating loss carryforwards of approximately $39.1 million. These losses are subject to an annual limitation on utilization under Internal Revenue Code Section 382 and will expire as follows: $7.9 million in 2008, $15.1 million in 2021, $6.2 million in 2023, $0.1 million in 2024, $8.1 million in 2025 and $1.7 million in 2026. There were $50.1 million in net operating loss carryforwards available to reduce Swedish taxable income relating to Scandinavian Re. These net operating loss carryforwards expire as follows: $12.3 million in 2007, and $14.9 million in 2008 and $22.9 million in 2009. At December 31, 2006, a valuation allowance of approximately $54.8 million was recorded for net operating loss carryforwards and loss reserve discounting relating to Scandinavian Re. The Company believes that it is more likely than not that these assets will not be realized and has therefore established a full valuation against them. The change in the valuation allowance from 2005 to 2006 relates primarily to current year NOL utilization of $(7.3) million, and the effect of net operating loss carryforwards that expired in 2006 of $(12.0) million.

        A reconciliation of taxes calculated using a 35% statutory rate for the US operations and a weighted average rate for the non-US operations to the income tax provisions on pre-tax income (loss) is presented below (in millions) for the years ended December 31, 2004, 2005 and 2006. The weighted average rate has been calculated using pre-tax income (loss) in each non-US tax jurisdiction multiplied by that tax jurisdiction's applicable statutory rate.

	Year ended 2004			Year ended 2005			Year ended 2006
	US	Non-US	Total	US	Non-US	Total	US	Non-US	Total
Income tax (benefit) at the statutory rate	$6.1	$22.7	$28.8	$(49.0)	$13.2	$(35.8)	$(25.0)	$79.7	$54.7
Differences in taxes resulting from:
Tax reserve adjustments	6.2	—	6.2	4.6	—	4.6	(1.4)	1.2	(0.2)
Tax return adjustments	0.7	—	0.7	3.0	(1.1)	1.9	1.0	1.0	2.0
Sale of subsidiary—basis difference	—	—	—	—	—	—	(1.0)	—	(1.0)
Goodwill and purchase price adjustments	(4.2)	—	(4.2)	(8.0)	1.4	(6.6)	—	(2.4)	(2.4)
Tax exempt interest and dividends	(0.9)	—	(0.9)	(1.3)	—	(1.3)	(0.8)	—	(0.8)
Foreign exchange gains (losses)	—	(4.9)	(4.9)	—	5.8	5.8	—	—	—
Change in valuation allowance	—	(3.0)	(3.0)	—	(11.8)	(11.8)	—	(7.8)	(7.8)
Other, net	(0.3)	—	(0.3)	0.1	1.1	1.2	0.8	—	0.8

Total income tax (benefit) on pre-tax income or loss	$7.6	$14.8	$22.4	$(50.6)	$8.6	$(42.0)	$(26.4)	$71.7	$45.3

        The US federal income tax returns of the US companies are routinely audited by taxing authorities. For federal income tax purposes, years 2003 through 2005 are currently under examination. All years prior to 2003 have been settled. The Swedish income tax returns of the Swedish companies have been settled or closed for all tax years through 1999. Tax years 2000 through 2005 are open but not currently under audit. In management's opinion, adequate tax liabilities have been established for all open tax years. These liabilities could be revised in the future if estimates of the Company's ultimate liability change.

NOTE 14. Debt

        In November 2006, White Mountains and the Company, as co-borrowers and co-guarantors, established a $500 million revolving credit facility that matures in November of 2011 (the "WTM Bank Facility"). We have not drawn upon the facility but we guarantee the approximately $320 million White Mountains has drawn on the facility.

        The WTM Bank Facility contains various affirmative, negative and financial covenants which White Mountains and the Company consider to be customary for such borrowings and includes maintaining certain minimum net worth, maximum debt to capitalization and minimum interest coverage standards for White Mountains. Failure to meet one or more of these covenants could result in an event of default, which ultimately could eliminate availability under the facility and result in acceleration of principal repayment on any amounts outstanding. At December 31, 2006, White Mountains and the

Company were in compliance with all of the covenants under the WTM Bank Facility and anticipate continued compliance with these covenants for the foreseeable future.

        In connection with its acquisition of the Sierra Group on March 31, 2004, Folksamerica Holdings entered into a $62.0 million purchase note (the "Sierra Note"), $58.0 million of which will be adjusted over its approximate six-year term to reflect favorable or adverse loss reserve development on the acquired reserve portfolio and run-off of remaining policies in force (mainly workers' compensation business) as well as certain other balance sheet protections. Since the closing of the acquisition, the Sierra Note has been reduced by $34.8 million as a result of adverse development on the acquired reserves and run-off of unearned premium; $12.0 million, $22.8 million and $0 million was written off in 2004, 2005 and 2006, respectively. Interest will accrue on the unpaid balance of the Sierra Note at a rate of 4.0% per annum, compounded quarterly, and will be payable at its maturity. The Company owed $27.2 million on the Sierra Note as of December 31, 2006. The Sierra Note matures on December 31, 2009.

        Total interest expense incurred by the Company for its indebtedness was $10.1 million, $2.3 million and $3.9 million during 2004, 2005 and 2006, respectively. Total interest paid by the Company for its indebtedness was $1.9 million, $0.4 million and $2.8 million during 2004, 2005 and 2006, respectively.

NOTE 15. Comprehensive Income (Loss)

        The components of comprehensive income (loss) for the years ended December 31, 2004, 2005 and 2006 are shown in the following table (in millions):

	2004	2005	2006
Net income	$279.1	$65.5	$281.6
Other comprehensive income (loss), before tax:
Foreign currency translation adjustments	25.2	(44.7)	46.4
Unrealized gains (losses) on securities arising during the period	155.1	(14.6)	23.3
Reclassification adjustment for realized losses included in net income	(45.5)	(81.9)	(59.2)

Other comprehensive income (loss), before tax	134.8	(141.2)	10.5
Income tax expense related to items of other comprehensive income (loss):
Tax (expense) benefit from unrealized gains arising during the period	(38.3)	4.1	(11.4)
Tax benefit from realized losses included in net income	8.3	27.3	18.6

Income tax expense related to items of other comprehensive income (loss):	(30.0)	31.4	7.2

Other comprehensive income (loss), net of tax	104.8	(109.8)	17.7

Comprehensive income (loss)	$383.9	$(44.3)	$299.3

        The following table shows the components of the change in accumulated other comprehensive income for years ending December 31, 2005 and 2006 (in millions):

	2005		2006
Beginning balance of accumulated other comprehensive income		$149.4		$29.9
Beginning balance of foreign currency translation adjustments	$23.8		$(20.9)
Current period change in foreign currency translation adjustments	(44.7)	(44.7)	46.4	46.4

Ending balance of foreign currency translation adjustments	$(20.9)		$25.5

Beginning balance of unrealized gains on securities	$125.6		$50.8
Current period change in unrealized gains on securities	(65.1)	(65.1)	(28.7)	(28.7)
Current period change in unrealized gains on securities—dividends	(9.7)	(9.7)	—	—
Cumulative effect adjustment—hybrid instruments (see Note 3)	—	—	(0.7)	(0.7)

Ending balance of unrealized gains on securities	$50.8		$21.4

Current period change in accumulated other comprehensive income		(119.5)		17.0

Ending balance of accumulated other comprehensive income		$29.9		$46.9

NOTE 16. Statutory Capital and Surplus

        The Company's operations are subject to regulation and supervision in each of the jurisdictions where they are domiciled and licensed to conduct business. Generally, regulatory authorities have broad supervisory and administrative powers over such matters as licenses, standards of solvency, premium rates, policy forms, investments, security deposits, methods of accounting, form and content of financial statements, reserves for unpaid loss and LAE, reinsurance, minimum capital and surplus requirements, dividends and other distributions to shareholders, periodic examinations and annual and other report filings.

US

        In the United States of America, individual states regulate and oversee the Company's US insurance operating subsidiaries. In general, such regulation is for the protection of policyholders rather than shareholders. Over the last several years most states have implemented laws that establish standards for current, as well as continued, state accreditation. In addition, the National Association of Insurance Commissioners uses risk-based capital ("RBC") standards for property and casualty insurers as a means of monitoring certain aspects affecting the overall financial condition of insurance companies. At December 31, 2006, the Company's active U.S. operating subsidiaries exceeded their respective RBC requirements.

        As part of its general regulatory oversight process, the State's Insurance Departments usually conduct financial condition examinations of domiciled insurers and reinsurers every three to five years, or at such other times as is deemed appropriate by the Insurance Commissioner. The New York Department of Insurance conducted a financial condition examination of FRC for the years 2000 through 2004. This examination was concluded in 2006 but no report has been issued as of February 2007. The Company does not expect the report to contain any material adverse findings. In addition, the California Department of Insurance has begun its financial condition examination of CCIC for the years 2003 through 2005. This examination is expected to be concluded during 2007.

        FRC's policyholder's surplus, as reported to various regulatory authorities as of December 31, 2005 and 2006 was $1,074.2 million and $1,153.3 million, respectively. FRC's statutory net income (loss) for the years ended December 31, 2004, 2005 and 2006 was ($1.0) million, ($81.7) million and $46.9 million, respectively. The principal differences between FRC's statutory amounts and the amounts reported in accordance with US GAAP include deferred acquisition costs, deferred taxes, gains recognized under retroactive reinsurance contracts and market value adjustments for debt securities. FRC's statutory policyholders' surplus at December 31, 2006 was in excess of the minimum requirements of relevant state insurance regulations.

Non-US

        Sirius International is subject to regulation and supervision by the Swedish Financial Supervisory Authorities (the "FSA"). As Sweden is a member of the European Union (the "EU"), this supervision covers all locations within the EU. Generally, the FSA has broad supervisory and administrative powers over such matters as licenses, standards of solvency, investments, method of accounting, form and content of financial statements, minimum capital and surplus requirements, annual and other report filings. In general, such regulation is for the protection of policyholders rather than shareholders. The Company believes that it is in compliance with all applicable laws and regulations pertaining to its business that would have a material effect on its financial position in the event of non-compliance.

Dividend Capacity

        Under the insurance laws of the jurisdictions under which the Company's reinsurance operating subsidiaries are domiciled, a reinsurer is restricted with respect to the timing or the amount of dividends it may pay without prior approval by regulatory authorities. Accordingly, there can be no assurance regarding the amount of such dividends that may be paid by such subsidiaries in the future. Following is a description of the ability of the Company's reinsurance operating subsidiaries to pay dividends to the Company and certain of its intermediate holding companies:

FRC:

        FRC has the ability to pay dividends during any 12-month period without the prior approval of regulatory authorities in an amount equal to the lesser of net investment income, as defined by statute, or 10% of statutory surplus, in both cases as most recently reported to regulatory authorities, subject to the availability of earned surplus. Based upon December 31, 2006 statutory surplus of $1,153.3 million, FRC would have the ability to pay approximately $115.3 million of dividends during 2007 without prior approval of regulatory authorities, subject to the availability of earned surplus. As of December 31,

2006, FRC had $0.6 million of earned surplus. During 2006, FRC did not pay any dividends to the Company or any intermediary holding companies.

Sirius International:

        Sirius International has the ability to pay dividends subject to the availability of unrestricted statutory surplus. Historically, Sirius International has allocated the majority of its earnings to the safety reserve. As of December 31, 2006, Sirius International had no unrestricted statutory surplus. In accordance with provisions of Swedish law, Sirius International is permitted to transfer up to the full amount of its pre-tax income, subject to certain limitations, into an untaxed reserve referred to as a safety reserve, which amounted to $1.3 billion at December 31, 2006. Under GAAP, an amount equal to the safety reserve, net of the related deferred tax liability established at the Swedish tax rate of 28%, is classified as shareholder's equity. Generally, this deferred tax liability is only required to be paid by Sirius International if it fails to maintain predetermined levels of premium writings and loss reserves in future years. As a result of the indefinite deferral of these taxes, Swedish regulatory authorities do not apply any taxes to the safety reserve when calculating solvency capital under Swedish insurance regulations. Accordingly, under local statutory requirements, an amount equal to the deferred tax liability on Sirius International's safety reserve ($351 million at December 31, 2006) is included in solvency capital.

Other:

        WMRUS has the ability to distribute its 2007 earnings without restriction. During 2006, WMRUS paid $14 million of cash dividends to its immediate parent.

        In addition, as of December 31, 2006, White Mountains Re and its intermediate holding companies had an additional $56.8 million of unrestricted cash and fixed maturity investments outside of FRC, Sirius and WMRUS. During 2006, White Mountains Re paid $45.8 million of dividends to its immediate parent.

NOTE 17. Shareholder's Equity

Capital Contributions

        White Mountains contributed a total of $250 million and $106 million in cash and investments to the Company during 2005 and 2006, respectively. The 2005 contributions were in the form of promissory notes issued by White Mountains to Folksamerica Holdings, the first issued on September 21, 2005, for $150 million, and the second issued on December 27, 2005, for $100 million. On December 30, 2005, White Mountains contributed both promissory notes to the Company and the notes were subsequently cancelled. Included in the 2006 contributions is the deferred gain of $4 million on the sale of Symetra common stock to White Mountains and the deferred gain of $2 million on the sale of Sirius America.

Dividends

        During 2004, 2005 and 2006, the Company paid in dividends approximately $15.9 million, $97.7 million and $45.8 million, in cash and investments from its various holding companies to White Mountains, respectively.

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